                                                                       EXHIBIT A




                                CREDIT AGREEMENT

                            DATED AS OF JUNE 12, 1996

                             AS AMENDED AND RESTATED

                             AS OF FEBRUARY 14, 1997

                       AND AS FURTHER AMENDED AND RESTATED

                            AS OF SEPTEMBER 16, 1997

                                      AMONG

                          JACOR COMMUNICATIONS COMPANY,

                            THE LENDERS PARTY HERETO,

                           THE CO-AGENTS PARTY HERETO,

                         THE LEAD MANAGERS PARTY HERETO,

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
              (as successor by merger to Bank of America Illinois),
                              AS SYNDICATION AGENT,

                                 BANQUE PARIBAS,
                             AS DOCUMENTATION AGENT,

                                       AND

                            THE CHASE MANHATTAN BANK,
                             AS ADMINISTRATIVE AGENT
                        --------------------------------

                              CHASE SECURITIES INC.
                                   AS ARRANGER

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
                                    Article I

                                   DEFINITIONS . . . . . . . . . . .      1


                                   Article II

                                   THE CREDITS

Section 2.1    Revolving Loans . . . . . . . . . . . . . . . . . . .     28
Section 2.2    Term Loans. . . . . . . . . . . . . . . . . . . . . .     28
Section 2.3    Interest. . . . . . . . . . . . . . . . . . . . . . .     29
Section 2.4    Applicable Margin . . . . . . . . . . . . . . . . . .     30
Section 2.5    Borrowing Notice. . . . . . . . . . . . . . . . . . .     31
Section 2.6    Disbursement of Funds . . . . . . . . . . . . . . . .     31
Section 2.7    Interest Periods, etc.. . . . . . . . . . . . . . . .     32
Section 2.8    Mandatory Principal Payments. . . . . . . . . . . . .     33
Section 2.9    Optional Principal Payments and Reductions
                    of Commitments . . . . . . . . . . . . . . . . .     37
Section 2.10   Method and Place of Payment . . . . . . . . . . . . .     38
Section 2.11   Fees. . . . . . . . . . . . . . . . . . . . . . . . .     38
Section 2.12   Evidence of Debt. . . . . . . . . . . . . . . . . . .     38
Section 2.13   Minimum Advances. . . . . . . . . . . . . . . . . . .     39
Section 2.14   Eurodollar Rate Conversion and Continuation . . . . .     39
Section 2.15   Lending Offices . . . . . . . . . . . . . . . . . . .     39
Section 2.16   Non-Receipt of Funds by the Agent . . . . . . . . . .     40
Section 2.17   Collateral Security . . . . . . . . . . . . . . . . .     40
Section 2.18   Further Assistance. . . . . . . . . . . . . . . . . .     41
Section 2.19   Use of Proceeds . . . . . . . . . . . . . . . . . . .     42
Section 2.20   Issuance of Letters of Credit, etc. . . . . . . . . .     42
Section 2.21   Letter of Credit Fees . . . . . . . . . . . . . . . .     43
Section 2.22   Obligation of the Company Absolute, etc.. . . . . . .     43
Section 2.23   Cash Collateral . . . . . . . . . . . . . . . . . . .     44


                                   Article III

                             CHANGE IN CIRCUMSTANCES

Section 3.1    Yield Protection. . . . . . . . . . . . . . . . . . .     45
Section 3.2    Taxes . . . . . . . . . . . . . . . . . . . . . . . .     45
Section 3.3    Availability of Rate Options. . . . . . . . . . . . .     47
Section 3.4    Funding Indemnification . . . . . . . . . . . . . . .     48
Section 3.5    Lender Certificates; Survival of Indemnity. . . . . .     48


                                   Article IV

                              CONDITIONS PRECEDENT

Section 4.1    Conditions Precedent to All Loans . . . . . . . . . .     48


                                    Article V

                         REPRESENTATIONS AND WARRANTIES

Section 5.1    Corporate Existence and Standing. . . . . . . . . . .     50
Section 5.2    Authorization and Validity. . . . . . . . . . . . . .     50
Section 5.3    No Conflict; Government Consent, etc. . . . . . . . .     50
Section 5.4    Financial Statements. . . . . . . . . . . . . . . . .     51

Section 5.5    Material Adverse Change . . . . . . . . . . . . . . .     51
Section 5.6    Taxes . . . . . . . . . . . . . . . . . . . . . . . .     51
Section 5.7    Litigation and Contingent Obligations . . . . . . . .     51
Section 5.8    Environmental Matters . . . . . . . . . . . . . . . .     52
Section 5.9    ERISA . . . . . . . . . . . . . . . . . . . . . . . .     52
Section 5.10   Accuracy of Information . . . . . . . . . . . . . . .     53
Section 5.11   Margin Regulations. . . . . . . . . . . . . . . . . .     53
Section 5.12   Materially Burdensome Agreements. . . . . . . . . . .     53
Section 5.13   Compliance with Laws; Franchises and Licenses . . . .     54
Section 5.14   Ownership of Properties . . . . . . . . . . . . . . .     55
Section 5.15   Location of Properties. . . . . . . . . . . . . . . .     55
Section 5.16   Investment Company Act. . . . . . . . . . . . . . . .     55
Section 5.17   Public Utility Holding Company Act. . . . . . . . . .     55
Section 5.18   Capital Structure . . . . . . . . . . . . . . . . . .     55
Section 5.19   Collateral Assignments. . . . . . . . . . . . . . . .     56
Section 5.20   Excluded Subsidiaries, etc. . . . . . . . . . . . . .     56
Section 5.21   Labor Matters . . . . . . . . . . . . . . . . . . . .     56
Section 5.22   Solvency. . . . . . . . . . . . . . . . . . . . . . .     57
Section 5.23   Security Interests and Liens. . . . . . . . . . . . .     57
Section 5.24   Effectiveness Date Transactions . . . . . . . . . . .     57
Section 5.25   Call Letters; Patents, Trademarks, etc. . . . . . . .     57
Section 5.26   No Default. . . . . . . . . . . . . . . . . . . . . .     58
Section 5.27   Brokers' Fees . . . . . . . . . . . . . . . . . . . .     58
Section 5.28   Insurance . . . . . . . . . . . . . . . . . . . . . .     58
Section 5.29   Subsidiary Agreements . . . . . . . . . . . . . . . .     58
Section 5.30   Termination of Certain Arrangements . . . . . . . . .     58

                                   Article VI

                                    COVENANTS

Section 6.1    Financial Reporting . . . . . . . . . . . . . . . . .     59
Section 6.2    Notice of Default, Litigation etc.. . . . . . . . . .     61
Section 6.3    Financial Ratios. . . . . . . . . . . . . . . . . . .     62
Section 6.4    Conduct of Business; Maintenance of Licenses. . . . .     63
Section 6.5    Taxes . . . . . . . . . . . . . . . . . . . . . . . .     63
Section 6.6    Insurance . . . . . . . . . . . . . . . . . . . . . .     63
Section 6.7    Compliance with Laws and FCC Filings in
                    Connection with Loan Documents . . . . . . . . .     64
Section 6.8    Maintenance of Properties . . . . . . . . . . . . . .     64
Section 6.9    Inspection, etc.. . . . . . . . . . . . . . . . . . .     64
Section 6.10   Restricted Payments . . . . . . . . . . . . . . . . .     64
Section 6.11   Indebtedness. . . . . . . . . . . . . . . . . . . . .     65
Section 6.12   Merger. . . . . . . . . . . . . . . . . . . . . . . .     66
Section 6.13   Sale of Assets. . . . . . . . . . . . . . . . . . . .     67
Section 6.14   Sale and Leaseback. . . . . . . . . . . . . . . . . .     69
Section 6.15   Investments and Acquisitions. . . . . . . . . . . . .     69
Section 6.16   Guaranties. . . . . . . . . . . . . . . . . . . . . .     71
Section 6.17   Liens . . . . . . . . . . . . . . . . . . . . . . . .     71
Section 6.18   Capital Expenditures. . . . . . . . . . . . . . . . .     72
Section 6.19   Rentals . . . . . . . . . . . . . . . . . . . . . . .     73
Section 6.20   Affiliates. . . . . . . . . . . . . . . . . . . . . .     73
Section 6.21   Management Fees . . . . . . . . . . . . . . . . . . .     73
Section 6.22   Interest Rate Protection, etc.. . . . . . . . . . . .     74
Section 6.23   Certain Agreements. . . . . . . . . . . . . . . . . .     74
Section 6.24   Fiscal Year; Fiscal Quarter . . . . . . . . . . . . .     75
Section 6.25   Amendment to Other Agreements . . . . . . . . . . . .     75
Section 6.26   Subsidiary Operations . . . . . . . . . . . . . . . .     75
Section 6.27   FCC Licenses. . . . . . . . . . . . . . . . . . . . .     75
Section 6.28   Deposit Accounts. . . . . . . . . . . . . . . . . . .     75
Section 6.29   Collateral Assignment . . . . . . . . . . . . . . . .     75
Section 6.30   Acquisitions and Guarantees by Parent . . . . . . . .     75


                                   Article VII

                                    DEFAULTS

Section 7.1    Breach of Representation or Warranty. . . . . . . . .     76
Section 7.2    Failure to Make Payments. . . . . . . . . . . . . . .     76
Section 7.3    Breach of Certain Covenants . . . . . . . . . . . . .     76
Section 7.4    Other Defaults. . . . . . . . . . . . . . . . . . . .     76
Section 7.5    Default Under Other Agreements. . . . . . . . . . . .     76
Section 7.6    Bankruptcy, etc.. . . . . . . . . . . . . . . . . . .     76
Section 7.7    Appointment of Receiver . . . . . . . . . . . . . . .     77
Section 7.8    Condemnation, etc.. . . . . . . . . . . . . . . . . .     77
Section 7.9    Judgments . . . . . . . . . . . . . . . . . . . . . .     77
Section 7.10   ERISA . . . . . . . . . . . . . . . . . . . . . . . .     77
Section 7.11   Default Under Loan Documents. . . . . . . . . . . . .     78
Section 7.12   Guarantees. . . . . . . . . . . . . . . . . . . . . .     78
Section 7.13   Collateral Documents. . . . . . . . . . . . . . . . .     78
Section 7.14   Licenses. . . . . . . . . . . . . . . . . . . . . . .     78
Section 7.15   Liens . . . . . . . . . . . . . . . . . . . . . . . .     79
Section 7.16   Change of Control . . . . . . . . . . . . . . . . . .     79
Section 7.17   Prepayment or Redemption with respect to Certain
                    Indebtedness . . . . . . . . . . . . . . . . . .     79
Section 7.18   Intentionally Deleted . . . . . . . . . . . . . . . .     79

                                  Article VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 8.1    Acceleration. . . . . . . . . . . . . . . . . . . . .     80
Section 8.2    Amendments. . . . . . . . . . . . . . . . . . . . . .     80
Section 8.3    Preservation of Rights. . . . . . . . . . . . . . . .     82


                                   Article IX

                               GENERAL PROVISIONS

Section 9.1    Survival of Representations . . . . . . . . . . . . .     82
Section 9.2    Governmental Regulation . . . . . . . . . . . . . . .     82
Section 9.3    Taxes . . . . . . . . . . . . . . . . . . . . . . . .     83
Section 9.4    Headings. . . . . . . . . . . . . . . . . . . . . . .     83
Section 9.5    Entire Agreement. . . . . . . . . . . . . . . . . . .     83
Section 9.6    Several Obligations . . . . . . . . . . . . . . . . .     83
Section 9.7    Expenses; Indemnification . . . . . . . . . . . . . .     83
Section 9.8    Numbers of Documents. . . . . . . . . . . . . . . . .     84
Section 9.9    Accounting. . . . . . . . . . . . . . . . . . . . . .     84
Section 9.10   Severability of Provisions. . . . . . . . . . . . . .     84
Section 9.11   Non-liability of Lender . . . . . . . . . . . . . . .     84
Section 9.12   CHOICE OF LAW . . . . . . . . . . . . . . . . . . . .     84
Section 9.13   CONSENT TO JURISDICTION . . . . . . . . . . . . . . .     84
Section 9.14   Counterparts. . . . . . . . . . . . . . . . . . . . .     85
Section 9.15   Limitation of Rights. . . . . . . . . . . . . . . . .     85
Section 9.16   Limitation of Liability . . . . . . . . . . . . . . .     85
Section 9.17   Designation of Obligations as Senior Debt . . . . . .     85


                                    Article X

                                   THE AGENTS

Section 10.1   Appointment . . . . . . . . . . . . . . . . . . . . .     86
Section 10.2   Powers. . . . . . . . . . . . . . . . . . . . . . . .     86
Section 10.3   General Immunity. . . . . . . . . . . . . . . . . . .     86
Section 10.4   No Responsibility for Loans, Recitals, etc. . . . . .     86
Section 10.5   Action on Instructions of Lenders . . . . . . . . . .     86
Section 10.6   Employment of Agents and Counsel. . . . . . . . . . .     86
Section 10.7   Reliance on Documents; Counsel. . . . . . . . . . . .     87
Section 10.8   Agent's Reimbursement and Indemnification . . . . . .     87
Section 10.9   Rights as a Lender. . . . . . . . . . . . . . . . . .     87
Section 10.10  Lender Decisions. . . . . . . . . . . . . . . . . . .     87
Section 10.11  Successor Agent . . . . . . . . . . . . . . . . . . .     87
Section 10.12  Collateral Releases . . . . . . . . . . . . . . . . .     88


                                   Article XI

                            SETOFF; RATABLE PAYMENTS

Section 11.1   Setoff. . . . . . . . . . . . . . . . . . . . . . . .     88
Section 11.2   Ratable Payments. . . . . . . . . . . . . . . . . . .     88


                                   Article XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.1   Successors and Assigns. . . . . . . . . . . . . . . .     89
Section 12.2   Participations. . . . . . . . . . . . . . . . . . . .     89

Section 12.3   Assignments . . . . . . . . . . . . . . . . . . . . .     90
Section 12.4   Dissemination of Information. . . . . . . . . . . . .     91
Section 12.5   Confidentiality . . . . . . . . . . . . . . . . . . .     91


                                  Article XIII

                                     NOTICES

Section 13.1   Giving Notice . . . . . . . . . . . . . . . . . . . .     91
Section 13.2   Change of Address . . . . . . . . . . . . . . . . . .     92

                                   Article XIV

                              WAIVER OF JURY TRIAL . . . . . . . . .     92

                   EXHIBITS AND SCHEDULES TO CREDIT AGREEMENT

     EXHIBITS

     Exhibit A         -  Intentionally Deleted
     Exhibit B-1       -  Form of Collateral Assignment of the Mexican Sales
                          Agency Agreement
     Exhibit B-2       -  Form of Collateral Assignment of the Joint Sales
                          Agreements/ Local Marketing Agreements
     Exhibit C         -  Intentionally Deleted
     Exhibit D-1       -  Form of Company Pledge Agreement
     Exhibit D-2       -  Form of Subsidiary Primary Pledge Agreement
     Exhibit D-3       -  Form of Subsidiary Secondary Pledge Agreement
     Exhibit D-4       -  Form of Subsidiary First Amended and Restated
                          Secondary Pledge Agreement
     Exhibit D-5       -  Form of Parent Pledge Agreement
     Exhibit E-1       -  Intentionally Deleted
     Exhibit E-2       -  Intentionally Deleted
     Exhibit F         -  Form of Compliance Certificate
     Exhibit G-1       -  Form of Intercompany Acquisition Demand Note
     Exhibit G-2       -  Form of First Amended and Restated Intercompany
                          Acquisition Demand Note
     Exhibit H-1       -  Form of Intercompany Demand Note
     Exhibit H-2       -  Form of First Amended and Restated Intercompany Demand
                          Note
     Exhibit H-3       -  Form of Third Consolidated Amended and Restated
                          Intercompany Demand Note
     Exhibit I         -  Intentionally Deleted
     Exhibit J-1       -  Form of Subsidiary Guaranty
     Exhibit J-2       -  Form of Parent Guaranty
     Exhibit K         -  Intentionally Deleted
     Exhibit L         -  Accountant's Letter
     Exhibit M         -  Form of Assignment and Acceptance Agreement
     Exhibit N-1       -  Intentionally Deleted
     Exhibit N-2       -  Intentionally Deleted


     SCHEDULES

     Schedule I                         -    Commitments
     Schedule 1.2                       Intentionally Deleted
     Schedule 5.3                       -    No Conflict, Government Consent
     Schedule 5.7                       -    Litigation and Contingent
                                             Obligations
     Schedule 5.8(a)                    -    Environmental Claims
     Schedule 5.8(b)                    -    Presence of Material of
                                             Environmental Concern
     Schedule 5.9                       -    ERISA Matters
     Schedule 5.12                      -    Materially Burdensome Agreements
     Schedule 5.13(b)(i)                Intentionally Deleted
     Schedule 5.13(b)(ii)               Intentionally Deleted
     Schedule 5.13(c)                   Intentionally Deleted
     Schedule 5.14                      Intentionally Deleted
     Schedule 5.15(a)                   Intentionally Deleted
     Schedule 5.15(b)                   Intentionally Deleted
     Schedule 5.18(a)                   -    Capital Stock
     Schedule 5-18(b)(i)                Intentionally Deleted
     Schedule 5.18(b)                   Debt
     Schedule 5-18(b)(iii)              Intentionally Deleted
     Schedule 5.21                      -    Labor Matters
     Schedule 5.23                      -    Interests of Third Parties
     Schedule 5.25(i)                   Intentionally Deleted
     Schedule 5.25(ii)                  Intentionally Deleted
     Schedule 5.27                      Intentionally Deleted
     Schedule 5.28                      Intentionally Deleted
     Schedule 6.11(e)                   -    Existing Indebtedness
     Schedule 6.13                      -    Permitted Sale of Assets

     Schedule 6.15(f)                   -    Permitted Investments
     Schedule 6.17(h)                   Intentionally Deleted
     Schedule 6.20                      -    Permitted Affiliate Transactions

     This Credit Agreement, dated as of June 12, 1996, as amended and restated as of February 14, 1997, as further amended and restated as of September 16, 1997, is among Jacor Communications Company, a Florida corporation, the Lenders (as defined below), The Chase Manhattan Bank, as Administrative Agent, Banque Paribas, as Documentation Agent, Bank of America National Trust and Savings Association (as successor by merger to Bank of America Illinois), as Syndication Agent, the co-agents party hereto (each a "Co-Agent" and collectively, the "Co-Agents) and the lead managers party hereto (each a "Lead Manager" and collectively, the "Lead Managers"). The parties hereto agree as follows:

                                    Article I

                                   DEFINITIONS

     As used in this Agreement:

     "Acquisition" means any transaction, or any series of transactions involving related or affiliated sellers, consummated after the date of this Agreement, by which the Company or any of its Subsidiaries (or the Parent, on behalf of the Company or any of its Subsidiaries, as contemplated by
Section 6.30) (i) acquires any going business or assets of any Person (other than assets not constituting a business or business unit or a Radio Station or Television Station acquired by the Company or any of its Subsidiaries in the ordinary course of its business), whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires at least 50% in number of votes (in one transaction or as the most recent transaction in a series of transactions), of the securities or other ownership interest in any Person, other than, with respect to the Company, a Subsidiary of the Company existing on the date hereof.

     "Acquisition Certificate" means a certificate delivered pursuant to clause
(b) of the definition of "Permitted Acquisition" or clause (l) of Section 6.1, signed by an Authorized Officer of the Company in the form of a compliance certificate containing Acquisition Pro Formas with respect to one or more Acquisitions, as the case may be, and certifying (i) as to the maximum aggregate Amount of Acquisitions permitted to have been made after the Effectiveness Date under clause (c) of the definition of "Permitted Acquisition" and the aggregate Amount of all such Permitted Acquisitions (determined as provided in clause
(iii) of the first paragraph of the definition of "Permitted Acquisition") consummated after the Effectiveness Date, including, if applicable, the Amount of any such Acquisition or Acquisitions, as the case may be, (ii) as to the accuracy and completeness of the Acquisition Pro Formas attached to such certificate, (iii) as to the accuracy after giving effect to the transactions contemplated by such Acquisition Pro Formas of the matters set forth in clause
(g) and, in the event of an Acquisition of a business engaged primarily in television broadcasting (other than a Television Swap Acquisition), clause (f), of the definition of "Permitted Acquisition", and the calculations in support of such clause (g) and, if applicable, such clause (f) and (iv) that on the date of each such Acquisition contemplated by the Acquisition Certificate, both before and after giving effect to each such Acquisition, all the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (except those representations and warranties that speak only as of a different date), and no Default or Unmatured Default shall exist.

     "Acquisition Pro Formas" means, in connection with any Acquisition for which a definitive agreement has been executed or all such Acquisitions occurring during a fiscal quarter, as the case may be, by the Company or any of its Subsidiaries of a business engaged primarily in radio or television broadcasting or any materially related business, a consolidated balance sheet, profit and loss statement and cash flow statement of the Company and its Subsidiaries as of the last day of and for the most recent twelve-month period for which financial statements have been delivered pursuant to Section 6.1, each in reasonable detail and prepared in accordance with Agreement Accounting Principles consistently applied on a combined PRO FORMA basis after giving effect to, as applicable, (i) each proposed Acquisition for which a definitive agreement has been executed at the time of delivery of the applicable Acquisition Pro Formas and any related increase in Total Debt or (ii) in the case of an Acquisition or a series of related Acquisitions in an Amount in excess of $100,000,000, solely the proposed Acquisition(s) and any related increase in Total Debt, in the case of either (i) or (ii) above as if each applicable Acquisition had been consummated, and all applicable Indebtedness issued or incurred, as of the first day of such period.

     "Administrative Agent" means The Chase Manhattan Bank in its capacity as administrative agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Company on the same Borrowing Date, at the same Rate Option and, in the case of Eurodollar Rate borrowings hereunder, for the same Interest Period.

     "Affiliate" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Person specified, whether by contract, understanding or otherwise. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agents" means the collective reference to the Administrative Agent, the Documentation Agent and the Syndication Agent.

     "Aggregate Revolving Loan Commitment" means, at any time of determination, the aggregate of the Revolving Loan Commitments of each of the Lenders at such time.

     "Agreement" means this Credit Agreement, as it may be amended, modified, supplemented or restated and in effect from time to time.

     "Agreement Accounting Principles" means United States generally accepted principles of accounting as in effect on, and applied in a manner consistent with, those used in preparing the audited December 31, 1996 consolidated financial statements of the Parent and its Subsidiaries.

     "Amendments" is defined in Section 8.2.

     "Amount" means, with respect to any Acquisition, all consideration paid in respect thereof, including consideration in the form of cash, property (as valued at the time of such Acquisition) or the assumption of Indebtedness or other obligations.

     "Annual Management Fee" is defined in Section 6.21(c).

     "Applicable Margin" means the respective percentages for each Rate Option determined in accordance with the terms of Section 2.4.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means, with respect to any Person, any of the Chairman of the Board, the President, the Treasurer, the Chief Financial Officer or the Vice-President of Finance of such Person, acting singly.

     "Bank of America" means Bank of America National Trust and Savings Association (as successor by merger to Bank of America Illinois) in its individual capacity, and its successors and assigns.

     "Banque Paribas" means Banque Paribas in its individual capacity, and its successors and assigns.

     "Base Rate" means a rate per annum at any time equal to the greater of (i) the base rate or prime rate of interest announced by the Administrative Agent from time to time, changing when and as said base rate or prime rate changes and
(ii) the Federal Funds Rate plus  1/2 of 1% per annum.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.5.

     "Broadcast Cash Flow" means, with respect to the Company and its consolidated Subsidiaries, for any period of calculation the remainder of (x) the revenue for such period which is classified as net revenue in the profit and loss statements delivered pursuant to Sections 6.1(a) and 6.1(b) minus (y) those expenses which are classified as operating expenses (other than interest expense, depreciation, amortization, corporate general and administrative expense and noncash extraordinary items) for such period in the profit and loss statements delivered pursuant to Sections 6.1(a) and 6.1(b).

     "Business Day" means (i) with respect to any borrowing, payment or selection in respect of any Eurodollar Loan, a day other than Saturday or Sunday on which banks are open for business in Chicago and New York and on which dealings in U.S. Dollars are carried on in the interbank eurodollar market and
(ii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago and New York.

     "Capital Expenditures" means, for any period, the sum of expenditures (whether paid in cash or accrued as a liability, including the portion of Capitalized Leases that is capitalized on the consolidated balance sheet of the Company and its Subsidiaries during such period) by the Company and its Subsidiaries during such period that, in conformity with Agreement Accounting Principles, are included in "capital expenditures", "additions to property, plant or equipment" or comparable items in the consolidated financial statements of the Company and its Subsidiaries.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "Capitalized Lease" of a Person means any lease of property by such Person as lessee which should be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which should be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Cash Collateralize" means the pledge and deposit with or delivery to the Administrative Agent, for the benefit of the Agents, the Issuing Banks and the Lenders, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Banks; such documentation shall irrevocably authorize the Administrative Agent to apply such cash collateral to reimbursement of the Issuing Banks for draws under Letters of Credit as and when occurring, and in all cases to payment of other Obligations as and when due. Cash collateral shall be maintained in blocked deposit accounts at the Administrative Agent or a Lender.

     "Cash Equivalents" means (i) securities issued directly or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (ii) time deposits and certificates of deposit with, and commercial paper issued by the parent corporation of, any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition.

     "Cash Interest Expense" means, for any fiscal period of the Company, the interest expense (including, without limitation, interest expense attributable to Capitalized Leases in accordance with Agreement Accounting Principles) of the Company and its Subsidiaries for such period, PLUS all expenses incurred by the Company or its Subsidiaries in connection with the payment of fees under any agreement relating to indebtedness during such period (other than fees paid or payable during such period pursuant to Section 2.11(a) or (b)), MINUS, to the extent included in the foregoing, any such interest or fee expense not paid or payable in cash during such period, MINUS interest income earned and received by the Company or its Subsidiaries during such period, PLUS any such interest or fee expense accrued but not paid by the Company or its Subsidiaries during any previous period and paid during such period, in each case determined on a consolidated basis in accordance with Agreement Accounting Principles.

     "Collateral" means the collective reference to the "Collateral" under and as defined in each of the Collateral Documents.

     "Collateral Assignment" means, with respect to each Joint Sales Agreement and Local Marketing Agreement, subject to Section 6.29, an assignment agreement, substantially in the form of Exhibit B-2 hereto, with such changes thereto as the Administrative Agent may agree to, providing for the assignment by the Company or a Subsidiary of the Company, as the case may be, of all of its right, title and interest in such Joint Sales Agreement or Local Marketing Agreement, in favor of the Administrative Agent for the ratable benefit of the Lenders, duly completed, executed and delivered to the Administrative Agent by the Company and, duly acknowledged by the other party (or parties) to such

Joint Sales Agreement or Local Marketing Agreement, as the same may be amended, modified, supplemented or restated and in effect from time to time.

     "Collateral Documents" means, collectively, the Parent Guaranty, the Parent Pledge Agreement, the Subsidiary Guaranty, the Company Pledge Agreement, the Subsidiary Pledge Agreements, the Mexican Assignment Agreement, the Collateral Assignments, each other document or agreement executed and delivered pursuant to
Section 2.17 and all ancillary documentation and agreements required thereunder or executed and/or delivered by the Parent, the Company or any of its Subsidiaries to the Administrative Agent or any Lender in connection therewith.

     "Commitment Fee Rate" means, at any time of determination, a rate per annum equal to (i) if the Leverage Ratio is greater than or equal to 5.5 to 1.0 at such time, 0.375% and (ii) if the Leverage Ratio is less than 5.5 to 1.0 at such time, 0.250%. The Commitment Fee Rate shall be subject to adjustment (upwards or downwards, as appropriate) based on the Leverage Ratio at the end of each of the first three fiscal quarters and the fiscal year of the Company. For purposes of determining the Commitment Fee Rate, the Leverage Ratio shall be determined
(i) in the case of determinations made with respect to the first three fiscal quarters of the Company's fiscal year, by reference to the quarterly financial statements of such fiscal quarter and the Compliance Certificate for such fiscal quarter delivered pursuant to Sections 6.1(b) and (d) and (ii) in the case of determinations made with respect to the last fiscal quarter of the Company's fiscal year, by reference to the financial statements and Compliance Certificate delivered by the Company pursuant to Sections 6.1(a) and (d). The adjustment, if any, to the Commitment Fee Rate shall be effective commencing on the Business Day of the delivery of such quarterly or annual financial statements and Compliance Certificate and shall be effective only for the period subsequent to such date. In the event that the Company shall at any time fail to furnish to the Lenders the financial statements and Compliance Certificate required to be delivered pursuant to Section 6.1(a), (b) or (d), the maximum Commitment Fee Rate shall apply until such time as such financial statements and Compliance Certificate are so delivered to the Administrative Agent.

     "Commitments" means, for each Lender, its Revolving Loan Commitment and its Term Loan Commitment.

     "Communications Act" means the Communications Act of 1934, as amended.

     "Company" means Jacor Communications Company and its successors and assigns.

     "Company Pledge Agreement" means the pledge agreement in substantially the form of Exhibit D-1 hereto, as duly completed, executed and delivered to the Administrative Agent by the Company, as the same may be amended, modified, supplemented or restated and in effect from time to time.

     "Compliance Certificate" means a compliance certificate in substantially the form of Exhibit F hereto, with appropriate insertions, signed by an Authorized Officer of the Company, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, describing the nature thereof and any action the Company is taking or proposes to take with respect thereto.

     "Conversion/Continuation Notice" is defined in Section 2.14(b).

     "Current Assets" means, at any time, the current assets (other than deferred tax, cash and cash equivalents of the Company and its Subsidiaries at such time), determined on a consolidated basis in accordance with Agreement Accounting Principles.

     "Current Fiscal Year" is defined in Section 6.10.

     "Current Liabilities" means, at any time, the current liabilities (other than the current portion of all long-term Indebtedness of the Company and its Subsidiaries at such time and other than deferred tax items), determined on a consolidated basis in accordance with Agreement Accounting Principles.

     "Debt Cash Proceeds" means all cash proceeds received by the Company or any of its Subsidiaries from the incurrence of, or the issuance of any instruments relating to, any Indebtedness (other than (i) the Senior Subordinated Debt and (ii) Indebtedness borrowed by the Company under this Agreement), in each case net of underwriting discounts, commissions and other reasonable fees, costs and expenses associated therewith.

     "Default" means the occurrence of an event described in Article VII.

     "Default Rate" is defined in Section 2.3(c).

     "Disposition(s)" is defined in Section 6.13.

     "Disqualified Capital Stock" means (a) except as set forth in (b), with respect to any Person, any Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the final maturity of the Revolving Loans and the Term Loans, and
(b) with respect to any Subsidiary of any Person (including with respect to any Subsidiary of the Company), any Equity Interest other than any common equity with no preference, privileges, or redemption or repayment provisions.

     "Documentation Agent" means Banque Paribas in its capacity as documentation agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Documentation Agent appointed pursuant to
Article X.

     "Effectiveness Agreement" means the Effectiveness Agreement dated as of September 16, 1997, among the Company, the Lenders, the Co-Agents, the Lead Managers and the Agents.

     "Effectiveness Date" is defined in the Effectiveness Agreement.

     "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, threatened release or release into the environment, of any Material of Environmental Concern at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries or
(b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "Equity Interest" of any Person means any share, interest, participation or other equivalent (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership interest in, such Person.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means, with respect to the Company or any of its Subsidiaries, any Person (or any trade or business, whether or not incorporated) that is under common control with the Company or such Subsidiary within the meaning of Section 414 of the Internal Revenue Code.

     "Eurodollar Advance" means an Advance which bears interest at the Eurodollar Rate for a particular Interest Period.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Administrative Agent to be the rate at which deposits in U.S. dollars are offered by the Administrative Agent to first-class banks in the interbank Eurodollar market at approximately 11 a.m. (New York time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant Eurodollar Loan requested hereunder and having a maturity approximately equal to such Interest Period.

     "Eurodollar Loan" means a Loan, or portion thereof, which bears Interest at the Eurodollar Rate for a particular Interest Period.

     "Eurodollar Rate" means, with respect to a Eurodollar Loan or Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to that Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to that Interest Period, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded, if necessary, to the next higher 1/100 of 1%.

     "Excess Cash Flow" means, for the period commencing January 1, 1997 and ending December 31, 1997 and thereafter for any fiscal year of the Company, a positive amount, if any, equal to (i) Operating Cash Flow, PLUS (or minus) (ii) decreases (or increases) in Working Capital from the first day of such period to the last day of such period MINUS (iii) the sum of (without duplication)
(A) scheduled principal payments made pursuant to scheduled commitment reductions of the Revolving Loan Commitments with respect to the Revolving Loans during such period, scheduled amortization during such period of the principal portion of the Term Loans and other Indebtedness of the Company and its Subsidiaries, (B) Cash Interest Expense and any other fees and expenses paid in cash under the Loan Documents, (C) income and franchise taxes paid or payable in cash during such period (other than taxes on amounts recognized in connection with a sale or other Disposition made by the Company or any of its Subsidiaries), (D) Capital Expenditures to the extent paid in cash, (E) payments made to the Parent which are applied by the Parent to Permitted Stock Repurchases to the extent permitted by Section 6.10(i) and (F) Restricted Payments paid in cash (to the extent made pursuant to the terms of Section 6.10(iv)), all calculated for such fiscal year for the Company and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles consistently applied.

     "Excluded Subsidiary" means each of Nobro, S.A. de C.V., FMI Pennsylvania, Inc., GACC-N26LB, Inc., GACC-340, Inc., Settlement Development, Inc., Taft-TCI Satellite Services, Inc., Great American Television Productions, Inc., Cine Films Inc., Turp Co., Cine Guarantors, Inc., Cine Guarantors II, Inc., Cine Guarantors II, Ltd., Cine Movil S.A.Del O.V., Cine Mobile Systems Int'l N.V., Great American Merchandising Group, Inc., Location Productions, Inc., Location Productions II, Inc., Cine Artists Pictures Corp., Aces High Picture Corp., To The Devil A Daughter Picture Corp., Echoes of Summer Co., Inc., Dreamer Productions, Inc., The Sy Fischer Company Agency, Inc., River Niger Picture Corp., VTTV Productions, Noble Broadcast Center, Inc., WHOK, Inc. and Sports Radio Broadcasting, Inc.

     "Fair Market Value" and "fair market value" means, with respect to any assets or property, the amount at which such assets or property would change hands between a willing buyer and a willing seller, within a commercially reasonable time, each having reasonable knowledge of the relevant facts, neither being under a compulsion to sell or buy, as such amount is determined by (i) the board of directors of the Company acting in good faith or (ii) an appraisal or valuation firm of national or regional standing selected by the Company, with experience in the appraisal or valuation of properties or assets of the type for which Fair Market Value is being determined.

     "FCC" means the Federal Communications Commission or any other regulatory body which succeeds to the functions of the Federal Communications Commission.

     "FCC Broadcast Station License" means a broadcast station license or series of licenses issued by the FCC for the dissemination of radio or television communications intended to be received by the public.

     "Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to The Chase Manhattan Bank and Bank of America on such day on such transactions as determined by the Administrative Agent in its discretion.

     "Fee Letter" means the fee letter entered into between the Parent and the Company on the one hand, and the Administrative Agent, on the other hand, dated as of August 4, 1997.

     "Fixed Charges" means, for any fiscal period of the Company, an amount equal to the sum of, without duplication, (i) Cash Interest Expense for such period, PLUS (ii) principal payments due pursuant to (A) scheduled commitment reductions of the Revolving Loan Commitments during such period on the Revolving Loans and (B) scheduled amortization during such period of the principal portion of the Term Loans and (C) scheduled amortization during such period of the principal portion of other Indebtedness of the Company and its Subsidiaries, PLUS (iii) the principal component of all rents accrued during such period in connection with Capitalized Leases under which the Company or any of its Subsidiaries is the lessee, PLUS (iv) income and franchise taxes paid or payable in cash during such period (other than taxes on amounts recognized in connection with Dispositions made by the Company or any of its subsidiaries) PLUS (v) all cash Capital Expenditures made or required to be made during such period.

     "Floating Rate" means a rate per annum equal to (i) the Base Rate plus (ii) the Applicable Margin, in each case changing when and as the Base Rate and/or the Applicable Margin changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan, or portion thereof, which bears interest at the Floating Rate.

     "FTC" means the Federal Trade Commission or any other regulatory body which succeeds to the functions of the Federal Trade Commission.

     "Generally Accepted Accounting Principles" means United States generally accepted principles of accounting as in effect as of the date of determination.

     "Governmental Authority" means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guaranty" of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, any Indebtedness, lease, dividend or other economic obligation of any other Person in any manner, whether directly or indirectly and whether such obligation is contingent or absolute, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter that constitutes an economic obligation of such Person, operating agreement or take-or-pay contract to such effect, all obligations of such Person for the liabilities or obligations of another under any Joint Sales Agreement, any Local Marketing Agreement and the Mexican Sales Agency Agreement and the actual or contingent liability of such Person in connection with any application for or the issuance of any letter of credit, but shall exclude the endorsement of instruments for deposit or collection in the ordinary course of business.

     "Hedged Amount" is defined in Section 6.22(a).

     "Indebtedness" of a Person means, without duplication, such Person's
(i) liabilities and obligations for borrowed money, (ii) liabilities and obligations representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade, (iii) liabilities and payment obligations (contingent or otherwise), whether or not assumed, which are secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) liabilities and obligations which are evidenced by bonds, notes, debentures, banker's acceptances or similar instruments issued or accepted by banks, or other instruments evidencing indebtedness, (v) liabilities and obligations relating to Capitalized Lease Obligations, (vi) payment obligations (contingent or otherwise) arising under Non-Compete Agreements, (vii) payment obligations arising under agreements to repurchase securities (but only when such obligations become due or during any period during which the security holder has the right to cause such payment to become due), (viii) all liabilities and obligations of such Person in respect of letters of credit and, without duplication, all unreimbursed amounts drawn thereunder, (ix) all payment obligations of such Person under any terminated agreements with respect to Interest Swap and Hedging Obligations, (x) without duplication, any Guaranty of any of the foregoing obligations described in the foregoing clauses (i) through (ix) and all liabilities and obligations of others described in the foregoing clauses (i) through (ix) that are otherwise such Person's legal liability or which are secured by any assets or property of such Person and all obligations to purchase, redeem or acquire any Equity Interests and (xi) all Disqualified Capital Stock of such Person (valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

     "Intercompany Acquisition Loan" means a loan made by the Company to any of its Subsidiaries, which loan is made by the Company for the purpose of funding (and the proceeds thereof have been applied to fund) a Permitted Acquisition by such Subsidiary.

     "Intercompany Acquisition Note" means one or more intercompany acquisition demand notes, a first amended and restated intercompany acquisition demand note and a second amended and restated intercompany demand acquisition note, each in substantially the form of Exhibits G-1 and G-2 hereto, respectively, and duly completed, executed and delivered by any Subsidiary of the Company to evidence Intercompany Acquisition Loans made to such Subsidiary, as the same may be amended, modified, supplemented, restated or replaced from time to time in conformity with the terms of this Agreement and in effect from time to time.

     "Intercompany Demand Note" means one or more intercompany demand notes, a first amended and restated intercompany demand note, a second consolidated amended and restated intercompany demand note and a third consolidated amended and restated intercompany demand note, each in substantially the form of Exhibit H-1, Exhibit H-2 and Exhibit H-3 hereto, respectively, and duly completed, executed and delivered by each of the Subsidiaries of the Company (other than the Excluded Subsidiaries), as the same may be amended, modified, supplemented, restated or replaced from time to time in conformity with the terms of this Agreement and in effect from time to time.

     "Interest Period" is defined in Section 2.7(a).

     "Interest Rate Hedge Provider" means any Lender (or any Affiliate thereof) that provides an interest rate protection agreement to the Company pursuant to
Section 6.22 and that executes and delivers an agency agreement, in form and substance satisfactory to the Administrative Agent.

     "Interest Swap and Hedging Obligations" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

     "Investment" of a Person means any loan, advance, extension of credit (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension of credit (excluding accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition (whether by purchase, merger, consolidation or otherwise) of, the stock, notes, bonds, debentures or other securities, including options and warrants, of, any partnership interest in, or any other ownership interest in, or any agreement to make any such acquisition of, any other Person made by such Person (whether for cash, property, services, securities or otherwise).

     "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

     "Issuing Bank" means any of The Chase Manhattan Bank, Banque Paribas or Bank of America in its capacity as issuer of one or more Letters of Credit hereunder.

     "Joint Sales Agreement" means an agreement between (or assigned to) the Company or one of its Subsidiaries and the holder of an FCC Broadcast Station License (which holder is not the Parent, the Company, any of its Subsidiaries or an Affiliate of any of them) pursuant to which the Company or such Subsidiary
(i) arranges to purchase advertising time for a fee from the radio station owned by such holder of such FCC Broadcast Station License, with such advertising time to be resold by the Company or any such Subsidiary, (ii) provides or furnishes such resold advertising time to be broadcast by such radio station and (iii) does not supply programming material to such radio station.

     "L/C Amendment Application" means an application form for amendment of outstanding Letters of Credit as shall at any time be in use at the applicable Issuing Bank, as such Issuing Bank shall request.

     "L/C Application" means an application form for issuance of standby letters of credit, as appropriate, as shall at any time be in use at the applicable Issuing Bank, as such Issuing Bank shall request.

     "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, PLUS (b) the aggregate amount of all unreimbursed drawings under all Letters of Credit.

     "L/C Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the applicable Issuing Bank's standard form documents for standby letter of credit issuances, as appropriate.

     "Lenders" means the banks and other Persons, other than the Company, the Administrative Agent (in its capacity as Administrative Agent), the Documentation Agent (in its capacity as Documentation Agent) and the Syndication Agent (in its capacity as Syndication Agent), listed on the signature pages of this Agreement and such of their respective permitted successors and assigns as may be parties to any Notice of Assignment executed pursuant to Section 12.3.

     "Lending Office" means any office, branch, subsidiary or affiliate of any Lender or the Administrative Agent.

     "Letter of Credit" means each standby letter of credit Issued by an Issuing Bank pursuant to Section 2.20.

     "Leverage Ratio" means, at any time of determination, the ratio of (i) Total Debt as at the date of such determination to (ii) Operating Cash Flow for the four consecutive fiscal quarters then most recently ended (unless otherwise specified herein), all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles consistently applied.

     "License" is defined in Section 7.14.

     "Lien" means any security interest, mortgage, pledge, lien (statutory or other), claim, charge, encumbrance, conditional sale or title retention agreement, lessor's interest under a Capitalized Lease or analogous instrument, or preference, privilege or priority (other than a priority of payment) in, of or on any Person's assets or properties in favor of any other Person or the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign, other than financing statements which have lapsed or for which duly executed termination statements have been delivered to the Administrative Agent.

     "Liquid Yield Option Note Documents" means the Liquid Yield Option Note Indenture, the Liquid Yield Option Notes and all other instruments, documents and agreements executed in connection therewith, as the same may be amended, restated, supplemented or otherwise modified in accordance with the Parent Guaranty.

     "Liquid Yield Option Note Indenture" means the indenture dated as of June 12, 1996 between the Parent and The Bank of New York, as trustee.

     "Liquid Yield Option Notes" means the Liquid Yield Option Notes due 2011 issued by the Parent pursuant to the Liquid Yield Option Note Indenture.

     "Loan Documents" means this Agreement, the Effectiveness Agreement, each document required to be delivered under Section 7(a) of the Effectiveness Agreement, each Letter of Credit, each

L/C Related Document, the Collateral Documents, each Rate Hedging Agreement, each Intercompany Demand Note, each Intercompany Acquisition Note, the Fee Letter, and all other notes, instruments, documentation and agreements required hereunder or thereunder or executed and/or delivered by the Parent, the Company or any of its Subsidiaries to the Administrative Agent, any other Agent, any Issuing Bank or any Lender in connection herewith or therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Loans" means, collectively, the Revolving Loans and the Term Loans.

     "Local Marketing Agreement" means, with respect to any radio station, an agreement (including any time brokerage agreement) between (or assigned to) the Company or one of its Subsidiaries and the holder or sublicensee of the FCC Broadcast Station License relating to such radio station (which holder is not the Parent, the Company, any of its Subsidiaries or an Affiliate of any of
them), pursuant to which the Company or such Subsidiary, subject to the control of such holder of such FCC Broadcast Station License, and for the payment of a fee to such holder of such FCC Broadcast Station License, (i) arranges to sell air time for such radio station, and (ii) supplies personnel and programming material to such radio station.

     "Margin Regulations" means the collective reference to Regulation G, Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulations or official interpretations of said Board of Governors relating to the extension of credit or incurrence of indebtedness for the purpose of purchasing or carrying margin stocks.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, any substance regulated as hazardous, toxic or radioactive, petroleum and petroleum products, by-products and fractions, and radon gas.

     "Mexican Assignment Agreement" means, in respect of the Mexican Sales Agency Agreement, the assignment agreement, substantially the form of Exhibit B-1 hereto, providing for the assignment by the Company and certain of its Subsidiaries of all of their right, title and interest in the Mexican Sales Agency Agreement, in favor of the Administrative Agent for the ratable benefit of the Lenders, as duly completed, executed and delivered to the Administrative Agent by the Company and such Subsidiaries, as the same may be amended, modified, supplemented or restated and in effect from time to time.

     "Mexican Sales Agency Agreement" means the Exclusive Promotional, Programming and Sales Agreement dated as of June 1, 1996 between Xetra Comunicaciones, S.A. de C.V. and Jacor Broadcasting of San Diego, Inc., including an amendment dated September 18, 1996, and any amendment thereto or replacement thereof (such amendment or replacement, as the case may be, to be in form and substance satisfactory to the Administrative Agent).

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Parent, the Company, any of its Subsidiaries or any ERISA Affiliate is a party and to which more than one employer is obligated to make contributions.

     "Net Cash Proceeds" is defined in Section 2.8(b)(i).

     "Non-Compete Agreement" means any agreement under which the Company or any of its Subsidiaries agrees to pay money to Persons in exchange for agreements from such Persons to refrain from competing with the Company or any of its Subsidiaries in a certain line of business in a specific geographical area for a certain time period, but shall not include any employment agreement which contains a noncompete clause with respect to which no payment or other consideration from the Company or any of its Subsidiaries is or will at any time be due and owing, payable or otherwise contemplated or required.

     "Notice of Assignment" is defined in Section 12.3.1.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all other obligations, liabilities and indebtedness of every kind, nature and description of the Parent, the Company and/or its Subsidiaries to the Lenders or to any Lender, the Administrative Agent, any Interest Rate Hedge Provider, any other Agent, any Issuing Bank or any other Person from time to time arising under the Loan Documents whether direct or indirect, primary or secondary, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired including, without limitation, all amounts accrued on or after the institution of any proceeding for relief under the Federal Bankruptcy Code.

     "Operating Cash Flow" means, with respect to the Company and its consolidated Subsidiaries, for any period of calculation, the remainder of (A) Broadcast Cash Flow MINUS (B) those expenses classified as corporate general and administrative expenses for such period in the profit and loss statements delivered pursuant to Sections 6.1(a) and 6.1(b) (including all issuance discount costs associated with any Permitted Receivables Sale), all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles consistently applied. For purposes of determining the Leverage Ratio and the Senior Leverage Ratio hereunder, unless otherwise agreed to by the Required Lenders and the Company, (i) in the case of any Subsidiary or Radio Station acquired by the Company or any Subsidiary during any period of calculation, Operating Cash Flow shall be adjusted to give effect to such acquisition, as if such acquisition occurred on the first day of such period, by increasing, if positive, or decreasing, if negative, Operating Cash Flow by the Operating Cash Flow of such newly acquired Subsidiary or derived from such Radio Station during such period prior to the date of such acquisition on a combined PRO FORMA basis (as adjusted to eliminate costs which would be nonrecurring expense items after giving effect to such acquisition, PROVIDED such adjustments shall be specified in reasonable detail in a certificate executed by an Authorized Officer of the Company), and (ii) in the case of any Subsidiary or Radio Station sold, transferred or otherwise disposed of by the Company or any Subsidiary during any period of calculation, Operating Cash Flow shall be adjusted to give effect to such sale, transfer or other disposition, as if such sale, transfer or other disposition occurred on the first day of such period, by decreasing, if positive, or increasing, if negative, Operating Cash Flow by the Operating Cash Flow of such Subsidiary or derived from such Radio Station during such period prior to the date of such sale, transfer or other disposition.

     "Original Closing Date" means September 18, 1996.

     "Original Effective Date" means June 12, 1996.

     "Parent" means Jacor Communications, Inc., a Delaware corporation, and its successors and assigns.

     "Parent Guaranty" means the parent guaranty in substantially the form of Exhibit J-2 hereto, as duly completed, executed and delivered to the Administrative Agent by the Parent, as the same may be amended or modified and in effect from time to time.

     "Parent Plan" means a Plan that is sponsored, maintained, or contributed to, by the Parent or any of its Subsidiaries, or to which the Parent or any of its Subsidiaries has an obligation to contribute, for employees of the Parent or any of its Subsidiaries.

     "Parent Pledge Agreement" means the parent pledge agreement in substantially the form of Exhibit D-5 hereto, as duly completed, executed and delivered to the Administrative Agent by the Parent, as the same may be amended or modified and in effect from time to time.

     "Participants" is defined in Section 12.2.1.

     "PBGC" means the Pension Benefit Guaranty Corporation and its successors and assigns.

     "Permitted Acquisition" means, collectively, at any time of determination, any Acquisition by the Company or any of its Subsidiaries (i) of a business engaged primarily in radio networks or of a business engaged primarily in radio or television: (1) broadcasting, (2) satellite transmission, (3) air traffic and weather services, (4) research services, (5) computer and software services or
(6) tower and
transmission services, (ii) constituting a Television Swap Acquisition or a Radio Swap Acquisition, or (iii) of any other business (including radio syndication and radio programming), determined by the board of directors of the Company acting in good faith, to be materially related to the radio and television industry, in each case with respect to which each of the following requirements is then met, as applicable:

          (a) Such Acquisition shall have been approved by the board of directors of the entity to be acquired or, if such entity is in bankruptcy, by the bankruptcy court having jurisdiction over the estate and the Parent, the Company and its Subsidiaries, as the case may be, shall have made all applications, filings and registrations with, and obtained all necessary approvals, orders, authorizations, licenses, certificates and permits from, the FCC and other federal, state and local regulatory or governmental bodies or authorities that are or may be required in connection with the consummation of such Acquisition, provided that the time for appeal or reconsideration of any such approval, order, authorization, license, certificate or permit need not have expired or lapsed in order to satisfy this condition (a).

          (b) If such Acquisition is, or is part of a series of related Acquisitions, for an Amount in excess of $100,000,000, the Company shall have furnished to the Administrative Agent for distribution to each Lender during the thirty day period immediately prior to the closing date for such Acquisition, an Acquisition Certificate containing Acquisition Pro Formas showing the proposed Acquisition. The Company shall also have furnished to the Administrative Agent for distribution to each Lender copies of the acquisition agreement for such Acquisition and all material related documentation as soon as practicable prior to the consummation of such Acquisition.

          (c) In the case of any Acquisition described in clause (iii) of the first paragraph of this definition, the Amount of such Acquisition, when aggregated with all other Acquisitions described in such clause (iii) consummated after the Effectiveness Date shall not exceed the sum of $250,000,000 (such sum to exclude the Amount of the Acquisition of The Dr. Laura Schlessinger Show and certain assets related thereto).

          (d) The Company, such Subsidiary and/or the entity to be acquired, as appropriate, shall have executed and delivered and furnished to the Administrative Agent and the Lenders, concurrently with, but in any event within four Business Days after, the consummation of such Acquisition, such documents as shall be required pursuant to Section 2.17 and, if such Acquisition is to be consummated by a Subsidiary, such Subsidiary shall have executed and delivered to the Company an Intercompany Acquisition Note in a principal amount equal to the amount, if any, of any Intercompany Acquisition Loan made by the Company to such Subsidiary to fund such Acquisition, and such Intercompany Acquisition Note shall have been duly pledged by the Company to the Administrative Agent for the benefit of the Lenders, the Issuing Banks and the Interest Rate Hedge Providers pursuant to the Company Pledge Agreement.

          (e) Prior to and after giving effect to such Acquisition, no Default or Unmatured Default exists or will exist.

          (f) In the case of an Acquisition of a business engaged primarily in television broadcasting (other than a Television Swap Acquisition), such Acquisition, tested at the time of the closing date for such Acquisition, would not on a PRO FORMA basis cause Broadcast Cash Flow attributable to all television stations then owned by the Company and its Subsidiaries to exceed 35% of all Broadcast Cash Flow of the Company and its Subsidiaries on a consolidated basis for the most recent twelve-month period for which financial statements have been delivered pursuant to Section 6.1, as determined based upon the Acquisition Pro Formas contained in the Acquisition Certificate in which the Company shall have certified as to satisfaction of the conditions set forth in this paragraph (f) (or, if no Acquisition Certificate is required in connection with such Acquisition, then based upon the Acquisition Certificate required to be delivered within sixty Business Days after the end of the fiscal quarter in which the Acquisition is consummated, as determined on the same basis as would be required for Acquisition Pro Formas in the Acquisition Certificate that would be delivered on the closing date for such Acquisition if Acquisition Certificates were required as of such closing date).

          (g) After giving effect to such Acquisition, the Company would not be in violation of any financial covenant contained in Section 6.3 as of the last day of and for the most recent twelve-month period for which financial statements have been delivered pursuant to Section 6.1, in each case on a PRO forma basis as determined based upon the Acquisition Pro Formas contained in the Acquisition Certificate in which the Company shall have certified as to satisfaction of the conditions set forth in this paragraph (g) (or, if no Acquisition Certificate is required in connection with such Acquisition, then based upon the Acquisition Certificate to be delivered within 60 Business Days after the end of the fiscal quarter in which the Acquisition is consummated, as determined on the same basis as would be required for Acquisition Pro Formas in the Acquisition Certificate that would be delivered on the closing date for such Acquisition if Acquisition Certificates were required as of such closing date).

     "Permitted Receivables Sale" shall mean any sale by the Company or any of its Subsidiaries of Receivables to a Receivables Purchaser in a true sale transaction without any recourse based upon the collectibility of the Receivables sold and the sale or pledge of such Receivables (or any interest therein) by such Receivables Purchaser, in each case without any Guarantee by or other recourse to the Company or any Subsidiary; PROVIDED that (i) the aggregate amount of uncollected Receivables subject to all such transactions at any time shall not exceed $150,000,000 and (ii) the Administrative Agent shall be satisfied with the structure and documentation for such transaction and that the terms of such transaction, including the discount at which Receivables are sold to such Receivables Purchaser and any termination events, shall be consistent with those prevailing in the market at the time for similar transactions rated BBB or better by Standard and Poor's Ratings Group or having comparable ratings from other rating agencies.

     "Permitted Stock Repurchases" means repurchases by the Parent of the Parent's stock which do not exceed, on an aggregate basis during the period commencing on the Original Effective Date, an amount up to at any time (a) zero, if at the time of any such repurchase, the Leverage Ratio would be 5.00 to 1.00 or greater on a PRO FORMA basis as of the last day of and for the most recent two-quarter period for which financial statements have been delivered pursuant to Section 6.1 after giving effect to any dividend or distribution by the Company related to such proposed repurchase as if declared or made on the first day of such period, (b) $75,000,000, if at the time of any of such repurchase, the PRO FORMA Leverage Ratio as so determined for such day and period would be below 5.00 to 1.00 but greater than or equal to 4.00 to 1.00 and
(c) $120,000,000, if at the time of any of such repurchase, the PRO FORMA Leverage Ratio as so determined for such day and period would be below 4.00 to 1.00.

     "Person" means any corporation, natural person, firm, joint venture, limited liability company, partnership, trust, unincorporated organization, enterprise or Governmental Authority.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and which is sponsored or maintained by the Parent, the Company, any of its Subsidiaries or any ERISA Affiliate for employees of the Parent, the Company, any of its Subsidiaries or any ERISA Affiliate.

     "Proceeds Application Period" means, with respect to any Permitted Acquisition, a period of up to 365 days from the date of any sale, transfer or other disposition of any property, asset or business or issuance of any Equity Interest, in each case as described in Section 2.8(b)(i), which 365-day period may be extended up to an additional 175 days (the "Extended Period") if the consummation of such Permitted Acquisition is subject only to the approval of the FCC and/or the FTC and, prior to the 365th day after any such sale, transfer or other disposition, the Company or its applicable Subsidiary (a) has received a duly executed letter of intent with respect to such Permitted Acquisition, and
(b) is diligently proceeding with the preparation of all applications and other documents necessary to obtain (and at all times during the Extended Period continues to actively pursue) FCC approval for such Permitted Acquisition.

     "Pro Rata Share" means, at any time:

          (i) with respect to all payments, computations and determinations relating to the Term Loan of any Lender, the percentage obtained by dividing (A) the outstanding principal balance of such Lender's Term Loan by (B) the aggregate outstanding principal balance of the Term Loans;

          (ii) with respect to all payments, computations and determinations relating to the Revolving Loan Commitment or the Revolving Loans of any Lender, or such Lender's interest in Letters of Credit (including without limitation determinations of the commitment fee under Section 2.11(b) and Letter of Credit fees under Section 2.21), the percentage obtained by dividing (A) such Lender's Revolving Loan Commitment (or the outstanding principal balance of such Lender's Revolving Loans and all L/C Obligations in which such Lender has an interest, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement) by (B) the Aggregate Revolving Loan Commitment (or the aggregate outstanding principal balance of the Revolving Loans and all L/C Obligations, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement); and

          (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (A) the sum of (1) the outstanding principal balance of such Lender's Term Loan and (2) such Lender's Revolving Loan Commitment (or the outstanding principal balance of such Lender's Revolving Loans and all L/C Obligations in which such Lender has an interest, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement) by (B) the sum of (1) the aggregate outstanding principal balance of the Term Loans and (2) the Aggregate Revolving Loan Commitment (or the aggregate outstanding principal balance of the Revolving Loans and all L/C Obligations, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement).

     "Purchasers" is defined in Section 12.3.1.

     "Radio Stations" means, collectively, the radio stations and radio network and any other broadcast radio stations or information services now or hereafter owned, acquired or operated pursuant to a Joint Sales Agreement, a Local Marketing Agreement or the Mexican Sales Agency Agreement, as the case may be, by the Company and one or more of its Subsidiaries or by the Company or one or more of its Subsidiaries.

     "Radio Swap Acquisition" means an Acquisition pursuant to which the Company or any of its Subsidiaries acquires a business primarily engaged in radio broadcasting in exchange in whole or in part for a business primarily engaged in radio broadcasting.

     "Rate Hedging Agreement(s)" means the collective reference to those interest rate protection agreements entered into by the Company pursuant to
Section 6.22(a) as the same may be amended, modified, supplemented or restated from time to time.

     "Rate Option" means the Eurodollar Rate or the Floating Rate, as the case may be.

     "Receivables" means and shall include all of the Company's and its Subsidiaries' present and future rights to payment for services rendered or products sold.

     "Receivables Purchaser" shall mean a reputable financial institution or trust that purchases Receivables in connection with a Permitted Receivables Sale.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty
(30) days of the occurrence of such event, provided that a failure to meet the minimum funding standards of Section 412 of the Internal Revenue Code and of
Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code.

     "Required Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are at least 51%.

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on eurocurrency liabilities.

     "Restricted Payments" is defined in Section 6.10.

     "Revolver Reserve" is defined in Section 2.8(b)(i).

     "Revolving Loan Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount at any time not exceeding the amount set forth opposite its name on Schedule I hereto under the column titled "Revolving Loan Commitment," as such amount may be modified from time to time pursuant to the terms of this Agreement.

     "Revolving Loan Commitment Reduction Amount" means, for each Revolving Loan Commitment Reduction Date and subject to Section 2.8(f), the amount set forth opposite such Revolving Loan Commitment Reduction Date:

               Revolving Loan                    Revolving Loan
           Commitment Reduction Date        Commitment Reduction Amount
           -------------------------        ---------------------------

               June 30, 2000                      $50,000,000
               December 31, 2000                  $50,000,000
               June 30, 2001                      $50,000,000
               December 31, 2001                  $50,000,000
               June 30, 2002                      $50,000,000
               December 31, 2002                  $50,000,000
               June 30, 2003                      $50,000,000
               December 31, 2003                  $50,000,000
               June 30, 2004                     $175,000,000
               December 31, 2004                 $175,000,000



     "Revolving Loan Commitment Reduction Date" means each of the dates set forth in the table in the definition of "Revolving Loan Commitment Reduction Amount".

     "Revolving Loan Termination Date" means December 31, 2004 or such earlier date as the Revolving Loan Commitments of the Lenders shall be terminated pursuant to the terms of this Agreement.

     "Revolving Loans" is defined in Section 2.1(a).

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Senior Debt" means, at any time of determination and without duplication, the sum of all Indebtedness of the Company and its Subsidiaries, other than Subordinated Debt subordinated on terms at least as favorable to the Lenders as the Senior Subordinated Debt (or on terms otherwise approved by the Administrative Agent), and the aggregate amount of any due and unpaid interest thereon.

     "Senior Leverage Ratio" means, at any time of determination, the ratio of
(i) Senior Debt as at the date of determination to the extent such indebtedness as of such date of determination would be classified (or required to be classified) in whole or in part as a liability in accordance with Agreement Accounting Principles to (ii) Operating Cash Flow for the four consecutive fiscal quarters then most recently ended, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles consistently applied.

     "Senior Subordinated Debt" means all indebtedness represented by the 10-1/8% Senior Subordinated Notes due 2006, the 9-3/4% Senior Subordinated Notes due 2006 and the 8-3/4% Senior Subordinated Notes due 2007 issued pursuant to the Senior Subordinated Debt Indentures.

     "Senior Subordinated Debt Indentures" means each of (i) the indenture dated as of June 12, 1996, by and among the Company, the Parent and First Trust, National Association, as Trustee (formerly known as First Trust of Illinois, National Association), (ii) the indenture dated as of December 17, 1996, by and among the Company, the Parent, certain Subsidiaries of the Company and The Bank of New York, as Trustee and (iii) the indenture dated as of June 17, 1997 by and among the Company, the Parent, certain Subsidiaries of the Company and The Bank of New York, as Trustee.

     "Solvent" as to any Person means that (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, will exceed its liabilities, including contingent liabilities, (ii) such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and (iii) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, "debt" means any liability on a claim, and "claim" means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

     "Station Broadcast Cash Flow" is defined in Section 6.13(c).

     "Subordinated Debt" means the collective reference to (i) Indebtedness of the Company (a) which by its terms is expressly subject and subordinate to the Obligations and (b) which is not secured by any assets of the Company or any of its Subsidiaries and (ii) the Senior Subordinated Debt.

     "Subsidiary" of any Person means (i) any corporation more than 50% of the voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more of its Subsidiaries is either a general partner or has a 50% or more Equity Interest at the time.

     "Subsidiary Guaranty" means the guaranty in substantially the form of Exhibit J-1 hereto, as duly completed, executed and delivered to the Administrative Agent by each Subsidiary of the Company (other than the Excluded Subsidiaries that have not guaranteed any Subordinated Debt), as the same may be amended or modified and in effect from time to time.

     "Subsidiary Pledge Agreements" means, collectively, (i) the subsidiary primary pledge agreement in the form of Exhibit D-2 hereto, as duly completed, executed and delivered to the Administrative Agent by Jacor Broadcasting of Atlanta, Inc., (ii) the subsidiary secondary pledge agreement in the form of Exhibit D-3 hereto, as duly completed, executed and delivered to the Administrative Agent by each Subsidiary of the Company, (iii) the subsidiary first amended and restated secondary pledge agreement in the form of Exhibit D-4 hereto, as duly completed, executed and delivered to the Administrative Agent by Jacor Broadcasting of Atlanta, Inc. and (iv) each other subsidiary pledge agreement substantially in the form of Exhibit D-2 or D-3 or D-4 hereto, as the case may be, as duly completed, executed and delivered by a Subsidiary of the Company pursuant to Section 2.17, in each case as the same may be amended, modified, supplemented or restated from time to time.

     "Syndication Agent" means Bank of America in its capacity as syndication agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Syndication Agent appointed pursuant to
Article X.

     "Taxes" is defined in Section 3.2.

     "Television Station" means any broadcast television station or any business primarily engaged in television broadcasting owned by the Company or any of its Subsidiaries as of the Original Closing Date or acquired by the Company or any of its Subsidiaries after the Original Closing Date and shall include, without limitation, WKRC in Cincinnati, Ohio.

     "Television Swap Acquisition" means an Acquisition pursuant to which the Company or any of its Subsidiaries acquires a business primarily engaged in television broadcasting with the intention of immediately (and in any case not later than 90 days after the date of such Acquisition) conveying such business to a Person which is not an Affiliate of the Parent, the Company or any of its Subsidiaries in exchange for a conveyance to the Company or any of its Subsidiaries of a business primarily engaged in radio broadcasting.

     "Term Loan Commitment" means, for each Lender, the obligation of such Lender to make a Term Loan in a principal amount on the Effectiveness Date not exceeding the amount set forth opposite its name on Schedule I hereto under the column titled "Term Loan Commitment", as contemplated by Section 6 of the Effectiveness Agreement.

     "Term Loan Maturity Date" means December 31, 2004.

     "Term Loans" is defined in Section 2.2.

     "Term Loan Payment Date" means each date set forth in the table in
Section 2.2(iii).

     "The Chase Manhattan Bank" means The Chase Manhattan Bank in its individual capacity, and its successors and assigns.

     "Total Debt" means, at any time of determination and without duplication, the sum of the aggregate amount of Indebtedness of the Company and its Subsidiaries as of such date of determination on a consolidated basis in accordance with Agreement Accounting Principles and the aggregate amount of any past due and unpaid interest thereon.

     "Transactions" is defined in Section 5.2.

     "Transferee" is defined in Section 12.4.

     "Unfunded Liabilities" means (i) in the case of Plans that are not Multiemployer Plans, the amount (if any) of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability of the Parent, the Company and its Subsidiaries.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" means any Subsidiary all of the outstanding voting securities and other Equity Interests of which shall at the time be owned and controlled, directly or indirectly, by the Company and or one or more Wholly-Owned Subsidiaries.

     "Working Capital" means at any time an amount equal to Current Assets minus Current Liabilities at such time.

     "Z/C" means Zell/Chilmark Fund, L.P., a Delaware limited partnership, and its successors and assigns.

     "Zell" means Samuel Zell.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   Article II

                                   THE CREDITS

     Section 2.1 REVOLVING LOANS. (a) From and including the Original Closing Date to but excluding the Revolving Loan Termination Date, each Lender severally agrees, on the terms and subject to the conditions set forth in this Agreement, to make Loans to the Company from time to time (the "Revolving Loans") in an aggregate amount outstanding at any time not to exceed its Revolving Loan Commitment minus (i) such Lender's Pro Rata Share of the L/C Obligations at such time and (ii) such Lender's Pro Rata Share of any Revolver Reserve in effect at such time; PROVIDED that each Lender with a Revolving Loan Commitment severally agrees, on the terms and subject to the conditions set forth in this Agreement (including Section 2.8), to make Revolving Loans in an amount equal to its Pro Rata Share of any Revolver Reserve in effect at such time. The Revolving Loan Commitment of each Lender shall be automatically and permanently reduced (i) on each Revolving Loan Commitment Reduction Date in an amount equal to such Lender's Pro Rata Share of the applicable Revolving Loan Commitment Reduction Amount for such Revolving Loan Commitment Reduction Date, and (ii) in accordance with the terms and provisions of Section 2.8(f).

          (b) The Revolving Loans of each Lender shall be Floating Rate Loans or, at the Company's option and subject to the terms hereof, Eurodollar Loans.

          (c) Subject to the mandatory repayment obligations of the Company provided for in this Agreement, the Revolving Loans shall be repaid to the Lenders in full on the Revolving Loan Termination Date. Within the limits and subject to the terms and conditions herein set forth, Revolving Loans may be borrowed, repaid and reborrowed from time to time.

     Section 2.2 TERM LOANS. (i) After giving effect to the transactions contemplated by Section 6 of the Effectiveness Agreement on the Effectiveness Date, each Lender having a Term Loan Commitment severally made, on the terms and subject to the conditions set forth in this Agreement and the Effectiveness Agreement, a single loan to the Company in the amount of the Term Loan Commitment of such Lender (all such loans of all of the Lenders collectively, the "Term Loans"). All Term Loan Commitments expired simultaneously with the making of the Term Loans on the Effectiveness Date.

          (ii) The Term Loan of each Lender having a Term Loan Commitment shall consist of Floating Rate Loans or, at the Company's option and subject to the terms hereof, Eurodollar Loans.

          (iii)  Once repaid, Term Loans may not be reborrowed.   The Term Loans
shall mature on the Term Loan Maturity Date and shall be repaid, without premium or penalty, by the Company, in amounts equal to the installments set forth below, on each of the Term Loan Payment Dates specified below for each such installment.

        Term Loan Payment Date               Amount of Term Loan Installment
        ----------------------               -------------------------------

          December 31, 1999                            $35,000,000
          December 31, 2000                            $40,000,000
          December 31, 2001                            $55,000,000
          December 31, 2002                            $75,000,000
          December 31, 2003                            $90,000,000
          December 31, 2004                           $105,000,000

     Section 2.3 INTEREST. (a) The Company agrees to pay interest in respect of the unpaid principal amount of each Floating Rate Loan from the date of the making or conversion of such Loan until such Loan shall be paid in full at a rate per annum equal to the Floating Rate, such interest to be computed on the basis of a 365-or 366-day year, as appropriate.

          (b) The Company agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of the making, continuation or conversion of such Loan until such Loan shall be paid in full at a rate per annum which shall be equal to the Eurodollar Rate, such interest to be computed on the basis of a 360-day year.

          (c) In the event that, and for so long as, any Default shall have occurred and be continuing, the outstanding principal amount of all Loans and, to the extent permitted by law, overdue interest in respect of all Loans, shall bear interest at a rate per annum (the "Default Rate") equal to the sum of 2.000% plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time.

          (d) Interest on each Loan shall accrue from and including the date of the borrowing thereof to but excluding the date of any repayment thereof (provided that any Loan borrowed and repaid on the same day shall accrue one day's interest) and shall be payable (i) in respect of each Floating Rate Loan, quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the last day of the first calendar quarter ending after the Original Closing Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable to such Loan and, in the case of an Interest Period of six months, on the date occurring three months from the first day of such Interest Period and on the last day of such Interest Period, and
(iii) in the case of all Loans, on any prepayment or conversion (on the amount prepaid or converted), at maturity whether by acceleration or otherwise) and, after such maturity, on demand.

     Section 2.4 APPLICABLE MARGIN. The Applicable Margin shall be determined based upon the chart below and shall be subject to adjustment (upwards or downwards, as appropriate) based on the Leverage Ratio at the end of each of the first three fiscal quarters of each fiscal year of the Company and at the end of each fiscal year of the Company. The Leverage Ratio shall be determined (i) in the case of determinations made with respect to the first three fiscal quarters of the Company's fiscal year, by reference to the quarterly financial statements of such fiscal quarter and the Compliance Certificate for such fiscal quarter delivered pursuant to Sections 6.1(b) and 6.1(d) and (ii) in the case of determinations made with respect to the last fiscal quarter of the Company's fiscal year, by reference to the financial statements and Compliance Certificate delivered by the Company pursuant to Sections 6.1(a) and 6.1(d). The adjustment, if any, to the Applicable Margin shall be effective commencing on the fifth Business Day after the delivery of such quarterly financial statements or annual financial statements and Compliance Certificate and shall be effective only for the period subsequent to such date. In the event that the Company shall at any time fail to furnish to the Lenders the financial statements and Compliance Certificate required to be delivered pursuant to Section 6.1(a), (b) or (d), the maximum Applicable Margin shall apply until such time as such financial statements and Compliance Certificate are so delivered to the Administrative Agent.

                                                    Applicable Margin
                                          ------------------------------------
                                            Floating               Eurodollar
Leverage Ratio                                Rate                    Rate
--------------                            ------------            ------------

Greater than or equal to 6.5:1.0            0.625%                   1.750%

Less than 6.5:1.0 but greater
than or equal to 6.0:1.0                    0.250%                   1.375%

Less than 6.0:1.0 but greater
than or equal to 5.5:1.0                    0.000%                   1.125%

Less than 5.5:1.0 but greater
than or equal to 5.0:1.0                    0.000%                   0.875%

Less than 5.0:1.0 but greater
than or equal to 4.5:1.0                    0.000%                   0.625%

Less than 4.5:1.0 but greater
than or equal to 4.0:1.0                    0.000%                   0.500%

Less than 4.0:1.0                           0.000%                   0.400%

     Section 2.5 BORROWING NOTICE. Whenever the Company desires to borrow Revolving Loans, it shall give the Administrative Agent at or prior to 10:00 A.M., New York time, at least one Business Day's prior facsimile or telephonic notice (promptly confirmed in writing) of each Floating Rate Loan, and at least three Business Days' prior facsimile or telephonic notice (promptly confirmed in writing) of each Eurodollar Loan to be made hereunder. Each such notice (a "Borrowing Notice") shall be irrevocable and shall specify (i) the aggregate principal amount of the requested Loans, (ii) the date of borrowing (which shall be a Business Day), and (iii) whether such Loans shall consist of Floating Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. Promptly after its receipt of a Borrowing Notice, the Administrative Agent shall provide each Lender with a copy thereof and inform each Lender as to its Pro Rata Share of the Advance requested thereunder.

     Section 2.6 DISBURSEMENT OF FUNDS. (a) No later than noon, New York time, on the date specified in each Borrowing Notice, each Lender will make available its Pro Rata Share of the Advance requested to be made on such date, in U.S. dollars and immediately available funds, to the Administrative Agent. After the Administrative Agent's receipt of the proceeds of such Loans, the Administrative Agent will make available to the Company the aggregate of the amounts so made available in the type of funds actually received.

          (b) Unless the Agent shall have been notified by any Lender prior to the date of a borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, in reliance upon such assumption, make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made such amount available to the Company, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Company and the Company shall immediately repay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Company, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Company to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to, with respect to the Company, the then applicable rate of interest, calculated in accordance with Section 2.3, for the respective Loans and with respect to the Lenders, the Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Company may have against any Lender as a result of any default by such Lender hereunder. Notwithstanding anything contained herein or in any other Loan Document to the contrary, the Administrative Agent may apply all funds received from the Company and proceeds of Collateral available for the payment of any Obligations first to repay any amount owing by any Lender to the Administrative Agent as a result of such Lender's failure to fund its Loans hereunder.

     Section 2.7 INTEREST PERIODS, ETC. (a) The Company shall, in each Borrowing Notice or Conversion/Continuation Notice in respect of the making of, conversion into or continuation of a Eurodollar Loan, select the interest period (each an "Interest Period") applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Company, be either a one-month, two-month, three-month or six-month period, provided that:

               (i) the initial Interest Period for any Eurodollar Loan shall commence on the date of the making of such Loan (including the date of any conversion from a Floating Rate Loan) and each Interest Period occurring thereafter in respect of such Loan shall commence on the date on which the next preceding Interest Period expires;

          (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, however, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

          (iv) no Interest Period in respect of any Revolving Loan or Term Loan shall extend beyond the Revolving Loan Termination Date or the Term Loan Maturity Date, as the case may be; and

          (v) no Interest Period applicable to any Revolving Loan or any Term Loan shall extend beyond any Revolving Loan Commitment Reduction Date or any date upon which a repayment of the Term Loans is required to be made pursuant to Section 2.2, unless the aggregate principal amount of Revolving Loans or Term Loans, represented by Eurodollar Loans having Interest Periods which will not expire on or before such date equals or is less than the amount of the Revolving Loan Commitment or the Term Loans, in effect or outstanding, as the case may be, immediately after the Revolving Loan Commitment Reduction Date or any such date upon which a repayment of the Term Loans is required to be made pursuant to Section 2.2.

          (b) If upon the expiration of any Interest Period, the Company has failed to repay the Eurodollar Loans expiring on such day or has failed to elect a new Interest Period to be applicable to the respective Eurodollar Loan as provided above, the Company shall be deemed to have elected to convert such Eurodollar Loans into Floating Rate Loans effective as of the expiration date of such current Interest Period.

          (c) Notwithstanding anything contained herein to the contrary, the Company may not borrow any Eurodollar Loan if, at the time of such borrowing, a Default or Unmatured Default shall have occurred and be continuing on such date either before or after giving effect to such borrowing.

     Section 2.8 MANDATORY PRINCIPAL PAYMENTS. (a) If on any day the aggregate principal amount of the Revolving Loans plus the aggregate L/C Obligations then outstanding exceeds the Aggregate Revolving Loan Commitment minus the aggregate amount of any Revolver Reserve in effect at such time, the Company shall immediately repay the Revolving Loans in an amount equal to such excess. In addition, to the extent and if for any reason after giving effect to such repayment of Revolving Loans the Aggregate Revolving Loan Commitment minus the aggregate amount of Revolving Loans outstanding minus any Revolver Reserve in effect at the time is less than the amount of the L/C Obligations outstanding at such time, the Company shall Cash Collateralize Letters of Credit in an amount equal to the amount of such shortfall.

          (b) (i) Promptly, but in any event within four Business Days after the sale, transfer or other disposition by the Parent, the Company or any of its Subsidiaries after the Original Closing Date (including, without limitation, any disposition accomplished by way of a merger, consolidation or a series of transactions) of any property, asset or business (including, without limitation, any Radio Station) to any Person other than the Company or any of its Subsidiaries (excluding any sale, transfer or other disposition of (A) inventory in the ordinary course of business, (B) used, worn-out or obsolete equipment no longer useful to the business in the ordinary course of business to the extent that an amount equal to the net cash proceeds realized therefrom is used to purchase replacement or substitute equipment within 180 days or
(C) Receivables as part of any Permitted Receivables Sale), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of the Company, whether by the Company or a Subsidiary thereof, the Company shall make a mandatory payment in respect of the principal of the Loans in an amount equal to 100% of the net cash proceeds (after taxes, reasonable fees and commissions and reasonable and customary expenses incurred directly in connection therewith) realized from such sales, transfers, issuances or other dispositions occurring after the Original Closing Date, all as certified to by an Authorized Officer of the Company (collectively, "Net Cash Proceeds") in accordance with the terms of this Section 2.8(b)(i); PROVIDED that, if any Cash Equivalents are received as proceeds from any such sale, transfer, issuance or other disposition, the Parent, the Company or such Subsidiary, as the case may be, shall cause all such Cash Equivalents to be converted into or reduced to cash within four Business Days after the date of any such sale, transfer, issuance or other disposition and all such cash proceeds of such Cash Equivalents shall be deemed to be "Net Cash Proceeds" for all purposes of this
Section 2.8(b)(i). The Company shall apply such Net Cash Proceeds within such four Business Days as set forth above to repay the principal amount of the Revolving Loans outstanding at such time to the extent such Net Cash Proceeds are not (i) reinvested in a Permitted Acquisition (other than notes, bonds, obligations and securities that do not represent a controlling interest in the Capital Stock of an entity acquired pursuant to a Permitted Acquisition) or (ii) used to make Capital Expenditures or to pay other expenses of the Company and its Subsidiaries that would ordinarily be paid out of Working Capital, and a corresponding reserve against the Aggregate Revolving Loan Commitment in an amount equal to the Net Cash Proceeds applied to the Revolving Loans (the "Revolver Reserve") shall be created; provided that if no Revolving Loans are outstanding on such date or if the amount of the Net Cash Proceeds so received exceeds the amount of Revolving Loans outstanding on such date, then the Company may, so long as no Default shall have occurred and be continuing, retain such proceeds in an amount equal to the excess of the Net Cash Proceeds over the Revolving Loans then outstanding until such proceeds are reinvested in accordance with the terms of this Section 2.8(b)(i); PROVIDED that if a Default shall have occurred and be continuing on or after the date such excess proceeds would have been required to have been applied to repay the Revolving Loans, the Company shall apply such excess proceeds to repay the Obligations in accordance with Section 2.8(f). During the Proceeds Application Period, the Company may provide one or more Borrowing Notices of Revolving Loans to the Administrative Agent in accordance with Section 2.5 which shall specify that the proceeds of such Revolving Loans will be invested in a Permitted Acquisition (as all or a portion of the purchase price thereof), or used to make Capital Expenditures or to pay other expenses of the Company and its Subsidiaries that would ordinarily be paid out of Working Capital, and subject to and upon the terms and conditions set forth in this Agreement (including, without limitation, Section 4.1) the Lenders shall make such Revolving Loans in accordance with Section 2.1 in an aggregate amount necessary to finance such Permitted Acquisition, Capital Expenditures or other expenses of the Company and its Subsidiaries that would ordinarily be paid out of Working Capital, in an amount not greater than the Revolver Reserve then in effect and the Revolver Reserve shall be reduced during the Proceeds Application Period each time a Revolving Loan is made in accordance with this Section 2.8(b)(i) by the amount of such Revolving Loan; PROVIDED that, should the Proceeds Application Period have expired before such a Revolving Loan is made with respect to the applicable portion of the Revolver Reserve as set forth above in this Section 2.8(b)(i), then an amount equal to such applicable portion of the Revolver Reserve (as adjusted as described above) shall be applied to prepay the Obligations in accordance with the provisions of
Section 2.8(f) and Section 2.8(b)(iii). If any Net Cash Proceeds are retained by the Company as provided above, then to the extent such Net Cash Proceeds are not applied within the Proceeds Application Period to a Permitted Acquisition, Capital Expenditures or other expenses of the Company and its Subsidiaries, the Company shall apply such Net Cash Proceeds to repay the Obligations in accordance with the provisions of Section 2.8(f). Upon expiration of the Proceeds Application Period with respect to any Net Cash Proceeds, any portion of such Net Cash Proceeds that have not been applied within such Proceeds Application Period to a Permitted Acquisition, Capital Expenditures or other expenses of the Company and its Subsidiaries, shall be applied as a mandatory prepayment of the Obligations in accordance with Section 2.8(f) and
Section 2.8(b)(iii).

           (ii)  [Intentionally Deleted]

          (iii)  If the Revolver Reserve is to be applied as provided in this
Section 2.8(b) as a mandatory prepayment in accordance with Section 2.8(f), the Company shall be deemed to have requested Revolving Loans in an amount equal to the Revolver Reserve and such Loans shall be made regardless of any failure of the Company to meet the conditions precedent set forth in Section 4.1.

          (c)  [omitted]

          (d) Within seven Business Days of the receipt by the Company or any of its Subsidiaries of any Debt Cash Proceeds, the Company shall make a mandatory prepayment with respect to the principal of the Loans in an amount equal to 50% of the amount by which the sum of such Debt Cash Proceeds and all other Debt Cash Proceeds received after the Effectiveness Date, exceeds $250,000,000 in the aggregate; PROVIDED that if a Default shall have occurred and be continuing on the date any Debt Cash Proceeds are received or on the date any Indebtedness with respect thereto is issued or would result from the issuance of any such Indebtedness, then the Company shall make a mandatory prepayment with respect to the Obligations in an amount equal to 100% of such Debt Cash Proceeds (irrespective of the $250,000,000 limitation). Any prepayment of the Obligations pursuant to this subsection (d) shall be applied as set forth in subsection (f) below.

          (e) For the purposes of determining Net Cash Proceeds and Debt Cash Proceeds, the Parent, the Company or any of its Subsidiaries shall be deemed to have received in cash the aggregate amount of all payments received by the Parent, the Company or any of its Subsidiaries on any contract, promissory note or other instrument taken or effected in connection with any sale, transfer or other disposition of any property asset or business or equity securities, as the case may be, at the time such cash payment is received.

          (f) Mandatory payments made pursuant to subsections (b) (except as otherwise provided therein) and (d), of this Section 2.8 shall be applied FIRST to prepay the Term Loans pro rata based on the aggregate outstanding principal amount of Term Loans on the date such prepayment is made until such Term Loans shall have been repaid in full, together with accrued and unpaid interest thereon, SECOND, to prepay the Revolving Loans until such Revolving Loans shall have been repaid in full, together with accrued and unpaid interest thereon, THIRD, to Cash Collateralize the then outstanding Letters of Credit, FOURTH to all other outstanding Obligations. Simultaneously with any prepayment of the principal amount of the Revolving Loans pursuant to the preceding sentence, each Lender's Revolving Loan Commitment shall be permanently reduced by such Lender's Pro Rata Share of such prepayment. All prepayments of the Term Loans shall be applied pro rata to the scheduled installments of principal thereof. With respect to any such mandatory reduction of the Revolving Loan Commitment, the Revolving Loan Commitment Reduction Amount for each Revolving Loan Commitment Reduction Date occurring after the date of such mandatory payment shall be reduced in an amount equal to the product of the amount of such mandatory reduction TIMES the ratio (expressed as a percentage) that such Revolving Loan Commitment Reduction Amount bears to the sum of all of the Revolving Loan Commitment Reduction Amounts remaining prior to the Revolving Loan Termination Date.

          (g) Mandatory payments made pursuant to this Section 2.8 of the Term Loans or the Revolving Loans shall be accomplished by the payment first of such Loans or portion thereof constituting Floating Rate Loans and second by the payment of such Loans or portion thereof constituting Eurodollar Loans.

     Section 2.9  OPTIONAL PRINCIPAL PAYMENTS AND REDUCTIONS OF COMMITMENTS.
(a) The Company may from time to time pay all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $10,000,000, or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances, upon one Business Day's prior notice to the Administrative Agent as described below, without penalty or premium. The Company may from time to time pay all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $10,000,000, or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances, upon three (3) Business Days' prior written notice to the Administrative Agent as described below, provided, however, (i) such optional prepayment shall only be made on the last day of the Interest Period relevant to such Eurodollar Advances, and (ii) after giving effect to such optional prepayment, each outstanding Eurodollar Advance shall be in a minimum amount of $5,000,000. Any such notice given by the Company to the Administrative Agent shall be written notice (or telephonic notice promptly confirmed in writing), which notice shall be irrevocable, and shall specify the amount of such prepayment and whether such Loans being prepaid are Revolving Loans or Term Loans and whether such Advances being prepaid are Floating Rate Advances or Eurodollar Advances. All such prepayments of the Term Loans shall be applied pro rata to the scheduled repayments thereof. All prepayments made pursuant to this Section 2.9(a) which are not designated by the Company in the notice required to be delivered pursuant to this Section 2.9(a) to be applied to the Term Loans shall be applied to the Revolving Loans.

          (b) Upon at least one Business Day's prior irrevocable written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Company shall have the right, without premium or penalty, to permanently reduce each Lender's Pro Rata Share of the Aggregate Revolving Loan Commitment, provided that any such partial reduction shall be in a minimum aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and each such reduction shall be applied pro rata to reduce the Revolving Loan Commitment Reduction Amount for each Revolving Loan Commitment Reduction Date.

     Section 2.10 METHOD AND PLACE OF PAYMENT. (a) Except as otherwise specifically provided herein or therein, all payments and prepayments under this Agreement and the other Loan Documents shall be made to the Administrative Agent for the account of the Lenders entitled thereto not later than 12:00 noon, New York time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at the Administrative Agent's office specified pursuant to Article 13, and any funds received by the Administrative Agent after such time shall, for all purposes hereof (including the following sentence), be deemed to have been paid on the next succeeding Business Day. Except as otherwise specifically provided herein, the Administrative Agent shall thereafter cause to be distributed on the date of receipt thereof to each Lender in like funds its Pro Rata Share of payments so received.

          (b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

          (c) All payments made by the Company hereunder and under the other Loan Documents shall be made irrespective of, and without any reduction for, any setoff or counterclaims.

     Section 2.11 FEES. (a) The Company agrees to pay the fees as set forth in the Fee Letter.

          (b) The Company agrees to pay to the Administrative Agent for the pro-rata account of the Lenders in accordance with their respective Pro Rata Shares of the Revolving Loan Commitments a commitment fee, computed at the Commitment Fee Rate on the average daily unused portion of the Aggregate Revolving Loan Commitment accruing from the Original Effective Date until the Aggregate Revolving Loan Commitment has been terminated, payable quarterly in arrears on the last day of each March, June, September and December of each year, and on the Revolving Loan Termination Date, or such earlier date, if any, on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the terms hereof and calculated on the basis of a 365-or 366-day year, as appropriate, for the number of actual days elapsed.

     Section 2.12 EVIDENCE OF DEBT. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and
(iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (c) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.12 shall be PRIMA FACIE evidence of the existence and amounts of the obligations recorded therein; PROVIDED that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

          (d) Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Company shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     Section 2.13 MINIMUM ADVANCES. Each Floating Rate Advance shall be in a minimum amount of $10,000,000 or in an integral multiple of $1,000,000 in excess thereof, provided, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment. Each Eurodollar Rate Advance and all conversions to and continuations of Eurodollar Loans shall be in a minimum amount of $10,000,000 or in an integral multiple of $1,000,000 in excess thereof, provided that at no time may there be more than 20 Eurodollar Rate Advances outstanding at any time.

     Section 2.14 EURODOLLAR RATE CONVERSION AND CONTINUATION. (a) Subject to the other provisions hereof, the Company shall have the option (i) to convert at any time all or any part of outstanding Floating Rate Loans which comprise part of the same Advance to Eurodollar Loans, (ii) to convert all or any part of outstanding Eurodollar Loans which comprise part of the same Advance to Floating Rate Loans, on the expiration date of the Interest Period applicable thereto, or
(iii) to continue all or any part of outstanding Eurodollar Loans which comprise part of the same Advance as Eurodollar Loans for an additional Interest Period, on the expiration of the Interest Period applicable thereto; provided that no Loan may be continued as, or converted into, a Eurodollar Loan when any Default or Unmatured Default has occurred and is continuing.

          (b)   In order to elect to convert or continue a Loan under this
Section 2.14, the Company shall deliver an irrevocable notice thereof (a "Conversion/Continuation Notice") to the Administrative Agent no later than 10:00 A.M., New York time, (i) at least one Business Day in advance of the proposed conversion date in the case of a conversion to a Floating Rate Loan and
(ii) at least three (3) Business Days in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, a Eurodollar Loan. A Conversion/Continuation Notice shall specify (w) the requested conversion or continuation date (which shall be a Business Day), (x) the amount and the type of Loan to be converted or continued, (y) whether a conversion or continuation is requested, and (z) in the case of a conversion to, or a continuation of, a Eurodollar Loan, the requested Interest Period.
Promptly after receipt of a Conversion/Continuation Notice under this
Section 2.14(b), the Administrative Agent shall provide each Lender with a copy thereof.

     Section 2.15 LENDING OFFICES. Each Lender may book all or any portion of any Loan at any Lending Office selected by such Lender and may change its Lending Office from time to time. All terms of this Agreement shall apply to any such Lending Office and the Notes shall be deemed held by each Lender for the benefit of such Lending Office. Each Lender may, by written or telex notice to the Administrative Agent and the Company, designate a Lending Office through which and for whose account payments in respect of the Obligations are to be made.

     Section 2.16 NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Company notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of principal, interest or fees for the account of the Lenders that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.
If the Company has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate.

     Section 2.17 COLLATERAL SECURITY. (a) As security for the payment of the Obligations, the Company shall cause to be granted to the Administrative Agent, for the ratable benefit of the Lenders, a Lien on and security interest in all of the following, whether now or hereafter existing or acquired: (i) all of the shares of capital stock or other Equity Interests now or hereafter directly owned by the Company of or in its Subsidiaries and all proceeds thereof, all as more specifically described in the Company Pledge Agreement;
(ii) all of the Intercompany Demand Notes, all of the Intercompany Acquisition Notes and the assets of the Company described in the Mexican Assignment Agreement and each Collateral Assignment to which the Company is a party ; (iii) all of the shares of capital stock or other Equity Interests now or hereafter directly or indirectly owned by any Subsidiary of or in its Subsidiaries and all proceeds thereof, all as more specifically described in the Subsidiary Pledge Agreements and the assets described in each Collateral Assignment to which each Subsidiary of the Company is a party; and (iv) the shares of capital stock of the Company owned by the Parent and all the proceeds thereof, all as more specifically described in the Parent Pledge Agreement.

          (b) (1) Concurrently with the consummation of any Permitted Acquisition or (2) if earlier, within four Business Days of the formation of any new Subsidiary of the Company which is permitted hereunder, the Company shall

               (i) in the case of a Permitted Acquisition of stock or a Permitted Acquisition of other Equity Interests by the Company or any of its Subsidiaries or the formation of a new

     Subsidiary of the Company: (A) deliver or cause to be delivered to the Administrative Agent all of the certificates representing the capital stock or other Equity Interests (or other instruments or securities evidencing ownership) of such new Subsidiary which is being acquired or formed, beneficially owned by the Company or such Subsidiary, as additional collateral for the Obligations, to be held by the Administrative Agent in accordance with the terms of the Company Pledge Agreement, Subsidiary Pledge Agreement or such other document in form and substance satisfactory to the Administrative Agent executed from time to time to effect the pledge and assignment of such Equity Interests, as the case may be; and (B) cause such new Subsidiary which is being acquired or formed to deliver to the Administrative Agent (1) duly executed counterpart signature pages to the Subsidiary Guaranty, in the form attached thereto as Annex I, together with the authorization to the Administrative Agent and the Lenders to attach such signature page to the Subsidiary Guaranty, the effect of which shall be that as of the date set forth on such signature pages such new Subsidiary shall become a party to such agreement and be bound by the terms thereof, (2) if such Subsidiary owns any capital stock or other Equity Interests of any other Subsidiary of the Company, a Subsidiary Pledge Agreement or such other document in form and substance satisfactory to the Administrative Agent executed from time to time to effect the pledge and assignment of such Equity Interests, and (3) an Intercompany Demand Note, duly endorsed, pledged and delivered to the Administrative Agent under the Company Pledge Agreement;

                (ii) deliver or cause to be delivered such Uniform Commercial Code financing statements as shall be requested to perfect the security interest of the Administrative Agent and the Lenders in the assets being acquired to the extent such assets constitute Collateral; and

                (iii) in any case, provide such other related documentation, including, without limitation, one or more opinions of counsel reasonably satisfactory to the Administrative Agent, articles of incorporation, by-laws and resolutions, which in the reasonable opinion of the Administrative Agent is necessary or advisable in connection with such Permitted Acquisition or formation of such new Subsidiary.

Notwithstanding the foregoing, nothing contained in this Section 2.17 shall require (A) the Company or any Subsidiary to pledge more than 65% of the capital stock of any foreign Subsidiary or (B) any foreign Subsidiary to take any action otherwise required by this Section 2.17, if in either case the Company shall in good faith have determined that such pledge or action will have an adverse tax consequence.

     Section 2.18 FURTHER ASSISTANCE. In connection with any exercise by the Administrative Agent or any Lender of its rights and remedies under the Collateral Documents, it may be necessary to obtain the prior consent or approval of certain Persons, including but not limited to the FCC and other public utility regulatory agencies and governmental authorities. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Collateral Document, applicable law or otherwise which requires any consent, approval, registration, qualification or authorization of any Person, the Company will, upon request by the Administrative Agent, execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments, and other documents and papers that the Administrative Agent or such Lender determines may be required to obtain such consent, approval, registration, qualification or authorization. Without limiting the generality of the foregoing, the Company will use its best efforts to obtain from the appropriate Persons the necessary consents and approvals, if any: (1) for the transfer of control, if required for the effectuation of clause (2) below, to the Administrative Agent, the Lenders or their respective nominees or transferees upon the occurrence of a Default, of any permit, license or authorization in respect of the operation of any Radio Station; (2) for the effectuation of any sale or sales of Pledged Stock (as defined in the Parent Pledge Agreement, the Company Pledge Agreement and/or the Subsidiary Pledge Agreements) or other Equity Interests constituting Collateral upon the occurrence of a Default; and (3) for the exercise of any other right or remedy of the Administrative Agent or any Lender under any Collateral Document, applicable law or otherwise. The Administrative Agent and the Lenders will cooperate with the Company in preparing the filing with the FCC and any other Persons of all requisite applications required to be obtained by the Company under this Section 2.18.

     Section 2.19 USE OF PROCEEDS. The Company shall use the Letters of Credit and the proceeds of the Revolving Loans for general corporate purposes, including the financing of Permitted Acquisitions. The proceeds of the Term Loans were used on the Effectiveness Date as contemplated by Section 6 of the Effectiveness Agreement.

     Section 2.20 ISSUANCE OF LETTERS OF CREDIT, ETC. (a) Subject to the terms and conditions hereof, at any time and from time to time from the Effectiveness Date through the day prior to the Revolving

Loan Termination Date, each Issuing Bank shall issue such Letters of Credit as the Company may request by an L/C Application; provided that, after giving effect to such Letter of Credit, (x) the SUM of the aggregate L/C Obligations then outstanding PLUS the then outstanding aggregate principal amount of the Revolving Loans shall not exceed the Aggregate Revolving Loan Commitment MINUS any Revolver Reserve in effect at such time, and (y) the aggregate L/C Obligations then outstanding shall not exceed $175,000,000. Unless all the Lenders with a Revolving Loan Commitment and the applicable Issuing Bank otherwise consent in writing, the term of any Letter of Credit shall not exceed 12 months. No Letter of Credit shall expire by its terms after the Revolving Loan Termination Date.

          (b) The Company shall submit the L/C Application for the Issuance of any Letter of Credit to the applicable Issuing Bank in accordance with such Issuing Bank's applicable procedures then in effect. Upon Issuance of a Letter of Credit, the applicable Issuing Bank shall promptly notify the Lenders of the amount and terms thereof.

          (c) Upon the Issuance of a Letter of Credit, each Lender that has a Revolving Loan Commitment shall be deemed to have purchased a pro rata participation, from the applicable Issuing Bank in an amount equal to that Lender's Pro Rata Share, in such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the applicable Issuing Bank has not been reimbursed by the Company for any payment required to be made by such Issuing Bank under any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share, reimburse such Issuing Bank promptly upon demand for the amount of such payment. The obligation of each Lender to so reimburse such Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Unmatured Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Company to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit together with interest as hereinafter provided. Each Lender that has reimbursed an Issuing Bank pursuant to this Section 2.20(c) for its Pro Rata Share of any payment made by such Issuing Bank under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of such Issuing Bank against the Company under this Section 2.20.

          (d) Upon the making of any payment with respect to any Letter of Credit by the applicable Issuing Bank, the Company shall be deemed to have submitted a Borrowing Notice for a Revolving Loan consisting of a Floating Rate Loan in the amount of such payment, and the Administrative Agent shall without notice to or the consent of the Company request Revolving Loans to be made by the Lenders in an aggregate amount equal to the amount paid by such Issuing Bank on that Letter of Credit, and for this purpose, the conditions precedent set forth in Article IV shall not apply. The proceeds of such Revolving Loans shall be paid to the applicable Issuing Bank (and, on a pro rata basis, to Lenders that have previously reimbursed such Issuing Bank in respect of such payment under paragraph (c) above) to reimburse it for the payment made by it under such Letter of Credit. Promptly following any Revolving Loans made under this
Section 2.20, the Administrative Agent shall notify the Company thereof.

          (e) To the extent that any Loans made pursuant to Section 2.20(d) are insufficient to reimburse the applicable Issuing Bank in full, the Company agrees to pay to such Issuing Bank with respect to each Letter of Credit, within one Business Day after demand therefor, a principal amount equal to such unreimbursed portion of any payment made by such Issuing Bank under that Letter of Credit, together with interest on such amount from the date of any payment made by such Issuing Bank through the date of payment by the Company at the Default Rate. The principal amount of any such payment made by the Company to any Issuing Bank shall be used to reimburse such Issuing Bank for the payment made by it under the related Letter of Credit.

          (f) The Issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the Issuance of a new Letter of Credit.

     Section 2.21 LETTER OF CREDIT FEES. The Company shall pay (i) a letter of credit fee to the Administrative Agent equal to the product of (A) the Applicable Margin with respect to Eurodollar Loans for the Revolving Loans minus 0.125%, multiplied by (B) the stated amount of each Letter of Credit per annum for the term of each Letter of Credit, payable in advance, for the account of the Lenders who have Revolving Loan Commitments, according to their respective Pro Rata Shares and (ii) an issuance fee to the Administrative Agent of 0.125% of the stated amount of each Letter of Credit, payable in advance for the account of the applicable Issuing Bank. Upon (A) the issuance of each Letter of Credit, the Company shall also pay to the Administrative Agent for the account of the applicable Issuing Bank an amount equal to the greater of (i) $500 or (ii) the issuance fees; (B) the amendment of each Letter of

Credit, the Company shall pay to the Administrative Agent for the account of the applicable Issuing Bank the amendment fees, in each case, as the applicable Issuing Bank normally charges in connection with a Letter of Credit and activity pursuant thereto, in either case which fees shall be solely for the account of the applicable Issuing Bank; and (C) the incurrence of any reasonable out-of-pocket costs and expenses in connection with the maintenance of any Letter of Credit, the Company shall pay to the Administrative Agent for the account of the applicable Issuing Bank the amount of such out-of-pocket costs and expenses so incurred.

     Section 2.22 OBLIGATION OF THE COMPANY ABSOLUTE, ETC. The obligation of the Company to pay to the applicable Issuing Bank the amount of any payment made by such Issuing Bank under any Letter of Credit shall be absolute, unconditional and irrevocable. Without limiting the foregoing, such obligation of the Company shall not be affected by any of the following circumstances:

          (1) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other agreement or instrument relating thereto;

          (2) any amendment or waiver of or any consent to departure from any Letter of Credit, this Agreement or any other agreement or instrument relating thereto;

          (3) the existence of any claim, setoff, defense or other rights which the Company may have at any time against any issuing Bank, any Lender, the Administrative Agent, any beneficiary of any Letter of Credit (or any Persons for whom any such beneficiary may be acting) or any other Person, whether in connection with any Letter of Credit, this Agreement or any other agreement or instrument relating thereto, or any unrelated transactions;

          (4) any demand, statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of such Letter of Credit;

          (5) payment by any Issuing Bank in good faith under any Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of such Letter of Credit;

          (6) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

          (7) any error in the transmission of any message relating to a Letter of Credit not caused by the applicable Issuing Bank, or any delay or interruption in any such message;

          (8) any error, neglect or default of any correspondent of any Issuing Bank in connection with a Letter of Credit;

          (9) any consequence arising from acts of God, war, insurrection, disturbances, labor disputes, emergency conditions or other causes beyond the control of any Issuing Bank;

          (10) the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the applicable Issuing Bank in connection with a Letter of Credit; and

          (11) any other circumstances whatsoever.

          (b) Each Issuing Bank shall be entitled to the protection accorded to the Agents pursuant to Section 10, MUTATIS MUTANDIS.

     Section 2.23 CASH COLLATERAL. Notwithstanding anything to the contrary herein or in any L/C Application, after the occurrence and during the continuance of Default, the Company shall, upon the Administrative Agent's demand, deliver to the Administrative Agent for the benefit of the Lenders cash, or other collateral of a type satisfactory to the Required Lenders, having a value (if other than cash), as determined by such Lenders, equal to the aggregate outstanding L/C Obligations.

                                   Article III

                             CHANGE IN CIRCUMSTANCES

     Section 3.1 YIELD PROTECTION. If any law or any governmental rule, regulation, policy guideline or directive (whether or not having the force of law), or any regulatory interpretation thereof, or compliance by any Lender with such (which has been adopted or changed after the date hereof),

          (i) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Office (other than reserves and assessments taken into account in determining the interest rate applicable to any Eurodollar
     Loan) or any Issuing Bank, or

          (ii) imposes any other condition which is to increase the cost to any Lender or any applicable Lending Office or any Issuing Bank of making, funding or maintaining any Eurodollar Loan or of participating in, issuing or maintaining any Letter of Credit or reduces any amount receivable by any Lender or any applicable Lending Office or any Issuing Bank in connection with any Eurodollar Loan or Letter of Credit, or requires any Lender or any applicable Lending Office or any Issuing Bank to make any payment calculated by reference to the amount of any Eurodollar Loan or Letter of Credit made, issued, maintained or participated in or interest received by it, by an amount deemed material by such Lender or Issuing Bank, or

          (iii) affects the amount of capital required or expected to be maintained by any Lender or Lending Office or any Issuing Bank or any corporation controlling any Lender or any Issuing Bank and such Lender or such Issuing Bank determines the amount of capital required is increased by or based upon the existence of this Agreement, the Loans, any Letters of Credit or commitments of this type, then, within fifteen (15) days of demand by such Lender or such Issuing Bank made together with the presentation to the Company of a certificate of such Lender or such Issuing Bank complying with Section 3.5, the Company shall pay such Lender or such Issuing Bank that portion of such increased expense incurred (including, in the case of Section 3.1(iii), any reduction in the rate of return on capital to an amount below that which it or its controlling corporation could have achieved but for such change in regulation after taking into account such Lender's or such Issuing Bank's or such Lender's or Issuing Bank's controlling corporation's policies as to capital adequacy) or reduction in an amount received which such Lender or such Issuing Bank reasonably determines is attributable to making, funding and maintaining such Lender's or Issuing Bank's Commitments and the Obligations owing to it.

     Section 3.2 TAXES. (a) Except as required by law, all payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, imposed, levied, collected, withheld or assessed by any Governmental Authority after the Effectiveness Date as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of such Governmental Authority, BUT EXCLUDING (i) net income, franchise and branch profits taxes imposed on the Administrative Agent or a Lender or any Issuing Bank by (x) the United States of America or any taxing authority thereof or therein, (y) the jurisdiction under the laws of which the Administrative Agent or such Lender or such Issuing Bank is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein, or (z) any jurisdiction in which the Lending Office of any Lender making and maintaining Loans to the Company, is located or any political subdivision or taxing authority thereof or therein, and (ii) any taxes, levies, imposts, duties, charges, fees, deductions or withholdings arising after the date of this Agreement, solely as the immediate result of such Lender (x) changing its designated Lending Office as of the Effectiveness Date to a Lending Office located in any other jurisdiction (other than a change described in the last sentence of this Section 3.2(a) or Section 3.5) or (y) designating an additional Lending Office located in any other jurisdiction (such non-excluded taxes, levies, imposts, duties, charges, fees, deduction and withholdings being called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender or any Issuing Bank hereunder, the amounts so payable to the Administrative Agent or such Lender or such Issuing Bank shall be increased to the extent necessary to yield to the Administrative Agent or such Lender or such Issuing Bank (after payment of all Taxes, including Taxes attributable to such increase, and free and clear of all liability, including, without limitation, interest and penalties, in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Taxes are payable by the Company, the Company shall pay such Taxes in a timely manner and promptly deliver official receipts therefor (or certified copies thereof if such receipts are not available) to the Administrative Agent. If the Company fails to pay Taxes when due to the appropriate taxing authority, the Company shall indemnify the Administrative Agent and any Lender and Issuing Bank for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender or any Issuing Bank as a result of any such failure together with any expenses payable by the Administrative Agent or any Lender or any Issuing Bank in connection therewith. If the Company is required to make any additional payment to the Administrative Agent or any Lender or any Issuing Bank pursuant to this Section 3.2, and such Lender or such Issuing Bank receives a credit against or relief or remission for, or repayment of, any tax paid or payable by it in respect of, or calculated with reference to, the Taxes giving rise to such payment, such Lender or such Issuing Bank shall, within a reasonable time of the date on which it receives such credit, relief, remission or repayment, use its reasonable efforts to reimburse the Company the amount of the net benefit it receives as a result of any such credit, relief, remission or repayment (as determined by such Lender or such Issuing Bank) to the extent not inconsistent with such Lender's or Issuing Bank's internal policies. If any Taxes constituting a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable, after the Original Closing Date, to such payments by the Company to a Lender, such Lender shall, to the extent not inconsistent with such Lender's internal policies, use its reasonable efforts to make, fund and maintain its Loans through a Lending Office of such Lender located in another jurisdiction so as to reduce the Company's liability hereunder, provided that such Lender determines, in its sole discretion, that the making, funding or maintenance of such Loans through such other Lending Office would not otherwise materially adversely affect such Loans or such Lender.

          (b) Prior to or at the Effectiveness Date, each Lender or Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof shall, unless it has previously done so in connection herewith, deliver to the Administrative Agent (and the Administrative Agent agrees that it will deliver to the Company) in the case of a Lender or Issuing Bank that is a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Lender or Issuing Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) each Lender and Issuing Bank will deliver to the Administrative Agent (and the Administrative Agent will deliver to the Company) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. In the case of any Lender that is not a "bank" within the meaning of
Section 881(c)(3)(A) of the Internal Revenue Code, such Lender or Issuing Bank shall deliver (i) a representation letter to the Administrative Agent (for the benefit of the Administrative Agent and the Company) stating that such Lender or Issuing Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code and (ii) two (2) accurate and complete original signed copies of Internal Revenue Service Form W-8, certifying that such Lender or Issuing Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender and Issuing Bank that is a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code which delivers to the Company and the Administrative Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the preceding sentence further undertakes, if requested by the Company, to deliver to the Company and the Administrative Agent two further copies of said statement or Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such statement or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent statement or form previously delivered by it to the Company, and such extension or renewals thereof as may reasonably be requested by the Company, certifying in the case of a Form 1001 or 4224 that such Lender or Issuing Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Lender or Issuing Bank or the Administrative Agent from duly completing and delivering any such statement or form with respect to it and such Lender or Issuing Bank or Administrative Agent advises the Company that it is not capable of receiving payments without any deduction or withholding of United States federal income tax and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax. Each Lender or Issuing Bank that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code will (for the benefit of the Administrative Agent and the Company), to the extent legally entitled to do so, and if requested by the Company, provide to the Company two further copies of Internal Revenue Service Form W-8 and an updated representation letter stating that such Lender or Issuing Bank is not a "bank" under Section 881(c)(3)(A) of the Internal Revenue Code and such other forms as may be required in order to establish the legal entitlement of such

Lender or Issuing Bank to an exemption from withholding tax with respect to payments under this Agreement. The Company shall not be required to pay any increased amount on account of Taxes pursuant to this Section 3.2 to any Lender, Issuing Bank, Transferee or Administrative Agent that fails to furnish any form or statement that it was required to furnish in accordance with this Section 3.2 or Section 12.3.3, and, to the extent required by law, the Company shall be entitled to deduct Taxes from the payments owed to such Lender, Issuing Bank, Transferee or Administrative Agent.

     Section 3.3  AVAILABILITY OF RATE OPTIONS.   If any Lender determines that
maintenance of its Eurodollar Loans at a suitable Lending Office would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or determines that (i) deposits of a type and maturity appropriate to match fund any Eurodollar Loan are not available or (ii) the Eurodollar Rate does not accurately reflect the cost of making or maintaining any Eurodollar Loan, then (unless such unavailability or inaccuracy results solely from a deterioration in the creditworthiness of such Lender subsequent to the date hereof) the Administrative Agent shall suspend the availability of Eurodollar Loans from such Lender and require the interest rate applicable to any Eurodollar Loan by such Lender then outstanding to be changed to the Floating Rate and each such Lender's Pro Rata Share shall be adjusted as applicable in accordance therewith.

     Section 3.4 FUNDING INDEMNIFICATION. If any payment or conversion in respect of any Eurodollar Loan occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise, or if an Advance related to, or conversion from or into or in continuation of, Eurodollar Loans does not occur on a date specified therefor in a Borrowing Notice or a Conversion/Continuation Notice, the Company will indemnify each Lender for any loss or cost incurred by it resulting therefrom upon request by such Lender accompanied by a certificate complying with Section 3.5 below.

     Section 3.5 LENDER CERTIFICATES; SURVIVAL OF INDEMNITY. To the extent reasonably possible, so long as the Company has any liquidated liability to any Lender under Section 3.1, such Lender shall designate an alternate Lending Office with respect to its Eurodollar Loans to reduce any such liability, so long as such designation is not disadvantageous to such Lender. A certificate of a Lender or Issuing Bank as to the amount due under Section 3.1 or 3.4 (which certificate shall, if so requested by the Company, include an explanation of the basis used by such Lender or Issuing Bank in calculating such amount) shall be delivered within one hundred and twenty 120 days after a responsible account officer of the Lender or Issuing Bank obtains actual knowledge of the event giving rise thereto and shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with any Lender's Eurodollar Loans shall be calculated as though each Lender funded its Pro Rata Share of any Eurodollar Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Eurodollar Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the certificate shall be payable on demand after receipt by the Company of the certificate. The obligations of the Company under Sections 3.1 and 3.4 shall survive payment of the Obligations and termination of this Agreement.


                                   Article IV

                              CONDITIONS PRECEDENT

     Section 4.1 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of each Lender to make any Loan (including the refinancing of Loans on the Effectiveness
Date) and of each Issuing Bank to Issue any Letter of Credit is subject to the satisfaction on the date such Loan is made or such Letter of Credit is Issued of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in the other Loan Documents (other than representations and warranties that expressly speak only as of a different date) shall be true and correct in all material respects on such date both before and after giving effect to the making of such Loans or the Issuance of such Letter of Credit.

          (b) NO DEFAULT OR UNMATURED DEFAULT. No Default or Unmatured Default shall have occurred and be continuing on such date either before or after giving effect to the making of such Loans or the Issuance of such Letter of Credit.

          (c) NO INJUNCTION. No law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, that would enjoin, prohibit or restrain the making or repayment of the Loans or the Issuance of such Letter of Credit or the consummation of the Transactions which have been or are to be consummated on or before such date.

          (d) NO MATERIAL ADVERSE CHANGE. No event, act or condition shall have occurred after December 31, 1996 that has had a material adverse effect on the assets, business, properties, financial condition or results of operations of the Parent and its Subsidiaries or of the Company and its Subsidiaries, as the case may be, and if any such material adverse effect shall have occurred, the Required Lenders shall have waived the same in writing.

          (e) BORROWING NOTICE. The Administrative Agent shall have received a duly executed Borrowing Notice or L/C Application, as appropriate, in respect of the Loans to be made or Letters of Credit to be Issued on such date.

          (f) ACQUISITION. If proceeds of any Loan or any Letter of Credit will be used for any Acquisitions by the Company or any of its Subsidiaries proposed to be consummated based upon FCC orders which are not final and are subject to reconsideration by the FCC or appeal to a court with respect to any such Acquisitions, to the extent the cash portion of the Amount of all such Acquisitions exceeds $100,000,000 in the aggregate at any one time outstanding then (A) the Company or its Subsidiaries (if applicable) shall have negotiated an unwind agreement with respect to the business and assets (or related voting securities) subject to such Acquisition which provides for the simultaneous reconveyance for full value to the seller, the seller's assignee or the seller's trustee of all such business and assets (or related voting securities), in the event a final FCC order is not reasonably attainable with respect to such business and assets (or related voting securities), PROVIDED that solely with respect to Acquisitions exceeding $100,000,000, the Required Lenders may expressly agree that such an unwind agreement is not required and (B) all the consideration to be paid by the Company or any Subsidiary in respect of such Acquisition (including the proceeds of any drawing on any Letter of Credit) shall be subject to an escrow agreement whereby such consideration is maintained in escrow arrangements until the receipt of an FCC final order with respect thereto), PROVIDED solely with respect to the creation or maintenance of such escrow arrangements, the Required Lenders may expressly agree that such escrow arrangements are not required. The requirements set forth in this
Section 4.1(f) are in addition to any other requirements and restrictions set forth in this Agreement which are applicable to such an Acquisition.

          (g) The Administrative Agent shall have received a certificate of an Authorized Officer of the Company (i) certifying that each condition required to be met in connection with the incurrence of additional Indebtedness under
Section 4.11 of each of the Senior Subordinated Debt Indentures has been satisfied, (ii) certifying that the Loans to be made or Letters of Credit to be issued will constitute "Senior Debt" for purposes of the Senior Subordinated Debt Indentures and (iii) if the"Leverage Ratio" as set forth in the certificate most recently delivered pursuant to Section 6.1(k) is greater than 5.5 to 1, setting forth in reasonable detail the calculations (including the calculation of the pro forma leverage ratio under the Senior Subordinated Debt Indentures) necessary to certify as to such compliance.

     The acceptance of the proceeds of each such Loan and the Issuance of such Letter of Credit shall constitute a representation and warranty by the Company to each of the Lenders that all of the conditions required to be satisfied under this Article IV in connection with the making of such Loan or the Issuance of such Letter of Credit have been satisfied.

     All the certificates and other documents and papers referred to in this
Article IV, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts for each of the Lenders, and shall be satisfactory in form and substance to each Lender in its sole discretion.


                                    Article V

                         REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Lenders that:

     Section 5.1 CORPORATE EXISTENCE AND STANDING. Each of the Parent, the Company and each of its Subsidiaries (other than Excluded Subsidiaries not party to a Subsidiary Guaranty) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

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

     Section 5.2 AUTHORIZATION AND VALIDITY. Each of the Parent, the Company and each of its Subsidiaries (other than Excluded Subsidiaries not party to a Subsidiary Guaranty) has the corporate power and authority and legal right to execute and deliver the Loan Documents to which each is a party and to perform their obligations thereunder and to consummate the transactions contemplated by the Loan Documents, including, without limitation, the extensions of credit hereunder (collectively, the "Transactions"). The execution and delivery by each of the Parent, the Company and each of its Subsidiaries of the Loan Documents to which each is a party, and the performance of their obligations thereunder and consummation of the Transactions, have been duly authorized by necessary corporate proceedings, and the Loan Documents to which each is a party constitute legal, valid and binding obligations of the Parent, the Company and each of its Subsidiaries enforceable against the Parent, the Company and each of its Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     Section 5.3  NO CONFLICT; GOVERNMENT CONSENT, ETC.  Except as set forth on
Schedule 5.3 hereto, neither the execution and delivery by the Parent, the Company or any of its Subsidiaries of the Loan Documents nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent, the Company or any of its Subsidiaries or the Parent's, the Company's or any of its Subsidiaries' articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Parent, the Company or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Parent, the Company or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. Except as set forth on Schedule 5.3 hereto, no order, consent, approval, license, authorization, or validation of, or application, filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, or any other Person is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents or in connection with consummation of the Transactions contemplated thereby, other than orders, consents, approvals, applications and filings which have already been made or obtained.

     Section 5.4 FINANCIAL STATEMENTS. The audited December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996 consolidated financial statements of the Parent, the Company and its Subsidiaries and the unaudited consolidated financial statements of the Parent, the Company and its Subsidiaries for June 30, 1997 heretofore delivered to the Lenders were each prepared in accordance with Generally Accepted Accounting Principles in effect on the dates such statements were prepared (except with respect to such unaudited financial statements which are not adjusted to reflect (1) the carrying value of barter receivables and barter payables in accordance with FASB No. 63 and (2) the classification of outstanding debt between short term and long term) and fairly present the consolidated financial condition and operations of the Parent, the Company and its Subsidiaries, at such dates and the consolidated results of operations of the Parent, the Company and its Subsidiaries for the periods then ended.

     Section 5.5 MATERIAL ADVERSE CHANGE. As of the Effectiveness Date, no material adverse change in the assets, business, properties, financial condition or results of operations of the Parent and its Subsidiaries or of the Company and its Subsidiaries has occurred since December 31, 1996.

     Section 5.6 TAXES. The Parent, the Company and its Subsidiaries have filed (or have obtained extensions for filing) all United States federal, state and local tax returns and all other tax returns which are required to be filed and have timely paid all taxes which have become due or are payable pursuant to any assessment received by the Parent, the Company or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with Generally Accepted Accounting Principles. No United States or state income tax returns of the Parent, the Company or any of its Subsidiaries has been audited by the Internal Revenue Service or any State agency. No tax liens have been filed, and no claims are being asserted, with respect to any taxes to which the Parent, the Company or any of its Subsidiaries are subject that are material to the Company and its Subsidiaries taken as a whole. The charges, accruals and reserves on the books of the Parent, the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     Section 5.7  LITIGATION AND CONTINGENT OBLIGATIONS.  Except as set forth on
Schedule 5.7 hereto, as of the Effectiveness Date there is no litigation, arbitration, governmental investigation, proceeding, inquiry or Environmental Claim pending or, to the knowledge of any of their officers, threatened against or affecting the Parent, the Company or any of its Subsidiaries which could reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, or the ability of the Parent, the Company or any of its Subsidiaries to perform its obligations under the Loan Documents or to consummate the Transactions. Other than any liability incident to such litigation, arbitration, proceedings or Environmental Claim, as of the Effectiveness Date neither the Parent nor the Company nor any of its Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     Section 5.8 ENVIRONMENTAL MATTERS. (a) Except as set forth in Schedule 5.8(a) hereto, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release or threatened release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against (i) the Parent, the Company or any of its Subsidiaries or, (ii) to the Parent's, the Company's or its Subsidiaries' knowledge against any Person whose liability for any Environmental Claim that the Parent, the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, which could, in either case, reasonably be expected to materially adversely affect the business, properties, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or of the Company and its Subsidiaries, taken as a whole, or the ability of the Parent, the Company or any of its Subsidiaries to perform its obligations under the Loan Documents or to consummate the Transactions.

          (b) Except as set forth in Schedule 5.8(b) hereto, to the Parent's or the Company's knowledge (i) there are no on-site or off-site locations where the Parent, the Company or any of its Subsidiaries has stored, disposed of or arranged for the disposal of Materials of Environmental Concern, (ii) there are no underground storage tanks located on property owned or leased by the Parent, the Company or any of its Subsidiaries, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Parent, the Company or any of its Subsidiaries, and
(iv) no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by the Parent, the Company or any of its Subsidiaries, which could reasonably be expected to materially adversely affect the business, properties, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or of the Company and its Subsidiaries, taken as a whole, or the ability of the Parent, the Company or any of its Subsidiaries to perform its obligations under the Loan Documents or to consummate the Transactions.

     Section 5.9 ERISA. (a) Neither the Parent, the Company nor any of its Subsidiaries nor any ERISA Affiliate has engaged in any prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) that would subject the Parent, the Company or any of its Subsidiaries to any penalty which would have a material adverse effect on the business, properties, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or of the Company and its Subsidiaries, taken as a whole. As of the Effectiveness Date, neither the Parent, the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has ever maintained, or incurred any liability under, a Plan subject to Title IV of ERISA.

          (b) Except as set forth on Schedule 5.9 hereto, neither the Parent, the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has any contingent liability with respect to any post-retirement benefit under any "welfare plan" (as defined in Section 3(1) of ERISA) that is reasonably likely to have a material adverse effect on the business, properties, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or of the Company and its Subsidiaries, taken as a whole.

          (c) Except as set forth on Schedule 5.9 hereto, no material liability to the Internal Revenue Service, the Department of Labor, any Plan or any trust related thereto has been, or is expected by the Parent, the Company, any of its Subsidiaries nor any of their ERISA Affiliates, to be incurred by the Parent, the Company, any of its Subsidiaries or any of their ERISA Affiliates that is reasonably likely to have a material adverse effect on the business, properties, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or of the Company and its Subsidiaries, taken as a whole.

     Section 5.10 ACCURACY OF INFORMATION. No information, exhibit, certificate, schedule or report furnished by the Parent, the Company or any of its Subsidiaries to any Agent or to any Lender in connection with the negotiation of the Loan Documents contains, and no information, certificate or report which shall in the future be furnished by the Parent, the Company or any of its Subsidiaries in connection with any of the Loan Documents will contain, any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading.

     Section 5.11 MARGIN REGULATIONS. No part of the proceeds of any Loan will be used by the Parent, the Company or any of its Subsidiaries to purchase or carry any margin stock (as defined in any Margin Regulation) or to extend credit to others for the purpose of purchasing or carrying any such margin stock, if the making of any Loan or the use of the proceeds thereof or the Issuance of any Letter of Credit would violate or be inconsistent with the provisions of any Margin Regulation.

     Section 5.12  MATERIALLY BURDENSOME AGREEMENTS.  Except as disclosed on
Schedule 5.12 hereto or as identified in the notes to the Parent's financial statements referred to in Section 5.4, neither the Parent, the Company nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction materially and adversely affecting the business, properties or assets, operations or condition (financial or otherwise) as currently conducted or used in connection with the business of the Parent, the Company and its Subsidiaries, taken as a whole. Neither the Parent, the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument evidencing or governing Indebtedness or any other agreement to which it is a party, which default might have a material adverse effect on the business, properties, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or of the Company and its Subsidiaries, taken as a whole.

     Section 5.13 COMPLIANCE WITH LAWS; FRANCHISES AND LICENSES. (a) The Parent, the Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions (including, without limitation, all Environmental Laws and the Communications Act) of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply would not have a material adverse effect on the business, properties, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or of the Company and its Subsidiaries, taken as a whole. The Parent, the Company and its Subsidiaries have obtained or are in the process of obtaining all franchises, licenses, certificates, consents, approvals and authorizations granted or issued by any public or governmental body, agency or authority necessary and appropriate to own and/or operate the Radio Stations and Television Stations and all such franchises, licenses, certificates, consents, approvals and authorizations are in full force and effect with respect to the Radio Stations and Television Stations or it is reasonable to believe they will be in full force and effect.

          (b) On and after the Effectiveness Date, each FCC Broadcast Station License which is materially necessary to the operation of the business of the Parent, the Company and its Subsidiaries taken as a whole have been validly issued and is in full force and effect. Such FCC Broadcast Station Licenses constitute all of the FCC authorization materially necessary for the operation of the Parent's, the Company's and its Subsidiaries' businesses in the same manner as it is presently conducted. Each of the Company and its Subsidiaries has fulfilled and performed all of its material obligations with respect thereto. No event has occurred which (a) results in, or after notice or lapse of time or both would result in, revocation or termination of any FCC Broadcast Station License material to the operation of the Company and its Subsidiaries taken as a whole or (b) materially and adversely affects or in the future will be reasonably likely (so far as the Company can now reasonably foresee) to materially adversely affect any of the rights of the Parent, the Company and its Subsidiaries taken as a whole thereunder (other than proceedings related to the radio broadcast industry generally). No other FCC license is materially necessary for the operation of the business of the Parent, the Company or any of its Subsidiaries as now conducted. Except as may be required under Section 310 of the Communications Act, none of the FCC Broadcast Station Licenses or other franchises or licenses require that any present stockholder, director, officer or employee of the Parent, the Company or any of its Subsidiaries remain a stockholder or employee of the Parent, the Company or any of its Subsidiaries, or that any transfer of control of the Parent, the Company or any of its Subsidiaries must be approved by any public or governmental body other than the FCC.

          (c) To the best of the Parent's and the Company's knowledge, on the Effectiveness Date, none of the Parent, the Company or any of its Subsidiaries is a party to any investigation, notice of violation, order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings (other than proceedings relating to the radio or television industries generally) which could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Broadcast Station Licenses and which would be material to the business of the Company and its Subsidiaries taken as a whole. As of the Effectiveness Date, neither the Parent nor the Company has any reason to believe (other than in connection with there being no legal assurance thereof) that the FCC Broadcast Station Licenses owned by the Company and its Subsidiaries will not be renewed in the ordinary course. Each of the Parent, the Company and each of its Subsidiaries has filed all reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of the FCC to the extent that the failure to file the same could threaten or adversely effect the validity or continued effectiveness of their respective FCC Broadcast Station Licenses.

     Section 5.14 OWNERSHIP OF PROPERTIES. The Parent, the Company and each of its Subsidiaries has good and marketable title, free of all Liens, other than those permitted by Section 6.17, to all of the properties and assets reflected in the financial statements as owned by it.

     Section 5.15  LOCATION OF PROPERTIES.  [Intentionally Deleted]

     Section 5.16 INVESTMENT COMPANY ACT. Neither the Parent, the Company nor any of its Subsidiaries nor any corporation controlling the Parent or the Company or under common control with the Parent or the Company is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     Section 5.17 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Parent, the Company nor any of its Subsidiaries nor any corporation controlling the Parent or the Company or under common control with the Parent or the Company is a "holding company" or a "subsidiary company", of a "holding company", or an "affiliate" of a "holding company", or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 5.18 CAPITAL STRUCTURE. (a) Schedule 5.18(a) hereto sets forth as of the Effectiveness Date, both before and after giving effect to the Transactions to be consummated on the Effectiveness Date, the number of authorized and issued shares of each class of capital stock of the Parent, the Company and each of its Subsidiaries, the par value thereof and the registered owner(s) of the capital stock of the Company and each Subsidiary of the Company. All of such stock has been duly and validly issued and is fully paid and non-assessable. Except as set forth in Schedule 5.18(a) hereto, as of the Effectiveness Date, neither the Parent, the Company nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock nor does the Parent, the Company or any of its Subsidiaries have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock. On the Effectiveness Date, Z/C owns not less than 29% of the issued and outstanding shares of common stock of the Parent. The Parent owns 100% of the issued and outstanding capital stock of the Company.

          (b) As of the Effectiveness Date, the Company and its Subsidiaries shall have no Indebtedness to any Person other than Indebtedness arising under the Loan Documents and the Indebtedness identified on Schedule 5.18(b) hereto. As of the Effectiveness Date, the Parent shall have no Indebtedness to any Person other than Indebtedness arising under the Collateral Documents to which it is a party, Liquid Yield Option Notes in an aggregate principal amount at maturity of not more than $259,900,000 and Guaranties of the Senior Subordinated Debt subordinated to the Obligations on terms no less favorable to the Lenders than the Senior Subordinated Debt.

          (c) Except as set forth on Schedule 5.18(b) hereto or as permitted under Section 6.11, upon the consummation of the Transactions which are to occur on the Effectiveness Date, the Obligations shall constitute the only outstanding secured indebtedness of the Company and its Subsidiaries.

          (d) The aggregate principal amount of Subordinated Debt of the Company (including the Senior Subordinated Debt) outstanding on the Effectiveness Date is not more than $420,000,000 and the subordination provisions with respect to all Subordinated Debt are enforceable against the holders thereof. The Obligations constitute "Senior Debt" as defined in each of the Senior Subordinated Note Indentures.

     Section 5.19 COLLATERAL ASSIGNMENTS. Each of the Company and any of its Subsidiaries that is party to a Joint Sales Agreement or a Local Marketing Agreement has entered into a Collateral Assignment with respect to each such Joint Sales Agreement or Local Marketing Agreement (subject to the proviso in
Section 6.29).

     Section 5.20 EXCLUDED SUBSIDIARIES, ETC. None of the Excluded Subsidiaries has any material assets. Each Excluded Subsidiary that has guaranteed any portion of any Subordinated Debt has become a party to the Subsidiary Guaranty.

     Section 5.21 LABOR MATTERS. Except as set forth on Schedule 5.21 hereto, there is no collective bargaining agreement covering any of the employees of the Company or any of its Subsidiaries on the Effectiveness Date. As of the Effectiveness Date, no single employment contract is necessary for the profitable operation of the business of the Company and its Subsidiaries taken as a whole. As of the Effectiveness Date, no attempt to organize the employees of the Company or any of its Subsidiaries, and no strikes, walkouts or similar labor disputes affecting the operations of the Company or any of its Subsidiaries, is pending or, to the knowledge of the Company and its officers, threatened.

     Section 5.22 SOLVENCY. On the Effectiveness Date and at all times after the Effectiveness Date and after giving effect to the Transactions to occur on the Effectiveness Date, the Parent, the Company and each of its Subsidiaries (other than Excluded Subsidiaries) will be Solvent.

     Section 5.23 SECURITY INTERESTS AND LIENS. The Collateral Documents create, as security for the Obligations, valid and enforceable security interests in and Liens on all of the Collateral, in favor of the Administrative Agent for the benefit of the Agents and the Lenders. Such security interests in and Liens on the Collateral are superior to and prior to the rights of all third parties (except as disclosed on Schedule 5.23 hereto), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than filing continuation statements in accordance with applicable law.

     Section 5.24 EFFECTIVENESS DATE TRANSACTIONS. On the Effectiveness Date, the Transactions intended to be consummated on the Effectiveness Date will have been consummated in accordance with all applicable laws. All consents and approvals of, and filings and registrations with, and all other actions by, any Person required in order to make or consummate such Transactions have been obtained, given, filed or taken and are or will be in full force and effect.

     Section 5.25 CALL LETTERS; PATENTS, TRADEMARKS, ETC. As of the Effectiveness Date, the Parent, the Company and its Subsidiaries in the aggregate have all rights pursuant to the rules and regulations of the FCC to use as radio and television broadcasting call letters, or pursuant to Joint Sales Agreements, Local Marketing Agreements and the Mexican Sales Agency Agreement have the right to use as call letters, those call letters being used currently and all trademarks, service marks, logos and tradenames material to the operations thereof. After the Effectiveness Date, the Company and its Subsidiaries will have all rights pursuant to the rules and regulations of the FCC to use all call letters of the Radio Stations necessary for the operation of their respective businesses and all trademarks, service marks, logos and tradenames material to the operation thereof. To the knowledge of the Company and its officers, as of the Effectiveness Date, and except with respect to call letters used by the Company and its Subsidiaries pursuant to Joint Sales Agreements, Local Marketing Agreements and the Mexican Sales Agency Agreement, no Person other than the Company and its Subsidiaries has, owns, possesses, holds or claims any interest with respect to the use of (or has challenged the right of the Company or any of its Subsidiaries to use) any of such call letters, trademarks, service marks, logos or tradenames, except for claims which do not in the aggregate, materially affect the Company and its Subsidiaries taken as a whole.

     Section 5.26 NO DEFAULT. No Default or Unmatured Default has occurred and is continuing.

     Section 5.27 BROKERS' FEES. Except for a $1,000,000 fee payable to Equity Group Investments Inc. following the Effectiveness Date and except as payable to any person party to this Agreement or in accordance with the Fee Letter, neither the Parent, the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's, brokers, investment banking or other similar fee in connection with any of the Transactions.

     Section 5.28 INSURANCE. All insurance policies and programs are currently in effect with respect to the respective property and assets and business of the Parent, the Company and its Subsidiaries. The insurance policies, programs and amounts of insurance maintained by the Parent, the Company and its Subsidiaries are adequate for the type of risks reasonably anticipated for the lines of businesses in which the Parent, the Company and its Subsidiaries engage.

     Section 5.29 SUBSIDIARY AGREEMENTS. Each Subsidiary of the Company (other than the Excluded Subsidiaries) has duly executed and delivered to the
(i) Company an Intercompany Demand Note and, if required pursuant to
Section 6.11, an Intercompany Acquisition Note and (ii) Administrative Agent,
(A) a counterpart signature page to the Subsidiary Guaranty and (B) a Subsidiary Pledge Agreement if any such Subsidiary owns any stock.

                                   Article VI

                                    COVENANTS

     The Company covenants and agrees that, from and after the Effectiveness Date until all the Commitments have been terminated, each of the Letters of Credit has expired or been terminated and the Obligations have been indefeasibly paid in full, unless the Required Lenders shall otherwise consent in writing:

     Section 6.1 FINANCIAL REPORTING. The Company will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with Generally Accepted Accounting Principles, and furnish to the Administrative Agent and the Lenders:

          (a) Within 100 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants of nationally recognized standing, acceptable to the Administrative Agent, prepared in accordance with Generally Accepted Accounting Principles on a consolidated basis for the Parent, the Company and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements (consolidated only), and a statement of cash flows (consolidated only), setting forth in comparative form the figures for the previous fiscal year, accompanied by (i) a letter from said accountants substantially in the form of Exhibit L hereto and (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

          (b) Within 60 days after the end of each fiscal quarter, for the Parent, the Company and its Subsidiaries, consolidated and consolidating unaudited balance sheets for such fiscal quarter and consolidated profit and loss statements for such fiscal quarter and for the period from the beginning of the Company's fiscal year to the end of such fiscal quarter, in each case prepared in accordance with Generally Accepted Accounting Principles and setting forth in comparative form the corresponding figures for the comparable periods in the preceding fiscal year, for the period from the beginning of such fiscal year to the end of such fiscal quarter, and, in each case, in comparative form the corresponding figures for the corresponding items in the budget for such periods delivered by the Company to the Administrative Agent and the Lenders pursuant to Section 6.1(c), all certified by the Company's Treasurer, Chief Financial Officer or Vice-President of Finance and prepared in accordance with Generally Accepted Accounting Principles, except with respect to the unaudited balance sheets which are not adjusted to reflect (1) the carrying value of barter receivables and barter payables in accordance with FASB No. 63 and
(2) the classification of outstanding debt between short term and long term.

          (c) At the request of the Administrative Agent or any Lender, as soon as available but in any event within 45 days of the beginning of each fiscal year, (i) a copy of the annual budget prepared on a quarterly basis for the Company and its Subsidiaries for the then current fiscal year reflecting cash flow requirements and results of operations or (ii) any material revisions to the budgets previously delivered.

          (d) Together with the financial statements required to be delivered under Section 6.1(a) and Section 6.1(b), a duly completed Compliance Certificate.

          (e) In the event a Parent Plan has any Unfunded Liabilities, within 180 days after the close of each fiscal year, a statement of the Unfunded Liabilities of such Parent Plan, certified as correct by an Authorized Officer of the Company and the Parent.

          (f) As soon as possible and in any event within five Business Days after an Authorized Officer of the Company learns that any Reportable Event has occurred with respect to any Plan and, in the exercise of such officer's good faith judgment, such officer determines that such Reportable Event is reasonably likely to result in payment by the Company and its Subsidiaries in excess of $4,000,000, in each such case, a statement, signed by the Chief Financial Officer of the Company, describing said Reportable Event and the action which the Company or the ERISA Affiliate (if applicable) proposes to take with respect thereto.

          (g) Promptly upon the furnishing thereof to the shareholders of the Parent, copies of all financial statements, reports and proxy statements so furnished.

          (h) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, or other material reports which the Parent or any of its Subsidiaries files with the Securities and Exchange Commission or the FCC.

          (i) Simultaneously with delivery to the holders of the Senior Subordinated Debt, or the Liquid Yield Option Notes, any report, financial statement, notice, certificate or other information required to be delivered to any holder of Senior Subordinated Debt or Liquid Yield Option Notes, respectively, pursuant to any of the Senior Subordinated Debt Indentures or the Liquid Yield Option Note Documents and copies of all notices of default delivered to the Company or the Parent by any such holder, promptly upon receipt thereof by the Company or the Parent.

          (j) Prior to or within five days of the end of each fiscal quarter in which any License is lost as described in Section 7.14, a certificate of an Authorized Officer of the Company setting forth calculations in reasonable detail of the applicable Broadcast Cash Flow percentages resulting from any such loss of a License or Licenses.

          (k) As soon as possible and in any event within 60 Business Days after the end of each fiscal quarter of the Company, a certificate of an Authorized Officer of the Company setting forth in reasonable detail the "Leverage Ratio" as defined in each of the Senior Subordinated Debt Indentures and calculated as of the end of such fiscal quarter and setting forth the maximum amount of Indebtedness which could be incurred such that the Company would, upon such incurrence, not then be in violation of Section 4.11 of each of the Senior Subordinated Debt Indentures.

          (l) As soon as possible and in any event within 60 Business Days after the end of each fiscal quarter, the Company shall provide to the Administrative Agent for distribution to each Lender, an Acquisition Certificate containing Acquisition Pro Formas for all of the Acquisitions for which a definitive agreement had been executed at the time of delivery of such Acquisition Certificate.

          (m) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.


     Section 6.2  NOTICE OF DEFAULT, LITIGATION ETC.  The Company will,
(a) within two Business Days after an Authorized Officer of the Parent or the Company learns of the occurrence or existence thereof, give notice in writing to the Administrative Agent of the occurrence of any Default or Unmatured Default and (b) within five Business Days after an Authorized Officer of the Parent or the Company learns of the occurrence or existence thereof, give notice to the Administrative Agent in writing of (i) any litigation or other development (other than the issuance or adoption of any new federal, state or local statute, regulation or ordinance or any other development affecting the broadcasting industry generally), financial or otherwise, which is reasonably likely to materially adversely affect the business, properties, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or of the Company and its Subsidiaries, taken as a whole, or which is reasonably likely to adversely affect the ability of the Parent, the Company or any of its Subsidiaries to repay the Obligations as and when due or perform any of their other respective obligations under the Loan Documents, (ii) the receipt by the Parent, the Company or any of its Subsidiaries of any notice from any federal, state or local governmental or regulatory body or authority of the expiration without renewal, termination, material modification or suspension of, or institution of any proceedings to terminate, materially modify, or suspend, any license granted by the FCC or any other license now or hereafter held by the Parent, the Company or any of its Subsidiaries which is material to the business of the Company and its Subsidiaries taken as a whole (iii) any federal, state or local statute, regulation or ordinance or judicial or administrative order limiting or controlling the broadcast operations of the Parent, the Company or any of its Subsidiaries which has been issued or adopted hereafter and which is of material adverse importance or effect in relation to the operation of the Radio Stations and Television Stations taken as a whole (other than matters affecting the radio broadcast industry generally) or (iv) the timely filing by any party of an application to the FCC for an authorization for a new or modified broadcasting station that is in conflict with any of the applications of the Parent, the Company or any of its Subsidiaries for renewal of any licenses of the Radio Stations or Television Stations.

     Section 6.3  FINANCIAL RATIOS.

     6.3.1 LEVERAGE RATIO. The Company will maintain, as at the last day of each fiscal quarter ending during the periods set forth below, a Leverage Ratio not greater than the ratio set forth below opposite each such period:

          Period                                       Ratio
          ------                                       -----

     Original Closing Date through 6/29/98             6.75:1

     06/30/98 through 06/29/99                         6.50:1

     06/30/99 through 06/29/00                         6.00:1

     06/30/00 through 06/29/01                         5.50:1

     For each fiscal quarter
     ending after 06/29/01                             5.00:1

     6.3.2 SENIOR LEVERAGE RATIO. The Company will maintain, as at the last day of each fiscal quarter ending during the periods set forth below, a Senior Leverage Ratio not greater than the ratio set forth below opposite each such period:

          Period                                       Ratio
          ------                                       -----

     Original Closing Date through 06/29/98            5.25:1

     06/30/98 through 06/29/99                         5.00:1

     06/30/99 through 06/29/00                         4.50:1

     06/30/00 through 06/29/01                         4.25:1

     For each fiscal quarter
     ending after 06/29/01                             4.00:1


     6.3.3 INTEREST COVERAGE. The Company will maintain, as at the last day of each fiscal quarter ending during the periods set forth below, a ratio of
(a) Operating Cash Flow to (b) Cash Interest Expense, in each case calculated for the four consecutive fiscal quarters then most recently ended for the Company and its Subsidiaries on a consolidated basis, not less than the ratio set forth below opposite each such period:

          Period                                       Ratio
          ------                                       -----

     Original Closing Date through 06/29/98            1.75:1

     For each fiscal quarter
         ending after 06/29/98                         2.00:1

     6.3.4 FIXED CHARGE COVERAGE. The Company will maintain, as at the last day of any fiscal quarter a ratio of (i) Operating Cash Flow to (ii) Fixed Charges, in each case calculated for the four consecutive fiscal quarters then most recently ended for the Company and its Subsidiaries on a consolidated basis, of not less than 1.05 to 1.0.

     Section 6.4 CONDUCT OF BUSINESS; MAINTENANCE OF LICENSES. Subject to Dispositions permitted under Section 6.13, the Company will, and will cause each of its Subsidiaries to, (a) carry on and conduct the business conducted (or proposed to be conducted, as contemplated by the Information Memorandum dated August 1997 relating to the Company) by the Company and its Subsidiaries on the

Effectiveness Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses; (b) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; and (c) do all things necessary to renew, extend and continue in effect all permits, licenses and authorizations which may at any time and from time to time be necessary to operate the Radio Stations and Television Stations in compliance with all applicable laws and regulations.

     Section 6.5 TAXES. The Company will, and will cause each of its Subsidiaries to, pay, before they become delinquent, all material taxes, assessments and governmental charges and levies upon it or its income, profits or property (including any interest, penalties or additions with respect thereto), except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Generally Accepted Accounting Principles.

     Section 6.6 INSURANCE. The Company will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice and is acceptable to the Required Lenders, and the Company will furnish to any Lender upon request full information as to the insurance carried and shall maintain the Administrative Agent and the Lenders as named additional insureds as their interest may appear on each such policy and each such policy, as appropriate, shall contain a lender's loss payee endorsement in form and substance satisfactory to the Administrative Agent in favor of the Administrative Agent on behalf of the Agents and the Lenders.

     Section 6.7 COMPLIANCE WITH LAWS AND FCC FILINGS IN CONNECTION WITH LOAN DOCUMENTS. The Company will, and will cause each of its Subsidiaries to, comply with all laws (including, without limitation, the Communications Act), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Environmental Laws and all rules and regulations promulgated by the FCC and all FCC authorizations, except where the failure to so comply would not have a material adverse effect on the business, properties, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or of the Company and its Subsidiaries, taken as a whole, and would not result in the loss, cancelation, rescission, termination or revocation of any broadcast license granted to the Company or any of its Subsidiaries by the FCC that is material to the operations of the Company and its Subsidiaries taken as a whole. Within 30 days after the Effectiveness Date, the Company shall have made all necessary filings with the FCC, if any, in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, including, without limitation, the applicable FCC filings set forth on Schedule 5.3 hereto.

     Section 6.8 MAINTENANCE OF PROPERTIES. The Company will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition, subject to normal wear and tear and any insured casualty loss, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted.

     Section 6.9 INSPECTION, ETC. The Company will, and will cause each of its Subsidiaries to, permit the Administrative Agent and any Lender, by their respective representatives and agents, to inspect any of the properties, corporate books and financial records of the Company and each of its Subsidiaries, to examine and (except in the case of confidential information relating to the Company's relationship with third parties) make copies of the books of accounts and other financial records of the Company and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as any Lender may designate by reasonable prior notice to the Company. The Company shall provide to the Administrative Agent such appraisals of the Parent's, the Company's and each of its Subsidiaries' properties as the Administrative Agent or any Lender is required to obtain by any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, and any rules promulgated to implement such provisions.

     Section 6.10 RESTRICTED PAYMENTS. The Company will not, nor will it permit any of its Subsidiaries to, (a) declare or pay any dividends on its capital stock, or return any capital to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders in respect of its capital stock, (b) redeem, repurchase or otherwise acquire or retire, directly or indirectly, any of its capital stock or the capital stock of the Parent at any time outstanding (or any options, warrants or rights issued with respect to its capital stock) or (c) make any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or set aside any funds for any of the foregoing purposes (collectively, the "Restricted Payments"), except:
(i) so long as no Default or Unmatured Default shall have occurred and be continuing or would result therefrom, the Company may declare and pay dividends to the Parent for the purposes of repurchasing the Parent's stock but only to the extent such stock repurchases constitute Permitted Stock Repurchases by the Parent; (ii) so long as no Default or Unmatured Default shall have occurred and be continuing or would result therefrom, the Company may declare and pay dividends during any fiscal year, commencing with the fiscal year ending December 31, 1997, in an amount not to exceed 50% of Excess Cash Flow for the immediately preceding fiscal year, PROVIDED, HOWEVER, in any fiscal year (the "Current Fiscal Year") in which the Leverage Ratio was equal to or greater than
5.00 to 1.00 at the end of such preceding fiscal year, the Company shall only be permitted to pay dividends to the Parent in an amount not to exceed 25% of Excess Cash Flow during the Current Fiscal Year; (iii) any Wholly-Owned Subsidiary may declare and pay dividends to the Company; (iv) so long as no Default or Unmatured Event of Default shall have occurred and be continuing or would result therefrom, the Company may declare and pay dividends to the Parent in an amount necessary to permit the Parent to satisfy its legally required obligations in respect of dissenter's rights for shareholders of the Parent; and
(v) the Company may make the scheduled periodic payments of interest in respect of any Subordinated Debt permitted under Section 6.11(g) in accordance with the terms thereof (as in effect on the Effectiveness Date or, if such Subordinated Debt is issued after the Effectiveness Date, on the date of issuance of such Subordinated Debt or as amended in accordance with the terms of this Agreement), but subject to the subordination provisions contained in the Senior Subordinated Debt Indentures or other indenture, agreement or instrument pursuant to which such Subordinated Debt is issued, as applicable; The Parent may use dividends and distributions permitted by clause (ii) of this Section 6.10 for any corporate purpose, including the repurchase of Parent's stock; and stock so repurchased shall not be considered to be Permitted Stock Repurchases in calculating the limitation on Permitted Stock Repurchases. Neither the assumption nor the payment of Indebtedness of any Person being acquired by the Parent as part of a Permitted Acquisition shall be deemed to be prohibited by this Section 6.10, whether such Indebtedness is paid directly by the Company or any of its Subsidiaries or is paid with the proceeds of any dividend or other distribution by the Company to the Parent, so long as the acquired Person is immediately upon the acquisition thereof contributed to the Company as a capital contribution.

     Section 6.11 INDEBTEDNESS. The Company will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

          (a)  Indebtedness under this Agreement and the other Loan Documents.

          (b) Guarantees (excluding Guarantees of obligations of Subsidiaries of the Company to the extent that the obligations guaranteed thereby do not constitute Indebtedness and the obligations so guaranteed are permitted to be incurred by such Subsidiary hereunder), in an amount not to exceed, without duplication when aggregated with the Indebtedness permitted under clauses (d) and (f) of this Section 6.11, $50,000,000 at any one time outstanding.

          (c) Indebtedness of (i) the Company to any Wholly-Owned Subsidiary (other than an Excluded Subsidiary) provided that any such Indebtedness is subordinated to the Obligations on subordination terms satisfactory to the Administrative Agent, (ii) any Wholly-Owned Subsidiary to any other Wholly-Owned Subsidiary (other than an Excluded Subsidiary) to the extent, but only to the extent, that the proceeds of such Indebtedness are used by Subsidiaries of the Company for working capital and other general corporate purposes of such Subsidiary or (iii) any Wholly-Owned Subsidiary (other than an Excluded Subsidiary) to the Company (A) to the extent, but only to the extent, that the proceeds of such Indebtedness are used by such Wholly-Owned Subsidiary for working capital and other general corporate purposes of such Subsidiary which Indebtedness is evidenced by Intercompany Demand Notes which have been pledged and delivered to the Administrative Agent, duly endorsed in blank by the Company, pursuant to the Company Pledge Agreement or (B) with respect to Intercompany Acquisition Loans, which Indebtedness is evidenced by Intercompany Acquisition Notes which have been pledged and delivered to the Administrative Agent, duly endorsed in blank by the Company, pursuant to the Company Pledge Agreement.

          (d) Indebtedness incurred to fund Capital Expenditures in an amount not to exceed, when aggregated with the Indebtedness permitted under clauses (b) and (f) of this Section 6.11, $50,000,000 at any one time outstanding.

          (e)  Existing Indebtedness identified on Schedule 6.11(e) hereto.

          (f) Additional Indebtedness in an amount not to exceed, when aggregated with Indebtedness permitted under clauses (b) and (d) of this
Section 6.11, $50,000,000 at any one time outstanding.

          (g) The Senior Subordinated Debt and additional Subordinated Debt to be incurred by the Company after the Effectiveness Date and Guaranties by the Parent and the Subsidiaries of the Company thereof; provided with respect to any Subordinated Debt issued after the Effectiveness Date that (i) such additional Subordinated Debt shall be issued at market rates and on terms (including, without limitation, maturity, amortization, interest, premiums, fees, covenants, events of default and remedies) substantially similar to (and in any event not different in any manner materially adverse to the Lenders from) the Senior Subordinated Debt, as determined by the Administrative Agent in its sole discretion, (ii) no Default or Unmatured Default shall exist at the time such Subordinated Debt is issued or shall result from the issuance thereof, (iii) the proceeds from the issuance of such Subordinated Debt are applied pursuant to
Section 2.8(d), (iv) the Company shall be in compliance with the financial ratios set forth in Section 6.3 on a PRO FORMA basis after giving effect to the incurrence of such Subordinated Debt for the four completed fiscal quarters immediately preceding the issuance thereof, determined as if such issuance had occurred on the first day of such four fiscal quarter period, and (v) the Company shall have delivered to the Administrative Agent and each Lender a certificate of an Authorized Officer of the Company certifying compliance with clauses (i) through (iv) above, setting forth the calculations with respect thereto.

     Section 6.12 MERGER. The Company will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other person, except that
(i) upon receipt of any necessary FCC approval, any Wholly-Owned Subsidiary may merge into the Company or another Wholly-Owned Subsidiary and (ii) a Subsidiary of the Company may merge with or into a Subsidiary of the Company or another Person (other than the Company) in connection with, and for the purpose of consummating a Permitted Acquisition. Notwithstanding the foregoing, in any such merger or consolidation either a Subsidiary of the Company which has issued a Subsidiary Guaranty shall be the surviving corporation or the surviving corporation shall enter into a new Subsidiary Guaranty and, if applicable, a Subsidiary Pledge Agreement.

     Section 6.13 SALE OF ASSETS. From and after the Effectiveness Date, the Company will not, nor will it permit any of its Subsidiaries to, without the prior written approval of the Required Lenders, lease, sell, transfer or otherwise dispose of any of its property, assets or business to any other Person (a "Disposition") except for:

          (a) Dispositions of inventory or of equipment deemed necessary by the Company in an aggregate amount not to exceed $10,000,000 in any fiscal year;

          (b) Dispositions of those assets described in Schedule 6.13 hereto with respect to which the Company or the Parent has entered into negotiations prior to the date hereof;

          (c) Dispositions of Radio Stations or Television Stations so long as:

               (i) during any four-quarter period, the Station Broadcast Cash Flow of the Radio Stations or Television Stations being disposed of does not exceed, in the aggregate, 20% of Broadcast Cash Flow during that four-quarter period; and

              (ii) the aggregate Station Broadcast Cash Flow of Radio Stations or Television Stations disposed of since the Effectiveness Date, including the proposed disposition would not exceed 50% of Broadcast Cash Flow for the four-quarter period ended immediately prior to the date of the then-proposed disposition. For the purposes of paragraph (f) of this
     Section 6.13 and this paragraph (c); the "Station Broadcast Cash Flow" of each Radio Station or Television Station disposed of shall mean the Broadcast Cash Flow of such station for the four-quarter period ended immediately prior to the date such station was disposed of or is currently to be disposed of. The Station Broadcast Cash Flow so calculated for each station shall remain the Station Broadcast Cash Flow of such station for all future calculations of Station Broadcast Cash Flow.

     The Company shall deliver a certificate of an Authorized Officer of the Company to the Administrative Agent within 60 Business Days following the conclusion of each fiscal quarter during which the Company or any of its Subsidiaries makes or proposes to make a Disposition pursuant to this
Section 6.13(c) setting forth calculations in reasonable detail of the applicable Station Broadcast Cash Flow/Broadcast Cash Flow percentages resulting from any such Disposition and certifying compliance with this Section 6.13(c). For purposes of this Section 6.13(c) any Station Broadcast Cash Flow relating to the Disposition of any Radio Station located in St. Louis or Kansas City and relating to the Disposition of WKRC-TV in Cincinnati, Ohio, shall not be included in determining compliance with the 20% and 50% limits set forth in clauses (i) and (ii) hereof above.

          (d)  Dispositions of Receivables permitted under Section 6.18.

          (e) Dispositions in connection with (i) a swap of any Television Station for one or more radio stations or (ii) a swap of any radio stations or properties related thereto acquired after the Effectiveness Date for one or more radio stations (each transaction under clause (i) or (ii), a "Permitted Swap Disposition"). In the event all or part of the consideration for the disposition of any radio station described in clause (ii) above is received in cash and such cash is used within 180 days of receipt thereof to acquire any radio property or Television Station acquired pursuant to Section 6.15 and satisfying section (f) of the definition of Permitted Acquisition (any such Television Station, a "Permitted Television Station"), the radio station initially disposed of shall be deemed to have been swapped for such newly acquired radio property or Permitted Television Station as of the date of such acquisition in a Permitted Swap Disposition. Any assets received in connection with a Permitted Swap Disposition shall have a Fair Market Value, determined in good faith by the Company, at least equal to the assets transferred by the Company and its Subsidiaries as a result of such Permitted Swap Disposition; for purposes of calculating compliance with the 20% and 50% limits set forth in clauses (i) and (ii) of paragraph (c) above to the extent that such consideration is not reinvested as provided for in this clause (e), the Company and its Subsidiaries shall be deemed to have disposed of a portion of the Station Broadcast Cash Flow of each Television Station or radio station transferred by them in any Permitted Swap Disposition equal to the percentage of the aggregate Fair Market Value of all the consideration received by any of them in such Permitted Swap Disposition that is represented by cash or consideration other than radio properties or Television Stations at the time of such determination;

          (f) Dispositions of assets acquired after the Effectiveness Date pursuant to clause (iii) in the first paragraph of the definition of "Permitted Acquisitions".

     Notwithstanding the foregoing, no Disposition shall be permitted under clauses (b) through (f) above (i) if a Default shall have occurred and be continuing or a Default or Unmatured Default shall result therefrom and
(ii) unless the board of directors of the Company determines in good faith that the Company or such Subsidiary of the Company, as applicable, receives Fair Market Value for such Disposition (unless such Disposition is pursuant to an order of a Governmental Authority), it being understood that in the event a qualified intermediary is used in connection with any Disposition (unless such Disposition is pursuant to an order of a Governmental Authority), the determination of Fair Market Value shall be determined based upon the consideration initially received by the qualified intermediary from the third party. All of the net cash proceeds of any Disposition shall be applied as specified in Section 2.8 and when and as such proceeds are converted to cash, such cash shall be applied as specified in Section 2.8; provided that, if any Cash Equivalents are received as proceeds from any such Disposition, all such Cash Equivalents must be reduced to cash within four (4) Business Days after the date of any such Disposition and such cash proceeds must immediately be applied as specified in Section 2.8(b).

     A qualified intermediary (as defined in Treasury Regulation 1.1031(k)-1(g)(4)) shall not be used in connection with any Disposition if as a result of such use the aggregate amount of assets held in qualified intermediaries would be in excess of $15,000,000, unless the Company shall have delivered to the Administrative Agent, within 60 business days after the end of any such fiscal quarter during which any such Disposition occurs, a certificate of an Authorized Officer of the Company stating that (A) as of the last day of and for the most recent twelve-month period for which financial statements have been delivered pursuant to Section 6.1, the Company is in compliance on a PRO FORMA basis with all covenants (including, without limitation, financial covenants) after giving effect to such Disposition as if it had been consummated on the first day of such period but without giving effect to the receipt of any proceeds that will be held by the qualified intermediary, (B) immediately before and after giving effect to each such Disposition, all the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (except those representations and warranties that speak only as of a different date) and no Default or Unmatured Default shall exist and (C) to the best of such officer's knowledge, there is no circumstance or event existing or reasonably likely to occur that could reasonably be expected to result in a Default existing at any time that assets will be held in a qualified intermediary in respect of such Disposition. In the event that the Leverage Ratio would be
5.5 to 1 or greater or the Senior Leverage Ratio would be 4.0 to 1 or greater, in each case on a PRO forma basis as so determined for such day and period, the maximum aggregate amount of assets that may be held in qualified intermediaries after giving effect to such Disposition shall be $100,000,000. In each case in which a

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

qualified intermediary is used, the Company shall have determined that such qualified intermediary is creditworthy and is capable of performing its obligations as a qualified intermediary.

     Section 6.14 SALE AND LEASEBACK. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; PROVIDED; that the Company and the Subsidiaries may enter into such transactions with respect to property with a book value at the time or times of transfer not in excess of $10,000,000 in the aggregate.

     Section 6.15 INVESTMENTS AND ACQUISITIONS. The Company will not, nor will it permit any of its Subsidiaries to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, the Company or its Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any interest in any Person, except for:

          (i) Permitted Acquisitions which may be consummated without violating any of the other terms hereof, provided that the Administrative Agent for the benefit of the Agents and the Lenders has received a perfected first priority security interest in the stock of any Subsidiary so acquired or of any Subsidiary which shall be used to accomplish any such Acquisition as required pursuant to Section 2.17, provided further, however, that the Lenders agree that the Administrative Agent will not receive a security interest in such stock if and to the extent that such security interest in favor of the Administrative Agent would violate applicable law; and

          (ii) the following Investments:

               (a) Short-term obligations of, or fully guaranteed by, the United States of America.

               (b) Commercial paper or money market mutual funds rated A-1 or better by Standard and Poor's Ratings Group or P-1 or better by Moody's Investors Service, Inc. or the Dreyfus Cash Management Fund or the American Advantage Money Market Fund.

               (c) Demand deposit accounts maintained in the ordinary course of business at one or more of the Lenders or pursuant to an account agreement which shall be satisfactory to the Administrative Agent.

               (d) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000.

               (e) Loans and advances constituting Indebtedness of the Company or a Wholly-Owned Subsidiary permitted by the terms of Section 6.11(c), provided that, with respect to any such Indebtedness of a Wholly-Owned Subsidiary to the Company, such Indebtedness shall be evidenced by an Intercompany Demand Note or an Intercompany Acquisition Note which has been pledged and delivered to the Administrative Agent (duly endorsed in blank) pursuant to the Company Pledge Agreement.

               (f)  The Investments set forth on Schedule 6.15(f) hereto.

               (g) Additional Investments not exceeding, in the aggregate for the Company and its Subsidiaries, $100,000,000 at any one time outstanding, provided that no Default shall have occurred and be continuing at the time any such Investment pursuant to this Section 6.15(g) is made or would result therefrom, provided further that no such additional Investments shall be made in any Excluded Subsidiary or in the Parent, Z/C or any of their Affiliates (other than Subsidiaries of the Company which are not Excluded Subsidiaries).

     Section 6.16 GUARANTIES. The Company will not, nor will it permit any of its Subsidiaries to, make or suffer to exist any Guaranty (including, without limitation, any Guaranty of the obligations of a Subsidiary of the Company), except (a) Guaranties arising under the Collateral Documents, (b) those Guaranties identified on Schedule 6.11(e), (c) Guaranties of obligations of Subsidiaries of the Company to the extent that the obligations guaranteed thereby do not constitute Indebtedness and the obligations so guaranteed are permitted to be incurred by such Subsidiary hereunder and
(d) Guaranties permitted under Sections 6.11(b), 6.11(f) and 6.11(g).

     Section 6.17 LIENS. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on any of the property or assets of the Company or any of its Subsidiaries, except:

          (a) Liens for taxes, assessments or governmental charges or levies on its property and assets if the same shall not, at the time, be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted and with respect to which the Company or such Subsidiary is maintaining adequate reserves in accordance with Generally Accepted Accounting Principles.

          (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or are being contested in good faith and by appropriate proceedings diligently conducted and with respect to which the Company or such Subsidiary is maintaining adequate reserves in accordance with Generally Accepted Accounting Principles.

          (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation and deposits made in the ordinary course of business to secure obligations to public utilities and under leases and contracts (other than contracts for Indebtedness).

          (d) Restrictions, reservations, encroachments, easements, exceptions, rights-of-way, covenants, conditions and such other title exceptions, encumbrances or charges against real property which do not in any material way affect the business of the Company or its Subsidiaries taken as a whole.

          (e) Attachments, judgments and other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings diligently conducted.

          (f) Liens in favor of the Administrative Agent and the Lenders created pursuant to the Collateral Documents.

          (g)  Liens granted to secure the Indebtedness permitted by
Section 6.11(d) or (f), provided that no such Lien shall extend to any property other than the property purchased concurrently with the incurrence of such Indebtedness.

          (h) Liens arising or deemed to arise in connection with sale and lease-back transactions permitted under Section 6.14.

          (i) Without duplication, other Liens securing obligations otherwise permitted under Section 6.11 in an aggregate amount not to exceed $3,500,000.

     Section 6.18 RECEIVABLES. The Company will not, nor will it permit any of its Subsidiaries to, sell, discount (except to the obligor thereof in the ordinary course of business) or otherwise dispose of any Receivables or any interest therein, with or without recourse, other than (i) Receivables that are sold as part of a Permitted Receivables Sale and (ii) Receivables generated by a Radio Station or a Television Station which are sold to a purchaser of such Radio Station or such Television Station, respectively.

     Section 6.19 [Intentionally Deleted]

     Section 6.20  AFFILIATES.  Except for transactions described in Schedule
6.20 hereto, the Company will not, and will not permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any property or service), with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm's-length transaction and except that the Company and its Subsidiaries may enter into tax sharing arrangements with the Parent pursuant to which the Company and its Subsidiaries may make payments to the Parent with respect to the Company's federal, state, or local income or franchise tax liabilities where the Company is included in a consolidated, unitary or combined return filed by the Parent pursuant to an agreement in form and substance acceptable to the Agents; provided that the aggregate amount of payments made by the Company and its Subsidiaries pursuant to any such agreement shall not exceed the hypothetical stand-alone liability of the Company and its Subsidiaries for such taxes (determined as if the Company and its Subsidiaries were a separate consolidated, unitary or combined group).

     Section 6.21 MANAGEMENT FEES. The Company will not, nor will it permit any of its Subsidiaries to, pay or become obligated to pay, any management or other similar fee to Z/C, any of its Affiliates or the Parent other than an annual management fee ("Annual Management Fee") payable each calendar year, in a maximum amount equal to $2,000,000 (such amount to exclude the original issue discount on the Liquid Yield Option Notes for such calendar year).

     Section 6.22 INTEREST RATE PROTECTION, ETC. (a) At any time when the one-month Eurodollar Base Rate or the five-year treasury rate equals or exceeds 8.00% per annum, the Company shall enter into (to the extent it has not already done so) interest rate protection agreements (each, a "Rate Hedging Agreement") with one or more financial institutions (provided that such financial institution or financial institutions are offering terms and conditions generally available within the applicable market at such time), which Rate Hedging Agreements, when taken together and when added to the sum of the principal amount of the Company's Senior Subordinated Debt and any of the Company's fixed rate Subordinated Debt as allowed pursuant to Section 6.11(g), shall have an aggregate notional principal amount at least equal to 50% of the aggregate principal amount of the Term Loans under this Agreement, the Company's Senior Subordinated Debt and any of the Company's fixed rate Subordinated Debt as allowed pursuant to Section 6.11(g) on the date of such agreement (the "Hedged Amount") pursuant to which the effective interest rate (inclusive of all fees and costs related to the Rate Hedging Agreements) payable by the Company with respect to such Hedged Amount will be fixed or capped at a rate no greater than 8.00% per annum plus the Applicable Margin for a period ending not earlier than the third anniversary of the first date on which such interest rate equals or exceeds 8.00% per annum. All obligations by the Company to any Lender (or an Affiliate thereof) under any Rate Hedging Agreement shall be secured by the Collateral, PARI PASSU, with the Obligations under the Loan Documents and shall be guaranteed pursuant to the Parent Guaranty and the Subsidiary Guaranty.

          (b) Neither the Company nor any of its Subsidiaries shall enter into or become liable (directly or indirectly, absolutely or contingently) in any way under or with respect to any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) or any currency swaps or similar agreements except as required under
Section 6.22(a) and except for such other interest rate protection agreements entered into by the Company (provided that any such agreements shall not be speculative in nature) with an aggregate notional principal amount, when combined with the notional principal amount of any Rate Hedging Agreements then maintained pursuant to Section 6.22(a), not in excess of the outstanding principal amount of the Loans at such time.

     Section 6.23 CERTAIN AGREEMENTS. The Company shall not, and shall not permit any of its Subsidiaries to, enter into, assume or otherwise become liable under any agreement (other than the Loan Documents) which restricts the ability of the Company or any of its Subsidiaries to (a) enter into amendments, modifications or waivers of the Loan Documents, (b) sell, transfer or otherwise dispose of its assets, (c) create, incur, assume or suffer to exist any Lien upon any of its property, (d) create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness or (e) make any Restricted Payment, provided that (i) Capital Leases or agreements governing purchase money Indebtedness which contain restrictions of the types referred to in clauses (b) or (c) with respect to the property covered thereby and contracts entered into the ordinary course of business which contain standard non-assignment clauses shall be permitted and (ii) restrictions of the types referred to in clauses (b) through (e) in the Senior Subordinated Debt Indentures and in any indenture pursuant to which additional Subordinated Debt is issued as contemplated by Section 6.11(g) shall be permitted.

     Section 6.24 FISCAL YEAR; FISCAL QUARTER. The Company shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or any of its fiscal quarters.

     Section 6.25 AMENDMENT TO OTHER AGREEMENTS. The Company shall not, and shall cause its Subsidiaries not to, amend, modify or waive any provision of any Intercompany Demand Notes or any Intercompany Acquisition Notes without the prior written consent of the Administrative Agent on behalf of the Required Lenders. The Company shall not, and shall cause its Subsidiaries not to, amend, restate or otherwise modify or waive any provision of any of the Senior Subordinated Debt Indentures, any other instrument, document or agreement executed in connection with any Subordinated Debt without the prior written consent of the Administrative Agent and the Required Lenders, except, with the consent of the

Administrative Agent (such consent not to be unreasonably withheld), for changes to cure an ambiguity or inconsistency in any such document.

     Section 6.26 SUBSIDIARY OPERATIONS. The Company will not, nor will it permit any of its Subsidiaries to, activate, make any further Investment in or contribute any assets to an Excluded Subsidiary and the Company will not permit any Excluded Subsidiary to incur any Indebtedness or other obligations other than Indebtedness to the Company existing on the Original Closing Date.

     Section 6.27 FCC LICENSES. Neither the Company nor any Excluded Subsidiary shall obtain or hold, or be licensee under, any FCC Broadcast Station License.

     Section 6.28 [Intentionally Deleted]

     Section 6.29 COLLATERAL ASSIGNMENT. The Company shall, and shall cause each of its Subsidiaries to, enter into and deliver to the Administrative Agent a Collateral Assignment for each Joint Sales Agreement and each Local Marketing Agreement to which the Company or any of its Subsidiaries is a party as soon as practicable, but in any event within thirty days, after such party enters into any such Joint Sales Agreement or Local Marketing Agreement, respectively, duly acknowledged by the other party or parties thereto, together with any Uniform Commercial Code filings required in connection therewith; PROVIDED, HOWEVER, such Collateral Assignment shall not be required if the Company or any of its Subsidiaries, as applicable, has (i) taken steps to acquire the other party to any such Joint Sales Agreement or Local Marketing Agreement through a Permitted Acquisition and (ii) such Acquisition occurs within 365 days of the execution of the Joint Sales Agreement or Local Marketing Agreement.

     Section 6.30 ACQUISITIONS AND GUARANTEES BY PARENT. Notwithstanding anything contained herein or in any other Loan Document, the Parent is expressly permitted (i) to acquire assets directly or have an entity merge into it, provided the Parent immediately transfers such assets or the assets of the entity so merged into it to the Company or any of its Wholly-Owned Subsidiaries and (ii) to Guaranty any obligation of the Company or any of its Wholly-Owned Subsidiaries, provided the Company or such Subsidiary is permitted to incur such obligation under the terms of this Agreement and, in the case of any Guaranty of Indebtedness, that such Guaranty has the same ranking with respect to the Parent Guaranty as such Indebtedness has with respect to the obligations of the Company or such Subsidiary in respect of the Loans.


                                   Article VII

                                    DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     Section 7.1 BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made or deemed made by or on behalf of the Parent, the Company or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false or misleading on the date as of which made or deemed made.

     Section 7.2 FAILURE TO MAKE PAYMENTS. (a) Nonpayment of principal of any Loan when due.

             (b) Nonpayment of interest upon any Loan or of any fees or other obligations under any of the Loan Documents within three Business Days after the same becomes due.

     Section 7.3 BREACH OF CERTAIN COVENANTS. The Company shall default in the due performance or observance of any term, covenant or agreement contained in
(a) Section 6.2 (other than Section 6.2(a)) and such default shall continue unremedied for a period of 15 days or (b) Section 6.1, 6.4, 6.5, 6.6, 6.7 or 6.8 or the last sentence of Section 6.9 and such default shall continue unremedied for a period of 30 days.

     Section 7.4 OTHER DEFAULTS. The breach by the Company (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement.

     Section 7.5 DEFAULT UNDER OTHER AGREEMENTS. Failure of the Parent, the Company or any of its Subsidiaries to pay any Indebtedness (other than the Obligations) in excess of $5,000,000 in the aggregate when due; or the default by the Parent, the Company or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness (other than the Obligations) was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled or contractually provided for payment (other than pursuant to an acceleration or similar clause)) prior to the stated maturity thereof; or there shall occur any default, event of default or other analogous event entitling any person other than the Company or any Subsidiary to accelerate any indebtedness, or terminate the purchase of Receivables, under a Permitted Receivables Sale or under another sale of Receivables transaction under which the aggregate amount of uncollected Receivables held by the applicable purchaser exceeds $5,000,000.

     Section 7.6 BANKRUPTCY, ETC. The Parent, the Company or any its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal Bankruptcy Code, (b) not pay, or admit in writing its inability to pay, its debts generally as they come due, (c) make an assignment for the benefit of creditors, (d) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (e) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it,
(f) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (g) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     Section 7.7 APPOINTMENT OF RECEIVER. Without the application, approval or consent of the Company or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent, the Company or any of its Subsidiaries or any substantial part of its property, or a proceeding described in Section 7.6(e) shall be instituted against the Parent, the Company or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

     Section 7.8 CONDEMNATION, ETC. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the assets of the Parent, the Company or any of its Subsidiaries. For purposes of this Section 7.8, "substantial portion" means assets (valued at the higher of book or fair market value) having a value in excess of 10% of the consolidated assets of the Company and its Subsidiaries.

     Section 7.9 JUDGMENTS. The Parent, the Company or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $10,000,000, which is not stayed on appeal or otherwise being appropriately and diligently contested in good faith by appropriate proceedings, unless the payment of all such amounts in excess of $10,000,000 is fully insured by a financially responsible insurance company.

     Section 7.10 ERISA. (a) With respect to any Plan, a Reportable Event shall have occurred which is reasonably likely to result in the Company or an ERISA Affiliate being obligated to make aggregate payments in excess of $4,000,000 (whether or not to the Plan); or

          (b) The PBGC, the Company, any ERISA Affiliate or any other Person shall have initiated steps to terminate a Plan, or to have a trustee appointed for a Plan under Section 4042 of ERISA, if as the result of such appointment or termination, the Company or any ERISA Affiliate is reasonably likely to be required to make a contribution to such Plan, or to incur liability or obligation to such Plan, or the PBGC, in excess of $4,000,000; or

          (c) The Company or any ERISA Affiliate shall have incurred liability as the result of a termination, reorganization or withdrawal from a Multiemployer Plan, if as the result of such withdrawal, termination or reorganization the Company or any ERISA Affiliate incurs a liability to such Multiemployer Plan in excess of $4,000,000, which liability is not paid when required by applicable law (unless it is being appropriately and diligently contested in good faith by appropriate Proceedings); or

          (d) The Company or any ERISA Affiliate shall have received any notice from the PBGC and such notice shall either demand payment from the Company or any ERISA Affiliate or shall suggest or indicate that the PBGC may initiate an administrative or judicial action against the Company or any ERISA Affiliate with respect to Unfunded Liabilities in excess of $4,000,000 of any Plan, or the

PBGC shall have initiated an administrative or judicial action with respect to Unfunded Liabilities in excess of $4,000,000 of any Plan.

     Section 7.11 DEFAULT UNDER LOAN DOCUMENTS. The occurrence of any "default", as defined in any Loan Document (other than this Agreement), or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

     Section 7.12 GUARANTEES. Any obligation of any Subsidiary of the Company under the Subsidiary Guaranty shall fail to remain in full force and effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any obligation of any Subsidiary of the Company under the Subsidiary Guaranty, or any Subsidiary of the Company denies that it has any further liability under any Subsidiary Guaranty to which it is a party, or gives notice to such effect unless such Subsidiary has been sold in a stock sale transaction in accordance with the terms hereof. Any obligation of the Parent under the Parent Guaranty shall fail to remain in full force and effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any obligation of the Parent under the Parent Guaranty, or the Parent denies that it has any further liability under the Parent Guaranty, or gives notice to such effect.

     Section 7.13 COLLATERAL DOCUMENTS. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms hereof or of such Collateral Document, or shall fail to remain in full force and effect, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

     Section 7.14 LICENSES. (a) Any license, authorization, consent or permit necessary for the ownership or essential for the operation of any of the Radio Stations or Television Stations by the Company or any of its Subsidiaries (a "License") shall expire, and on or prior to such expiration, the same shall not have been or be in the process of being renewed or replaced by another license, authorization, consent or permit authorizing substantially the same operations of the Radio Stations or Television Stations by the Company or any of its Subsidiaries; or

          (b) (i) any License (A) shall be canceled, revoked, terminated, rescinded, annulled, suspended or modified in a materially adverse respect, or
(B) shall no longer be in full force and effect and shall not be in the process of renewal or replacement or (ii) the grant or the effectiveness of any such License shall have been stayed, vacated, reversed or set aside, and, in each case, such action shall be no longer subject to further administrative or judicial review; or

          (c) in any renewal or revocation proceeding involving any license necessary for the ownership or essential for the operation of any of the Radio Stations or Television Stations, any administrative law judge of the FCC (or successor to the functions of an administrative law judge of the FCC) shall have issued an initial decision to the effect that the Company or any of its Subsidiaries lacks the qualifications to hold any FCC broadcast license, and such initial decision shall not have been timely appealed or shall otherwise have become an order that is final and no longer subject to further administrative or judicial review or such administrative law judge shall issue a favorable determination on such matters, which determination shall subsequently be reversed on appeal;

PROVIDED, HOWEVER that none of the foregoing events described in this
Section 7.14 shall constitute a Default if, assuming final non-appealable loss by the Company or any of its Subsidiaries of any such license at the conclusion of all legal proceedings incident thereto, such loss would, individually or in the aggregate with any such other losses after the Original Closing Date, not result in the loss of a License or Licenses for Radio Stations or Television Stations which generate in the aggregate in excess of 10% of the Broadcast Cash Flow of the Company and its Subsidiaries on a consolidated basis, provided that such percentage shall be calculated for the four-quarter period ended immediately prior to the date on which any such loss of a License or Licenses occurs and each such quarterly calculation shall be aggregated with all such other percentage calculations with respect to any other Licenses lost from and after the Original Closing Date.

     Section 7.15 LIENS. Any Person shall take any action to enforce, foreclose upon or take similar action with respect to any Lien (whether or not permitted by the terms of this Agreement) on any material item or amount of Collateral or on any material asset of the Parent, the Company or its Subsidiaries.

     Section 7.16 CHANGE OF CONTROL. If (a) the Parent shall cease to own, free and clear of all Liens except as contemplated by the Parent Pledge Agreement, 100% of the issued and outstanding capital stock of the Company, (b) so long as any Subordinated Debt remains outstanding, any event or condition exists or arises which constitutes a "Change of Control" under any such Subordinated Debt,
(c) so long as any Liquid Yield Option Notes remain outstanding, any event or condition exists or arises which constitutes a "Change of Control" as defined in the Liquid Yield Option Notes Indenture or (d) Zell or Z/C shall at any time fail to have its designees constitute at least 30% in number of the members of the Parent's board of directors.

     Section 7.17 PREPAYMENT OR REDEMPTION WITH RESPECT TO CERTAIN INDEBTEDNESS. If (a) the Parent shall become obligated to make an offer or otherwise makes an offer to purchase or to redeem any Liquid Yield Option Notes or any portion thereof in cash prior to the maturity thereof (except for obligations in connection with any cash payments due with respect to any fractional shares of Common Stock of the Parent) for any reason or (b) the Company shall become obligated to make an offer to purchase or to redeem any Senior Subordinated Debt or any other Subordinated Debt or any portion thereof prior to the maturity thereof or the Parent or any Subsidiary of the Company shall become obligated with respect thereto.

     Section 7.18 Intentionally Deleted


                                  Article VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     Section 8.1 ACCELERATION. If any Default described in Section 7.6 or 7.7 shall occur with respect to the Company or the Parent, all the Commitments and the obligation of the Lenders to make Loans hereunder shall automatically and immediately terminate and the unpaid principal amount of the Loans and all of the other Obligations shall automatically and immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender and without presentment, demand, protest or notice or any other requirement of any kind, all of which the Company hereby expressly waives. If any other Default shall occur and be continuing, upon the direction of the Required Lenders the Administrative Agent shall, (i) declare that all the Commitments are terminated, whereupon all the Commitments and the obligation of the Lenders to make Loans hereunder shall be immediately terminated and
(ii) declare the unpaid principal amount of the Loans and the other Obligations to be due and payable, whereupon the same shall immediately be and become due and payable, without, presentment, demand, protest or notice or any other requirement of any kind, all of which the Company hereby expressly waives. If any Default shall occur and be continuing, upon direction of the Required Lenders, the Administrative Agent shall require the Company to Cash Collateralize the Letters of Credit in an amount equal to the maximum aggregate amount that is, or at any time thereafter may become, available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present the drafts or other documents required to draw under such Letters of Credit).

     Section 8.2 AMENDMENTS. Subject to the provisions of this Article VIII and except as otherwise provided in any Loan Document, amendments or agreements supplemental hereto and thereto may be entered into for the purpose of adding or modifying any provisions of this Agreement or any of the other Loan Documents or changing in any manner the rights of the Lenders or the Parent, the Company or any of its Subsidiaries hereunder or thereunder or waiving any Default hereunder or thereunder ("Amendments"), under the terms and in the manner set forth below:

          (a) With respect to Amendments that forgive or reduce principal or interest or reduce the interest rate payable with respect to any Loan or Obligation or postpone any date fixed for any regularly-scheduled payment (other than with respect to prepayments under clauses (b) through (e) of Section 2.8) of principal of, or interest on, any such Loan or Obligation, postpone any Revolving Loan Commitment Reduction Date or any Term Loan Payment Date, increase the amount of the Aggregate Revolving Loan Commitment, the aggregate amount of the Term Loan Commitments, postpone the Revolving Loan Termination Date, the Term Loan Maturity Date, reduce any Revolving Loan Commitment Reduction Amount, change the definition of Leverage Ratio (to the extent that the same would affect the Applicable Margin) or amend or waive Section 2.4 (or amend the definition of any of the terms used in such Section to the extent that the same would affect the Applicable Margin), amend or waive Section 12.1 hereof or waive the payment of or reduce or defer any fees payable to the Lenders hereunder, consent to or permit the assignment or transfer by the Parent, the Company or any of its


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

Subsidiaries of any of its rights or obligations under any of the Loan Documents, amend or waive this Section 8.2, change the definition of "Amendment," reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement or any other Loan Document to act on specified matters or release any guarantor (except in connection with a Disposition permitted under Section 6.13 of a Wholly-Owned Subsidiary) or release all or any substantial portion of the Collateral from the Liens created by the Collateral Documents (except in connection with any Disposition permitted under Section 6.13 and as may otherwise be expressly contemplated in the Loan Documents) or indirectly achieve any of the foregoing by means of any amendment of the definition of "Revolving Loan Commitment Reduction Amount" or any amendment or waiver of Section 2.2(iii), or Section 2.8(a), all of the Lenders must approve such Amendments in writing; PROVIDED, that nothing contained in this Section 8.2(a) shall restrict the ability of the Required Lenders to make determinations provided in the definition of Operating Cash Flow;

          (b) With respect to Amendments that delay or reduce the amount of any mandatory prepayment or Revolving Loan Commitment Reduction Amount pursuant to any mandatory prepayment hereunder (other than as set forth in Section 8.2(a)), Lenders whose Pro Rata Shares in the aggregate are at least 66-2/3% must approve such Amendment in writing;

          (c) With respect to Amendments that (i)(A) modify the pro rata nature of prepayment requirements with respect to any of the Lenders under this Agreement, (B) modify the ratable sharing of prepayments or (C) modify the ratable sharing of proceeds from the Collateral among any of the Lenders under this Agreement and (ii) adversely affect Lenders holding any class of Loans, Lenders holding such class of Loans representing not less than 51% of the aggregate amount of such class of Loans must approve such Amendments in writing;

          (d) [Intentionally Deleted]

          (e) With respect to any other Amendment, the Lenders then constituting the Required Lenders must approve such Amendment in writing.

     No amendment of any provision of this Agreement or any other Loan Document relating to any Agent shall be effective without the written consent of such Agent including, without limitation, any provision of Article X.

     Section 8.3 PRESERVATION OF RIGHTS. No delay or omission of the Lenders, the Issuing Banks or the Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude any other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Company, the Parent, its Subsidiary(ies) party thereto and the Agents and by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents, the Issuing Banks and the Lenders until the Obligations have been paid in full.

                                   Article IX

                               GENERAL PROVISIONS

     Section 9.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Company contained in this Agreement shall survive delivery of this Agreement and shall continue in full force and effect until the Obligations have been paid in full.

     Section 9.2 GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, no Lender or Issuing Bank shall be obligated to extend credit to the Company in violation of any or provided by any applicable statute or regulation.

     Section 9.3 TAXES. Any stamp, documentary and similar taxes and taxes in connection with the execution, delivery, filing or recordation of any of the Loan Documents shall be paid by the Company.

     Section 9.4 HEADINGS. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     Section 9.5 ENTIRE AGREEMENT. The Loan Documents embody the entire agreement and understanding among the Company, its Subsidiaries, the Parent, the Agents, the Issuing Banks and the Lenders and supersede all prior agreements and understandings among the Company, its Subsidiaries, the Parent, the Agents, the Issuing Banks and the Lenders relating to the subject matter thereof.

     Section 9.6 SEVERAL OBLIGATIONS. The respective obligations of the Lenders and the Issuing Banks hereunder are several and not joint and no Lender or Issuing Bank shall be the partner or agent of any other (except to the extent to which the Agents are authorized to act as such). The failure of any Lender or Issuing Bank to perform any of its obligations hereunder shall not relieve any other Lender or Issuing Bank from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     Section 9.7  EXPENSES, INDEMNIFICATION.  The Company shall reimburse
(i) each Agent for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for such Agent, which attorneys may be employees of such Agent) paid or incurred by such Agent in connection with the negotiation, documentation, preparation, review, execution, delivery, amendment, modification and administration of this Agreement and the other Loan Documents (including without limitation, reasonable costs and out-of-pocket expenses incurred in connection with post-closing UCC searches and the analysis thereof) or any other documents reasonably required to be reviewed or prepared in connection herewith or therewith and all out-of-pocket expenses incurred by such Agent in connection with the taking and perfection of Liens on the Collateral (including, without limitation, title and lien searches, surveys, title commitment and insurance costs, filing fees and documentary, stamp, filing and similar taxes and corporate search fees),
(ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit, (iii) each Agent, each of the Lenders and each Issuing Bank for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for each Agent and the Lenders and the Issuing Banks, which attorneys may be employees of any Agent or any Lender or any Issuing Bank) paid or incurred by any Agent or any Lender or any Issuing Bank in connection with the collection and enforcement or amendment or modification of the Loan Documents or any restructuring in respect of the Obligations or the Loans made or Letters of Credit issued hereunder and any Agent or any Lender or any Issuing Bank for any cost and expense of obtaining any appraisals in respect of the assets of the Company or any of its Subsidiaries, to the extent any Lender or any Issuing Bank determines that such appraisals are required by any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1969, and any rules promulgated to implement such provisions. The Company further agrees to indemnify each Agent, each Lender and each Issuing Bank, and their respective directors, trustees, officers, attorneys, agents, and employees for, and hold each of them harmless against, all losses, claims (including, without limitation, all Environmental Claims), damages, penalties, judgments, liabilities, actions, proceedings, costs and expenses (including, without limitation, all attorneys' fees and legal expenses incurred by any of them and other expenses of litigation or preparation therefor whether or not any suit or proceeding is brought or, if so, whether or not any Agent or any Lender or any Issuing Bank is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby (including, without limitation, the transactions occurring on or prior to the Effectiveness Date) or any act, event or omission related hereto or thereto or the direct or indirect application or proposed application of any Letter of Credit or the proceeds of any Loan hereunder; PROVIDED, HOWEVER, that no such Agent, Lender, Issuing Bank, director, trustee, officer, attorney, agent or employee shall have a right to be indemnified or held harmless hereunder for its own gross negligence or willful misconduct as finally determined in a judgment of a court of competent jurisdiction. The obligations of the Company under this Section shall survive the repayment of the Obligations and the termination of this Agreement.

     Section 9.8 NUMBERS OF DOCUMENTS. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders and Issuing Banks.

     Section 9.9 ACCOUNTING. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Company and all of its Subsidiaries, including those Subsidiaries,


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

if any, which are unconsolidated on the Parent's audited financial statements. In the event that Generally Accepted Accounting Principles change after the Original Closing Date in any manner that would cause the result of the calculation of any financial ratio under Agreement Accounting Principles pursuant to Section 6.3 to be materially different than the result that would have been obtained had Generally Accepted Accounting Principles been applied in such calculation, the Company, the Agents and the Lenders hereby agree to negotiate in good faith to amend this Agreement to accommodate the Company's desire not to maintain two sets of financial records.

     Section 9.10 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     Section 9.11 NON-LIABILITY OF LENDER. The relationship between the Company and the Lenders and the Agents shall be solely that of borrower and lender. None of any Agent, any Issuing Bank or any Lender shall have any fiduciary responsibilities to the Company. None of any Agent, any Issuing Bank or any Lender undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company's business or operations.

     Section 9.12 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     Section 9.13 CONSENT TO JURISDICTION. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR LENDER TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION. THE COMPANY WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND, AS ADDITIONAL SECURITY FOR THE OBLIGATIONS, IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, WHOSE ADDRESS IS 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT.

     Section 9.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been exhibited by the Company, the Agents, the Issuing Banks and the Lenders and the Company, each Agent, each Issuing Bank and each Lender have delivered to the Administrative Agent executed counterpart signature pages hereto or a facsimile of such executed counterpart signature page.

     Section 9.15 LIMITATION OF RIGHTS. Notwithstanding any other provision of this Agreement, any foreclosure on, sale, transfer or other disposition of, or the exercise of any right to vote or consent with respect to, any of the collateral purported to be covered by any Collateral Document as provided herein or in any Collateral Document or any other action taken or proposed to be taken by any Agent, any Issuing Bank or any Lender hereunder or thereunder which would affect the operational, voting, or other control of the Parent, the Company or any of its Subsidiaries, shall be pursuant to Section 310 of the Communications Act and to the applicable rules and regulations thereunder and, if and to the extent required thereby, subject to the prior consent of the FCC.

     Section 9.16 LIMITATION OF LIABILITY. No claim may be made by the Parent, the Company, any of its Subsidiaries or any other Person against any Agent, any Issuing Bank or any Lender or the Affiliates, directors, trustees, officers, employees, attorneys or agent of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other transactions (including, without limitation, any transactions occurring on or prior to the Effectiveness Date), or any act, omission or event occurring in connection therewith; and the Company

(for itself and each of its Subsidiaries) hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor and the Company (for itself, the Parent, and each of its Subsidiaries) agrees to notify each Agent, each Issuing Bank and each Lender, as applicable, of any such claim promptly upon learning of any such claim.

     Section 9.17 DESIGNATION OF OBLIGATIONS AS SENIOR DEBT. The Obligations are hereby expressly designated "Senior Debt" under, pursuant to and as such term is defined in each of the Senior Subordinated Debt Indentures, for the purpose of making the Obligations senior in right of payment to the Senior Subordinated Debt and any Guarantee with respect thereto.


                                    Article X

                                   THE AGENTS

     Section 10.1 APPOINTMENT. The Chase Manhattan Bank is hereby appointed as Administrative Agent hereunder and under the other Loan Documents, and each of the Lenders and each of the other Agents authorizes the Administrative Agent to act as the agent of such Lender and such Agents. Banque Paribas is hereby appointed as Documentation Agent hereunder and under the other Loan Documents, and each of the Lenders and each of the other Agents authorizes the Documentation Agent to act as the documentation agent of such Lender and such Agents. Bank of America is hereby appointed as Syndication Agent hereunder and under the other Loan Documents, and each of the Lenders and each of the other Agents authorizes the Syndication Agent to act as the syndication agent of such Lender and such Agents. Each Agent agrees to act as such upon the express conditions contained in this Article X and the other Loan Documents. Each of the Lenders authorizes the Administrative Agent to execute each of the Collateral Documents and the financing statements and other documents and instruments related thereto on behalf of such Lender (the terms of which shall be binding on such Lender). No Agent shall have a fiduciary relationship in respect of any Lender by reason of this Agreement or any other Loan Document.

     Section 10.2 POWERS. Each Agent shall have and may exercise such Powers hereunder and under the other Loan Documents as are specifically delegated to such Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. No Agent shall have any duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any other Loan Documents except any action specifically provided by this Agreement or such other Loan Document to be taken by such Agent. No Co-Agent or Lead Manager shall have any rights or obligations under the Loan Documents except in its capacity as a Lender.

     Section 10.3 GENERAL IMMUNITY. Neither any Agent nor any of their respective directors, officers, agents, attorneys or employees shall be liable to the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct as finally determined in a judgment of a court of competent jurisdiction.

     Section 10.4 NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. No Agent shall be responsible to the Lenders for any recitals, reports, statements, warranties or representations herein or in any other Loan Document or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Loan Document.

     Section 10.5 ACTION ON INSTRUCTIONS OF LENDERS. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under the other Loan Documents in accordance with written instructions signed by the Required Lenders, or, if applicable, the Lenders required pursuant to
Article VIII hereof, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

     Section 10.6 EMPLOYMENT OF AGENTS AND COUNSEL. Each Agent may execute any of its duties as the applicable Agent hereunder or under the other Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency created hereby and by the other Loan Documents and its duties hereunder and thereunder.

     Section 10.7 RELIANCE ON DOCUMENTS; COUNSEL. Each Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect of legal matters, upon the advice or opinion of counsel selected by such Agent which counsel may be employees of such Agent.

     Section 10.8 AGENT'S REIMBURSEMENT AND INDEMNIFICATION. Each Lender agrees to reimburse and indemnify each Agent for its Pro Rata Share (i) of any amounts not reimbursed by the Company or any of its Subsidiaries for which such Agent is entitled to reimbursement by the Company or any of its Subsidiaries under the Loan Documents, (ii) of any other expenses incurred by such Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) of any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other document delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby by the enforcement of any of the terms hereof or of any other Loan Document or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of any Agent or as finally determined in a final judgment of a court of competent jurisdiction.

     Section 10.9 RIGHTS AS A LENDER. With respect to the Loans made or Letters of Credit issued by it and the other Obligations owing to it, each Agent shall have the same rights and powers hereunder as any Lender or Issuing Bank and may exercise the same as though it were not such Agent and the term "Lender", "Lenders", "Issuing Bank" or "Issuing Banks" shall, unless the context otherwise indicates, include each Agent in its individual capacity. Each Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, the Parent, the Company or any of its Subsidiaries as if it were not an Agent.

     Section 10.10 LENDER DECISIONS. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or Issuing Bank and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender or Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     Section 10.11 SUCCESSOR AGENT. Any Agent may resign at any time by giving ten (10) days prior written notice thereof to the Lenders and the Company, effective upon the expiration of such ten (10) days, and any Agent may be removed at any time with or without cause by written notice received by such Agent from the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint on behalf of the Lenders a successor Agent which successor Agent shall, absent the occurrence and continuance of a Default or Unmatured Default, be consented to by the Company (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within ten (10) days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint on behalf of the Lenders a successor Agent which successor Agent shall, absent the occurrence and continuance of a Default or Unmatured Default, be acceptable to the Company. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from any further duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

     Section 10.12 COLLATERAL RELEASES. Provided that no Default or Unmatured Default shall exist, the Company and its Subsidiaries may from time to time sell or otherwise dispose of certain of the Collateral as permitted by the terms of
Section 6.13 (subject to compliance by the Company and its Subsidiaries with Section 2.8) and, upon the written request of the Company, the Administrative Agent shall at the Company's expense release the security interest of the Administrative Agent in the Collateral which is to be sold or otherwise disposed of by the Company or any such Subsidiary in accordance with the terms of
Section 6.13. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Company or any of its Subsidiaries any such agreements, documents or instruments as shall be necessary or appropriate to effect any such release and any other releases of Collateral which shall have been approved by the Lenders in writing, in accordance with Section 8.2.


                                   Article XI

                            SETOFF; RATABLE PAYMENTS

     Section 11.1 SETOFF. In addition to, and without limitation of any rights of the Lenders under applicable law, if the Company becomes insolvent, however evidenced, or any Default shall occur and be continuing, any indebtedness from any Lender to the Company (including all account balances), whether provisional or final and whether or not collected or available may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

     Section 11.2 RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation in the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action as shall be necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                   Article XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     Section 12.1 SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Company, the Agents, the Issuing Banks and the Lenders and their respective successors and assigns, except that the Parent, the Company and its Subsidiaries shall not have the right to assign its rights or delegate its duties or obligations under the Loan Documents, and any assignment by any Lender must be made in compliance with
Section 12.3. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is a Lender, shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

     Section 12.2  PARTICIPATIONS.

     12.2.1. PERMITTED PARTICIPANTS; EFFECT. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan made by such Lender or any other interest of such Lender under the Loan Documents, provided that any such Participant shall agree in writing to be bound by Sections 12.4 and 12.5. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the Lender in respect of such interests for all purposes under the Loan Documents, and the Company and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents, provided that such Lender shall provide notice to the Company of such sale to a Participant which is not an Affiliate of such selling Lender, a Lender or an Affiliate thereof following any such sale and such Lender shall comply with Sections 12.4 and 12.5 with respect to confidential information.

     12.2.2. VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Obligation in which such Participant has an interest which postpones any date fixed for any regularly-scheduled payment of principal (including a Revolving Loan Commitment Reduction Date) or postpones the final maturity of any of the Loans, forgives principal or interest or reduces the interest rate payable with respect to any such Loan or Obligation, releases any guarantor of any such Loan or Obligation or releases all or substantially all of the Collateral securing any such Loan or Obligation.

     12.2.3. BENEFIT OF SETOFF AND INDEMNITIES. The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in


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

amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, except to the extent such Participant has exercised its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, in accordance with Section 11.2 as if each Participant were a Lender. The Company also agrees that each Participant shall be entitled to the benefits of Sections 3.1 and 3.2 with respect to its participation; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     Section 12.3  ASSIGNMENTS.

     12.3.1 PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time, assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents; PROVIDED that any partial assignment of any Lender's rights and obligation hereunder shall be either for all of such Lender's rights and obligations under the Loan Documents or shall be in a minimum principal amount of $5,000,000 of such Lender's Loans and/or Commitments and such Lender shall comply with Sections 12.4 and 12.5 with respect to confidential information. Such assignment (other than an assignment to the Federal Reserve Bank) shall be substantially in the form of Exhibit M hereto. The consent of the Administrative Agent and, unless a Default has occurred and is continuing, the consent of the Company (such consent of the Administrative Agent and the Company not to be unreasonably withheld), shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender, an Affiliate thereof or a Federal Reserve Bank. In addition, in the case of any assignment of any interest in any Revolving Loan Commitment or any Letter of Credit, the consent of each Issuing Bank (not to be unreasonably withheld) shall be required prior to such assignment becoming effective. Such consents shall be substantially in the form attached as Schedule I to Exhibit M (a "Notice of Assignment") hereto and shall not be unreasonably withheld or delayed.

     12.3.2 EFFECT; EFFECTIVE DATE. After delivery to the Administrative Agent of a Notice of Assignment with a copy to the Company, together with any consents required by Section 12.3.1, and payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and the other Loan Documents and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Company, the Lenders or the Administrative Agent shall be required to release the transferor Lender (and such transferor Lender shall be released) with respect to the percentage of the obligations assigned to such Purchaser. After the effective date of any assignment, the Administrative Agent shall provide notice thereof to the Company.

     12.3.3 TAX TREATMENT. If any interest in any Loan Document is transferred to any Transferee (other than a then-existing Lender) which is organized under the Laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender for the benefit of the transferor Lender, the Agents and the Company) that, under applicable law and treaties in effect at such time, no taxes will be required to be withheld by the Administrative Agent, the Company or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Lender, the Administrative Agent and the Company either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and an Internal Revenue Service Form W-8 or W-9 or successor appropriate forms wherein such Transferee claims exemption from United States back-up withholding tax) and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Company) to provide the transferor Lender, the Administrative Agent and the Company a new Form 4224 or Form 1001 or Form W-8 or W-9 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding and back-up withholding tax exemptions.

     Section 12.4 DISSEMINATION OF INFORMATION. The Company authorizes each Lender to disclose to any Participant, Purchaser, Interest Rate Hedge Provider, institution party to an agreement in respect of the transfer of economic risk of any Lender's obligations to the Company through the use of credit swaps or other such instruments or any other Person acquiring an interest in the obligations, any portion thereof or the Loan Documents by operation of law (each Transferee), and any prospective Transferee, any and all information in such Lender's possession concerning the creditworthiness of the Parent or the Company; provided that each Transferee and prospective Transferee agrees to be bound by Section 12.5; and provided further, that each Lender agrees to provide to the Company notice of the identity of such Transferee or prospective Transferee (other than a Transferee which is an Affiliate of a selling Lender, a Lender or an Affiliate of a Lender) at least four days prior to the delivery of an agreement with respect to confidentiality required by Section 12.5 to any Transferee or prospective Transferee.

     Section 12.5 CONFIDENTIALITY. Each Lender agrees to hold any information designated as confidential which it may receive from the Company pursuant to this Agreement in confidence, except for disclosure: (i) to other Lenders,
(ii) to legal counsel, accountants, and other professional advisors to such Lender, (iii) to regulatory officials, (iv) as required by law, regulation, legal process, or in connection with any legal proceeding, (v) information which has previously been made public and (vi) in connection with an actual or proposed sale, assignment, participation or other disposition or proposed disposition of such Lender's interests hereunder not prohibited by this Agreement (including, without limitation, a transfer of economic risk of any Lender's obligations to the Company through the use of credit swaps or other such instruments) provided that the assignee, proposed assignee, participant, proposed participant or other Transferee or proposed Transferee shall have agreed in a Writing delivered by such Lender to the Company to be bound by this
Section 12.5.


                                  Article XIII

                                     NOTICES

     Section 13.1 GIVING NOTICE. Any notice required or permitted to be given under this Agreement may be, and shall be deemed, given, if mailed, three days after the date when deposited in the United States mail, postage prepaid, or if by telegraph, when delivered to the appropriate office for transmission, charges prepaid, or if by personal delivery or by facsimile, when received, addressed to the Company (with copies to Gerald F. O'Connell, Jr., Graydon Head & Ritchey, 1900 Fifth Third Center, 511 Walnut Street, Cincinnati, Ohio 45202, provided, however, that the failure to provide any such copies shall not affect the validity or sufficiency of any such notice), the Lenders, the Agents or the Issuing Banks at the addresses indicated below their signatures to this Agreement with, in the case of any notice to the Administrative Agent, a copy thereof to The Loan and Agency Services Group, 8th floor, One Chase Manhattan Plaza, New York, New York 10081, Attention: Andrew Stasiw (fax: 212-552-5662) and to Chase Securities Inc., 10 South LaSalle Street, Chicago, Illinois 60603-1097, Attention: David Christopher (fax: 312-807-4077).

     Section 13.2 CHANGE OF ADDRESS. The Company, any Agent, any Issuing Bank and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                                   Article XIV

                              WAIVER OF JURY TRIAL

     THE COMPANY, EACH AGENT, ANY ISSUING BANK AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     IN WITNESS WHEREOF, the Company, the Lenders and the Agents have executed this Agreement as of the date first above written.


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

                                             JACOR COMMUNICATIONS COMPANY

                                             By
                                                --------------------------------
                                             Title
                                                  ------------------------------

                                             50 E. RiverCenter Blvd.
                                             12th Floor
                                             Covington, KY 41011
                                             Facsimile:  (606) 655-9348

                                             Attention:  R. Christopher Weber


                                             THE CHASE MANHATTAN BANK,
                                             Individually and as Administrative
                                             Agent and Issuing Bank

                                             By
                                                --------------------------------
                                             Title
                                                  ------------------------------


                                             THE CHASE MANHATTAN BANK
                                             Administrative Agent
                                             270 Park Avenue
                                             New York, New York 10017


                                             BANQUE PARIBAS,
                                             Individually and as Documentation
                                             Agent and Issuing Bank

                                             By
                                                --------------------------------
                                             Title
                                                  ------------------------------


                                             By
                                                --------------------------------
                                             Title
                                                  ------------------------------


                                             227 West Monroe Street
                                             Suite 3300
                                             Chicago, Illinois 60606
                                             Facsimile: (312) 853-6020
                                             Attention:  Karen Coons


                                             Banque Paribas, Media Group
                                             Equitable Tower
                                             787 7th Avenue
                                             32nd Floor
                                             New York, New York 10019
                                             Facsimile:  (212) 841-2369
                                             Attention:  Bill Schink
                                                         Sean Faherty

                                             BANK OF AMERICA NATIONAL TRUST AND
                                             SAVINGS ASSOCIATION (as successor
                                             by merger to Bank of America
                                             Illinois),
                                             Individually and as Syndication
                                             Agent and Issuing Bank

                                             By
                                                --------------------------------
                                             Title
                                                  ------------------------------

                                             231 South La Salle Street
                                             14th Floor
                                             Chicago, Illinois  60697
                                             Facsimile:  (312) 828-3555
                                             Attention:  Kevin Morrison


                                       60